Exhibit (d)
This description of KfW and the Federal Republic of Germany is dated May 16, 2007 and appears as Exhibit (d) to the Annual Report on Form 18-K of KfW for the fiscal year ended December 31, 2006.

     THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF KFW OR KFW INTERNATIONAL FINANCE INC. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
     In this description, references to “€”, “euro” or “EUR” are to the single European currency of the Member States of the European Union participating in the euro and references to “U.S. dollars”, “$” or “USD” are to United States dollars. See “The Federal Republic of Germany — Monetary and Financial System — Foreign Exchange Rates and Controls” for information regarding the rates of conversion of the euro into United States dollars for the period 2000 through 2004 and “The Federal Republic of Germany — General — The European Union and European Integration” for a discussion of the introduction of the euro.
     At May 15, 2007, the noon buying rate for cable transfers in New York City payable in euro was EUR 0.7351 per U.S. dollar ($1.3603 per euro).
     In this document, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The terms “KfW Bankengruppe” and “group” refer to KfW and its consolidated subsidiaries.
EXCHANGE RATE INFORMATION
     We file reports with the Securities and Exchange Commission giving financial and economic data expressed in euro.
     The following table shows the average noon buying rates for euro, expressed as U.S. dollars per €1.00, for the periods and dates indicated.

Year ended December 31,	Period end	Average (1)	High	Low
2002	1.0485	0.9495	1.0485	0.8594
2003	1.2597	1.1411	1.2597	1.0361
2004	1.3538	1.2478	1.3625	1.1801
2005	1.1842	1.2400	1.3476	1.1667
2006	1.3197	1.2661	1.3327	1.1860

Quarter ended March 31,	Period end	Average (1)	High	Low
2007	1.3374	1.3201	1.3374	1.2904

(1)	The average of the noon buying rates on the last business day of each month during the relevant period.
     No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into euro or U.S. dollars, as the case may be, at any particular rate.
     There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic of Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic of Germany must report to the Deustche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic of Germany if such payment exceeds EUR 12,500 (or the equivalent in a foreign currency).

RECENT DEVELOPMENTS
KfW
KfW’s Results for the Three Months Ended March 31, 2007
     The following information is based on unaudited financial information. This information is not necessarily indicative of the figures of KfW Bankengruppe for the full year ending December 31, 2007.
     For the three months ended March 31, 2007, the group’s total assets increased by 3%, or EUR 11.0 billion, to EUR 370.6 billion, compared with EUR 359.6 billion for the year ended December 31, 2006. The group’s income from current operations before risk provisions and valuations decreased by EUR 32 million to EUR 328 million for the first three months of 2007, compared with EUR 360 million for the first three months of 2006.
     Commitments
     The following table sets forth a breakdown by category of KfW’s commitments for loans, grants and guarantees during the first three months of 2007 as compared with the first three months of 2006.

	Three months
	ended March 31,
	2006	2007
	(EUR in billions)
Commitments(1)
Investment finance in the Federal Republic and elsewhere in Europe	14.1	17.9
KfW Mittelstandsbank (KfW SME Bank)	5.5	2.8
of which:
Loans	2.9	2.7
Guarantees and securitizations (2)	2.6	0.1
KfW Förderbank (KfW Promotional Bank)	8.6	15.0
of which:
Loans	8.6	10.4
Securitization commitments (3)	—	4.6
KfW IPEX-Bank	3.5	5.4
KfW Entwicklungsbank (KfW Development Bank)	0.2	0.4

Total	17.8	23.7

(1)	Commitments represent the volume of funds committed for loans and other business transactions in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Discrepancies in the totals are due to rounding.

(2)	Includes transactions under the PROMISE program and its variations, guarantees and the ABS-SME-Portfolio. There were no transactions under the PROMISE program in the first three months of 2007. Guarantees amounted to EUR 2.6 million in the first quarter of 2006 and EUR 1.4 million in the first quarter of 2007, and commitments for the ABS-SME-Portfolio amounted to EUR 12.2 million in the first quarter of 2006 and EUR 101.5 million in the first quarter of 2007. No first-loss pieces were retained by the originating banks in the first quarter of 2006.

(3)	Includes transactions under the PROVIDE program and its variations. First-loss pieces retained by the originating banks amounted to EUR 14.0 million in the first quarter of 2007.

     Total commitments for investment finance increased by EUR 3.8 billion from EUR 14.1 billion in the three months ended March 31, 2006 to EUR 17.9 billion in the three months ended March 31, 2007, with increases in commitments of KfW Förderbank more than offsetting a decline in commitments of KfW Mittelstandsbank.
     Commitments by KfW Mittelstandsbank decreased by EUR 2.7 billion to EUR 2.8 billion in the first quarter of 2007 compared to the previous year’s first quarter, mainly because no securitization transactions were launched under KfW’s PROMISE platform in the first quarter of 2007.
     The volume of commitments of KfW Förderbank amounted to EUR 15.0 billion in the first quarter of 2007 compared to EUR 8.6 billion for the same period in 2006. This increase was mainly due to the securitization of two loan portfolios in the total amount of EUR 4.6 billion. By contrast, in the first quarter of 2006, no portfolio was securitized under KfW’s PROVIDE platform. Loan commitments also increased to EUR 10.4 billion (an increase of EUR 1.8 billion as compared to the first quarter of 2006). The overall increase in loan commitments was driven by significant increases in commitments for global loans to Landesförderinstitute, which increased to EUR 4.5 billion (an increase of EUR 1.4 billion compared to the same period in 2006) and in commitments for housing loans, which increased to EUR 4.2 billion in the first quarter of 2007 (an increase of EUR 0.7 billion compared to the first quarter of 2006). These increases were in turn partially offset by smaller decreases in certain other programs.
     Commitments of KfW IPEX-Bank during the first three months of 2007 amounted to EUR 5.4 billion compared with EUR 3.5 billion for the first three months of 2006. This increase was primarily due to a high volume of commitments in the ship finance sector. EUR 1.0 billion of total commitments related to KfW IPEX-Bank’s domestic business and EUR 4.4 billion related to commitments outside of Germany. With respect to the regional distribution of financings outside of Germany, the biggest share was in Europe (33% of total new commitments), followed by North America (26%) and Asia (20%). In addition to ship finance, new commitments were particularly strong in the energy and basic industries sectors.
     The volume of commitments under the programs of KfW Entwicklungsbank amounted to EUR 0.4 billion in the first three months of 2007, compared with EUR 0.2 billion in the first three months of 2006.
Sources of Funds
     The volume of funding raised in the capital markets for the first three months of 2007 was EUR 24.0 billion (excluding credit-linked certificates of indebtedness in the amount of EUR 0.2 billion), of which 51% was raised in euro and the remainder in 19 other currencies.
Capitalization and Indebtedness of KfW Bankengruppe as of March 31, 2007

As of
March 31, 2007
(EUR in millions)
Short-term indebtedness(1)	82,701

Long-term borrowings(2) from Federal Government	12,295
ERP Special Fund	14,437
Banks	8,837
Other lenders	17,799

Total long-term borrowings	53,368

As of
March 31, 2007
(EUR in millions)
Bonds(2)	188,860
Total long-term debt	242,228
Equity
Paid-in capital(3)	3,300
Reserves(4)	6,969
Fund for general bank risks	5,300
Total equity	15,569
Total capitalization	340,498

(1)	With a remaining term of one year or less.

(2)	With remaining terms of more than one year.

(3)	KfW’s equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounts to EUR 3,750 million. EUR 3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)	Consists of capital reserves of EUR 1,604 million, retained earnings of EUR 4,596 million and reserves from the ERP Special Fund of EUR 769 million.
     The short-term indebtedness and capitalization of KfW Bankengruppe as of March 31, 2007 are not necessarily indicative of the group’s short-term indebtedness and capitalization as of December 31, 2007.
     Other Recent Developments
     The Federal Government is planning to reorganize the ERP Special Fund. In this context, the Federal Government is considering a transfer to KfW of certain assets of the ERP Special Fund, in an amount of approximately €4.7 billion as equity capital and in an amount of approximately €3 billion as a subordinated loan. The corresponding draft legislation has been approved by the cabinet, but is subject to change until the further legislative process has been completed. The Federal Government plans to implement the reorganization in mid-2007. The funds to be transferred to KfW by the ERP Special Fund would continue to be dedicated to the specific purpose of ERP economic promotion.

THE FEDERAL REPUBLIC OF GERMANY
     The following economic information regarding the Federal Republic is derived from the public official documents cited below. Certain of the information is preliminary.
Gross Domestic Product
Real Gross Domestic Product (GDP)
(adjusted for price, seasonal and calendar effects)

		Percentage change on
	Percentage change on	the same quarter in
Reference period	previous quarter	previous year
1st quarter 2006	0.8%	1.9%
2nd quarter 2006	1.2%	2.9%
3rd quarter 2006	0.8%	3.2%
4th quarter 2006	1.0%	3.9%
1st quarter 2007	0.5%	3.6%
     Economic growth in the first quarter of 2007 was driven mainly by the development of capital formation. Net exports also contributed positively to growth compared to the same quarter in the previous year (although not to the quarter-on-quarter growth). A decrease of final consumption expenditure of households due to the VAT rise at the beginning of 2007, however, had a dampening effect on the GDP growth rate.
     Source: Statistisches Bundesamt, First release of data on the economic performance in the 1st quarter of 2007, Press release, 15 May 2007 (http://www.destatis.de/presse/englisch/pm2007/p2010121.htm).
Inflation Rate
Inflation rate
(based on overall consumer price index)

		Percentage change on the
	Percentage change on	same month in previous
Reference period	previous month	year
April 2006	0.4%	2.0%
May 2006	0.2%	1.9%
June 2006	0.2%	2.0%
July 2006	0.4%	1.9%
August 2006	-0.1%	1.7%
September 2006	-0.4%	1.0%
October 2006	0.1%	1.1%
November 2006	-0.1%	1.5%
December 2006	0.8%	1.4%
January 2007	-0.2%	1.6%
February 2007	0.4%	1.6%
March 2007	0.3%	1.9%
April 2007	0.4%	1.9%
     In April 2007, rising prices for food, in particular vegetables, and non-alcoholic beverages had a marked impact on the year-on-year rate of price increase. Energy prices, especially for sources of household energy with the exception of domestic fuel, also increased in April 2007 compared to April 2006. In addition, the introduction of tuition fees in five German Länder added 0.2 percentage points to the year-on-year rate of price increase. Compared to March 2007, in particular the prices of mineral oil products (with the exception of gas) rose in April 2007.

Source: Statistisches Bundesamt, Consumer prices in April 2007: +1.9% on April 2006, Press release, 16 May 2007(http://www.destatis.de/presse/englisch/pm2007/p2030051.htm).
Unemployment Rate
Unemployment rate
(percent of unemployed persons in the total labor force according to the
International Labor Organization definition)

Reference period	Original percentages	Seasonally adjusted percentages
February 2006	9.4%	8.6%
March 2006	8.8%	8.3%
April 2006	8.3%	8.0%
May 2006	8.3%	8.1%
June 2006	7.8%	8.0%
July 2006	8.1%	8.0%
August 2006	8.5%	8.2%
September 2006	8.1%	8.1%
October 2006	7.3%	7.8%
November 2006	7.0%	7.7%
December 2006	6.8%	7.6%
January 2007	7.6%	7.4%
February 2007	7.5%	6.9%
March 2007	7.2%	6.8%
     The number of employed persons increased by 602,000 (+1.6%) in March 2007 as compared to March 2006. The number of unemployed persons declined by 690,000 (-18.7%) in March 2007 as compared with March 2006.
Source: Statistisches Bundesamt, ILO labour market statistics March 2007, Press release, 2 May 2007 (http://www.destatis.de/presse/englisch/pm2007/p1810031.htm).
Current Account and Foreign Trade
Current account and foreign trade
(balance in EUR billion)

Item	January to March 2007	January to March 2006
Foreign trade	+48.8	+39.2
Services	-4.9	-6.2
Factor income (net)	+6.8	+7.5
Current transfers	-10.4	-10.2
Supplementary trade items	-3.5	-5.1

Current account	+36.8	+25.3
Source: Statistisches Bundesamt, German exports in March 2007: 9.3% on March 2006, Press release, 9 May 2007 (http://www.destatis.de/presse/englisch/pm2007/p1890181.htm).

KFW
GENERAL
Overview
     KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government. KfW operates under the umbrella brand name KfW Bankengruppe. It conducts its business in the following four areas, three of which operate under the respective brand names noted in italics:
•	Investment finance:
•	KfW Förderbank (KfW Promotional Bank), offering financing products for housing, environmental, education and infrastructure projects; and

•	KfW Mittelstandsbank (KfW SME Bank), promoting small and medium-sized enterprises (“SMEs”), business founders, start-ups and self-employed professionals.
•	Export and project finance:
•	KfW IPEX-Bank, offering customized financing for exports and project and corporate financings world-wide.
•	Financial cooperation:
•	KfW Entwicklungsbank (KfW Development Bank), dealing with KfW’s public sector development cooperation activities; and

•	DEG (DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH, German Investment and Development Company), financing private-sector investments in developing countries.
•	Shareholdings, treasury and services.
     At December 31, 2006, KfW Bankengruppe had total assets of EUR 359.6 billion, including EUR 265.7 billion in loans outstanding. In addition, KfW Bankengruppe had EUR 79.1 billion in guarantees outstanding, of which an amount of EUR 72.4 billion relate to its PROMISE and PROVIDE securitization programs. Of its EUR 265.7 billion in outstanding loans at December 31, 2006, EUR 203.1 billion were for investment finance, EUR 42.0 billion for export and project finance, and EUR 20.6 billion for financial cooperation.
     KfW’s offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.
Ownership, Legal Status and Relationship with the Federal Republic
     Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (each a “Land” and together, the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been, and are expected to continue to be, made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.
     Legal Status. KfW is organized under the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau, or the “KfW Law”) as a public law institution with unlimited duration. As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes (although certain of its subsidiaries are) and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.
     Guarantee of the Federal Republic. The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, or if KfW fails to make any payment required to be made under KfW’s guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under this statutory guarantee ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered.
     Institutional Liability (Anstaltslast). Under the German administrative law principle of Anstaltslast, the Federal Republic has an obligation to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.
     Understanding with the European Commission. In order to clarify that the Federal Republic’s responsibility for KfW’s obligations is compatible with prohibitions under European Union (“EU”) law against state aid, the German Federal Ministry of Finance and the European Commissioner for Competition (the “Commissioner”) held discussions which were formalized in an understanding reached on March 1, 2002. In the understanding with the European Commission (the “Commission”), it was agreed that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from Anstaltslast and the statutory guarantee of the Federal Republic. The understanding acknowledges that KfW’s role in providing financing, in particular, for small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its co-operation with developing countries, is promotional and thus compatible with EU rules.
     In the area of export and project finance, the understanding with the Commission requires KfW to transfer to a legally separate subsidiary that portion of export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. While the legislative basis for the establishment of the subsidiary and the transfer of such export and project financing activities was required to be adopted by March 31, 2004, the actual transfer of such activities to the subsidiary must be effected by December 31, 2007. As from that date, KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefits of Anstaltslast or the Guarantee of the Federal Republic. According to the understanding, the subsidiary is to obtain a banking license and will be subject to the German Banking Act and be required to pay corporate taxes. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:
•	implementation of international promotional programs, such as the interest-rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding), which are recognized as promotional activities in accordance with the OECD consensus;

•	participation in syndicated financing activities outside the EU, the European Economic Area and the countries being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist; and

•	participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.

     In accordance with the rules of the EC Treaty, the Commission transformed the understanding into a “decision” of the Commission. The Federal Republic has formally accepted the decision with respect to the understanding. Part of the Promotional Bank Restructuring Act (Förderbankenneustrukturierungsgesetz) implemented the understanding with the Commission and amended the KfW Law and by-laws accordingly. For more information on KfW’s spin-off of KfW IPEX-Bank, see “Business — KfW IPEX-Bank.”
     Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance, in consultation with the Federal Ministry for Economics and Technology, supervises KfW and monitors KfW’s compliance with applicable laws and KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Managing Directors or the Board of Supervisory Directors of KfW. KfW’s overall activities are supervised by its Board of Supervisory Directors, which was enlarged pursuant to the Promotional Bank Restructuring Act and now consists of seven Federal Ministers, seven appointees of the Bundesrat, seven appointees of the Bundestag, and representatives of various sectors and institutions of the German economy. For more information on the Board of Managing Directors and the Board of Supervisory Directors, see “Management.”
     In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed so as to enable the Board of Supervisory Directors, the responsible Federal Department, and the Federal Court of Auditors (Bundesrechnungshof) to form their own opinions and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.
     Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and effectiveness of its administration.
Corporate Background
     KfW was established in 1948 by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic. Originally, KfW’s purpose was to distribute and lend funds of the European Recovery Program (the “ERP”, or Marshall Plan). Even today, several of KfW’s programs to promote the German and European economy are financed using funds from the so-called “ERP Special Fund.” KfW has expanded and internationalized its operations over the last decades. In 1994, following the re-unification of the Federal Republic and the former German Democratic Republic (“GDR”), KfW succeeded to the operations of the former Staatsbank of the GDR (“Staatsbank”), which was located in Berlin.
     In September 2001, KfW acquired DEG Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”) from the Federal Republic. DEG is a limited liability corporation that acts as the German development finance institution for the promotion of private enterprises in developing countries and countries in transition.
     In 2003, the former Deutsche Ausgleichsbank (“DtA”), which was based in Bonn, merged into KfW. DtA was formed in 1950 as a public law institution and promotional bank particularly active in the area of lending to SMEs and start-up businesses. The merger was accomplished through the Promotional Bank Restructuring Act and was designed to restructure and simplify promotional banking in the Federal Republic and harmonize it with the understanding reached with the Commission. The Promotional Bank Restructuring Act became effective on August 22, 2003 and implemented the merger of DtA into KfW with retroactive effect as of January 1, 2003. The merger was effected by a transfer of the Federal Republic’s shares in DtA into a special capital reserve of KfW. In connection with the combination of the separate KfW and DtA SME businesses, the new separately-branded KfW Mittelstandsbank was created to serve as a platform for all SME related financing instruments. In addition, a Mittelstandsrat (SME advisory council) was established at KfW, which consults and decides on proposals concerning KfW’s SME-related business, taking into consideration KfW’s overall business plan. The Mittelstandsrat is chaired by the Federal Minister of Economics and Technology and includes other members of the Federal Government.

Recent Developments
     GTZ. The Federal Government currently provides aid to developing countries mainly through two organizations: financial cooperation with developing countries through KfW Entwicklungsbank, and technical cooperation through Deutsche Gesellschaft für Technische Zusammenarbeit GmbH (“GTZ”), a private company owned by the Federal Government. GTZ provides solutions for political, economic, ecological and social development worldwide – frequently in cooperation with KfW. GTZ operates on a non-profit basis, and any surpluses generated by it are channeled back into development projects. According to its 2005 annual report, GTZ had a business volume (defined by GTZ as total income in the public benefit sector and total operating performance of GTZ International Services) of EUR 950 million, had approximately 1,000 employees in Germany and maintained offices in 67 countries.
     The Federal Government is currently considering various ways to coordinate more closely its financial and technical cooperation programs and commissioned a study outlining models to enhance the cooperation between GTZ and KfW Entwicklungsbank. The study proposed various models, ranging from closer cooperation within the two existing separate organizations to combination of the two organizations into a single institution.
     In October 2006, the Budget Committee (Haushaltsausschuss) of the Bundestag commissioned a follow-on study by the Federal Court of Auditors (Bundesrechnungshof) that was released in February 2007. In its study, the Federal Court of Auditors affirms a need for structural reform in German development cooperation and recommends that financial and technical cooperation be combined. It also expresses the view that financial cooperation should remain within KfW. However, the Federal Court of Auditors does not make a specific recommendation as to which of the models currently under consideration should be implemented.
     The decision as to whether and how to proceed with reform now lies with the Federal Government. KfW is currently unable to predict whether, when or in what form the reform will occur.
     ERP. The Federal Government is planning to reorganize the ERP Special Fund. In this context, assets of the ERP Special Fund in the amount of up to EUR 9.3 billion may be transferred to KfW, partly as equity capital and partly as a subordinated loan. The corresponding draft bill was approved by the Federal Government, but is subject to change until the further legislative process is completed. The Federal Government plans to implement the reorganization in mid-2007. The funds contributed to KfW by the ERP Special Fund will continue to be tied to the specific purpose of ERP economic promotion.
     EADS. On February 9, 2007, KfW IPEX-Beteiligungsholding GmbH, together with 14 other investors, agreed to jointly acquire an indirect participation of approximately 7.5% in the issued share capital of European Aeronautic Defence and Space Company EADS N.V. For more information on this participation, see “Shareholdings, Treasury and Services — Privatization Initiatives and Other Shareholdings — Other Shareholdings.”

BUSINESS
     KfW Bankengruppe conducts its business in four principal areas: investment finance; export and project finance; financial cooperation; and shareholdings, treasury and services. The following table shows the relative size of each of the investment finance, export and project finance and financial cooperation areas in terms of total loans outstanding and total loan commitments for each of the years indicated. The table also shows securitization commitments outstanding and the volume of securitization transactions in each year. KfW’s securitization activities are part of its investment finance business. No loans or loan commitments are made in the shareholdings, treasury and services area, given the nature of its business.
Loans Outstanding And Loan Commitments By Business Area and securitization

	As of December 31,
	2006	2005
	(EUR in millions)
Loans outstanding
Investment finance	203,091	187,135
Export and project finance	42,039	46,114
Financial cooperation	20,605	21,521

Total	265,735	254,770

Loan commitments(1)
Investment finance	40,484	33,525
Export and project finance	15,001	11,984
Financial cooperation	2,414	1,718

Total	57,899	47,227

Securitizations
Securitization commitments outstanding(2)	76,696	70,339
Securitization transaction volume(3)	17,892	20,683

(1)	Commitments represent the volume of funds committed for loans and other business transactions (including guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not add due to rounding.

(2)	Consists of commitments in connection with credit default swaps in the amount of EUR 72,403 million in 2006 and EUR 68,413 million in 2005, as well as irrevocable loan commitments in the amount of EUR 4,293 million in 2006 and EUR 1,926 million in 2005.

(3)	Includes commitments for the ABS-SME-Portfolio in the amount of EUR 781 million in 2006 and EUR 448 million in 2005 as well as first-loss pieces (i.e., the tranche of a transaction to which losses on the underlying loan portfolio are allocated first) retained by the originating banks in the amount of EUR 64 million in 2006 and EUR 119 million in 2005.
Investment Finance
     Within its investment finance business, KfW offers a broad range of loan programs in Germany and elsewhere in Europe, as well as loan securitization programs for banks, to support the economic and policy objectives of the Federal Government. In 2006, KfW’s principal investment finance activities included the provision of funding to SMEs under its KfW Mittelstandsbank brand and financing for other government policy objectives under its KfW Förderbank brand.
     Under the KfW Law, KfW must generally involve banks or other financing institutions when granting financings in its investment finance business. In its traditional investment finance lending business, KfW involves commercial banks in the handling of its loans by extending loans to commercial banks, which, in turn, on-lend the funds to the ultimate borrowers. By lending to commercial banks, KfW, in principle, insulates itself from credit exposure to the ultimate borrower and gains the benefit of the commercial banks’ knowledge of their customers as well as their administrative and servicing expertise. KfW monitors its exposure to, and the credit standing of, each banking institution to which it lends. In its investment finance business, KfW currently lends to approximately 350 banks.
     Borrowers may apply for a KfW promotional loan with their regular bank or with any other bank or savings bank of their choice. The intermediate bank appraises the financial and business situation of the applicant, takes security for the loan and assumes liability for repayment to KfW. Loans made by commercial banks are normally collateralized by real property or other assets, or are guaranteed by the Federal Republic or by a government of one of the Länder.
     In its traditional pricing model, the commercial banks to which KfW lends are permitted to on-lend the funds at fixed spreads over the applicable interest rate payable to KfW. This fixed spread pricing model is still applied in KfW’s loan programs to individuals, which represent most of KfW’s lending under KfW Förderbank’s programs, as well as in KfW’s loan programs for start-up financing. However, effective April 1, 2005, for new commitments in many of its promotional loan programs targeted at SMEs and other commercial enterprises, KfW replaced the fixed-spread model with a risk-adjusted pricing model.
     In its risk-adjusted pricing model, KfW establishes pricing categories based on a combination of the borrower’s creditworthiness and the collateral securing the loan. In each promotional program, KfW sets maximum interest rates for each pricing category. The on-lending banks assess the risk profile of the borrower and the collateral securing the loan to determine the applicable pricing category for each loan and the applicable interest rate up to the maximum for the pricing category. KfW’s role in the pricing process is limited to verifying that banks derive the appropriate maximum interest rate from the ultimate borrower’s creditworthiness and the collateral provided.
     As described above, in the traditional SME loan programs offered by KfW, the on-lending banks are liable to KfW and bear the risk of customer default. In recent years, KfW Mittelstandsbank has been reworking and renewing its SME financing programs to further its support for SMEs. The recent focus has been on enhancing the support under its most important SME loan program (the Unternehmerkredit, or Entrepreneurial Loan, program) and on complementing its products with a new equity mezzanine program.
     KfW plans to offer to share a portion of the credit risk by offering the on-lending banks the option of up to a 50% exemption from liability under its Unternehmerkredit program described below, which uses the risk-adjusted pricing model. If the on-lending bank applies for this exemption, KfW bears the risk not retained by the bank and the risk margin is shared between KfW and the bank. Launch of this offer is planned for the end of April or beginning of May. In addition, KfW Mittelstandsbank’s mezzanine and equity participation programs and special programs for investments of micro-enterprises are designed so that KfW takes on direct exposure to the credit risk of the ultimate borrower. KfW’s risk under these programs is covered or compensated in different ways, including by a risk pool funded by the Federal Government or KfW, by risk premiums included in the interest rate charged to the ultimate borrower or by guarantees from the Federal Government or the European Investment Fund.
     In addition to its traditional loan programs, KfW extends “global loans” to promotional institutions and commercial banks to finance investments of SMEs and housing projects. Global loans are extended in the form of a lump sum, which the commercial bank or promotional institution breaks down and grants as individual loans. KfW expects that receiving banks will on-lend these funds within a reasonable period of time. In contrast to KfW’s program loans, global loans offer a more flexible loan structure, as the mode of repayment may be agreed individually between the bank and its customer and the interest rate may be variable or fixed. The interest rate for the ultimate borrower is composed of KfW’s funding rate to the bank plus an individual risk-adjusted margin. The margin is determined by the ultimate borrower’s creditworthiness, which is determined on the basis of the bank’s rating system. The bank and KfW agree on the methodology used for the calculation of the margin. Global loans result in lower administrative costs for both KfW and the on-lending bank compared with KfW’s traditional lending programs.
     KfW’s many German commercial banking on-lending customers include the 11 German Landesbanken. The Landesbanken are German public law financial institutions whose functions have traditionally focused on the banking business for and in the German federal state (Land) in which they operate. Until July 2005, obligations of the Landesbanken benefited from government credit support (Gewährträgerhaftung). According to a settlement reached with the Commission in July 2001 relating to state aid to the Landesbanken, however, borrowings by the Landesbanken incurred after the settlement date and maturing after December 31, 2015 and all borrowings after July 19, 2005 no longer benefit from the government credit support. KfW’s long-term receivables from on-lending operations involving Landesbanken amounted to EUR 51 billion at December 31, 2006. Of this amount, EUR 20.4 billion (40.2%) continues to benefit from Gewährträgerhaftung. Since the settlement, KfW’s credit line management has increased its focus on the individual financial strength of each institution. In addition, most of the loans to the Landesbanken have been, and will continue to be, secured by collateral. Over time, the risk profile of the loans to the Landesbanken will shift further from government risk to a profile comparable to KfW’s other loans to the banking sector.

     Another focus of KfW’s investment finance business is cooperation with the promotional institutions of the federal states (Landesförderinstitute) in their on-lending activities, partly by way of extending global loans. Many of the promotional institutions were initially part of the German Landesbanken. In order to comply with the decision of the Commission to separate commercial and promotional business activities, many of these institutions became independent public law institutions that benefit from explicit government guarantees.
     In its branches in Berlin, Bonn and Frankfurt, KfW maintains advisory centers to inform individuals and enterprises about the various promotional programs of the Federal Government and Länder governments. For an in-depth analysis of their investment and business plans, entrepreneurs and SMEs may also turn to KfW’s advisory service (KfW-Beratungssprechtage). This service is offered at 50 different locations in Germany in cooperation with other institutions dealing with the promotion of the economy. Through partial funding of coaching and advisory services, KfW supports individual entrepreneurs in the early start up-phase of their business ventures, as well as SMEs in determining the necessary turnaround steps in case of a temporary crisis.
     The following table shows KfW’s commitments for investment finance in Germany and elsewhere in Europe for each of the years indicated:
Investment Finance Commitments(1)

	As of December 31,
	2006	2005
	(EUR in millions)
Total commitments in Germany and elsewhere in Europe	58,375.3	54,207.6

KfW Mittelstandsbank	22,827.2	15,520.1
Promotional Loans	12,577.1	11,108.9
Loan Programs	10,156.7	10,225.7
of which global loans	3,643.1	5,353.1
Mezzanine Programs	2,139.6	583.1
Equity Participation Programs	280.8	300.1

PROMISE(2)	10,250.1	4,411.2

KfW Förderbank	35,548.1	38,687.5
Promotional Loans	27,906.6	22,415.8
Housing Investment Programs	15,147.4	10,903.6
of which global loans	1,200.0	2,008.0
Education Programs	1,341.8	875.0
Municipal Infrastructure Programs	3,211.7	2,770.4
of which global loans	43.8	120.2
Environmental Investment Program	4,609.6	4,241.6
Global loans to Landesförderinstitute	3,596.0	3,625.2

PROVIDE(3)	7,641.5	16,271.7

(1)	Commitments represent the volume of funds committed for loans and other business transactions in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Discrepancies in the totals are due to rounding.

(2)	Includes also transactions under variations of the PROMISE program, guarantees and the ABS-SME-Portfolio. Guarantees amounted to EUR 27.2 million in 2006 and EUR 28.3 million in 2005 and commitments for the ABS-SME-Portfolio amounted to EUR 780.6 million in 2006 and EUR 448.0 million in 2005. First-loss pieces retained by the originating banks amounted to zero in 2006 and EUR 57.3 million in 2005.

(3)	Includes also transactions under variations of the PROVIDE program. First-loss pieces retained by the originating banks amounted to EUR 64.3 million in 2006 and EUR 61.2 million in 2005.
     To support the German and European economies, KfW committed a volume of EUR 58.4 billion (including securitization transactions) in 2006, compared to EUR 54.2 billion in the previous year. In 2006, the volume of commitments by KfW Mittelstandsbank and KfW Förderbank amounted to EUR 22.8 billion and EUR 35.5 billion, respectively. The increase of commitments of KfW Mittelstandsbank was mainly due to a significantly larger securitization transaction volume. The decrease of commitments of KfW Förderbank was due to a substantially lower volume of commitments in securitization transactions, which was partly offset by a marked increase in loan commitments.
KfW Mittelstandsbank (KfW SME Bank)
     The KfW Mittelstandsbank programs consist of its loan programs (including global loans), mezzanine programs and equity participation programs, as well as securitization activities conducted principally through the PROMISE program, all of which are described below. In 2006, the commitments under KfW Mittelstandsbank programs amounted to EUR 22.8 billion (including securitizations) compared to EUR 15.5 billion in the previous year. At EUR 12.6 billion, the volume of commitments (excluding securitizations) under these programs in 2006 increased substantially compared to the previous year (EUR 11.6 billion), mainly due to the increase of commitments under the Unternehmerkredit (Entrepreneurial Loan) program and the new ERP-Innovation Program, which more than offset a decline in global loans. Furthermore, commitments under the PROMISE program increased substantially from EUR 4.0 billion in 2005 to EUR 9.5 billion in 2006. For more information on the PROMISE program, see “–Securitization Programs” below.
     In 2005, based on the KfW-Mittelstandspanel 2006, there were 3.5 million SMEs (including enterprises with an annual group turnover of up to EUR 500 million) in Germany. SMEs conducted 50% of the gross investment by the German corporate sector, employed almost two-thirds of the workforce and trained 73% of the apprentices in 2005.
     Loan Programs. The volume of commitments under KfW’s loan programs amounted to EUR 10.2 billion in 2006, compared to EUR 10.7 billion in the previous year. Commitments for global loans decreased from EUR 5.4 billion in 2005 to EUR 3.6 billion in 2006. As global loans involve a small number of transactions but are large in amount, a slight decrease or increase in the number of transactions can have a relatively high impact on total loan volume under KfW’s SME loan programs.
     Among the SME loan programs, the Unternehmerkredit (Entrepreneurial Loan) program is the most important. The Unternehmerkredit program, which was introduced in September 2003, offers financing for a broad range of investments, such as construction and purchase of machinery. Commitments amounted to EUR 6.1 billion in 2006 compared to EUR 4.8 billion in 2005, an increase of over 30%. KfW believes that this increase was mainly due to the higher level of investment by German SMEs combined with stronger credit demand. In the Unternehmerkredit program, KfW applies the risk-adjusted rate system and plans to offer its on-lending banks a partial risk-sharing as described above.
     KfW also offers several smaller loan programs for special financing purposes, such as micro-finance and acquisition finance. Under the Acquisition Finance program, KfW participates in the financing of mergers and acquisitions of SMEs. Commitments under this program amounted to EUR 78 million in 2006, compared to EUR 134 million in 2005.
     Mezzanine Programs. Commitments under KfW’s mezzanine programs increased from EUR 583 million in 2005 to EUR 2,140 million in 2006.
     KfW extends mezzanine capital in form of unsecured subordinated loans, which contain quasi-equity elements combining characteristics of debt and equity capital. The on-lending bank is not liable to KfW for the subordinated loan. In its mezzanine financing, KfW seeks to tailor the terms and conditions of its lending to each borrower’s risk profile in order to provide better correlation between yield and risk weighting. As a result, the interest rate of the subordinated loan takes account of both the prevailing rates in the capital markets and the borrower’s credit standing. The borrower’s creditworthiness is first assessed by the on-lending bank. However, as KfW fully assumes the risk of the subordinated loan, it reserves the right to review and, if necessary, to revise the bank’s assessment by applying KfW’s own rating standards.
     KfW’s largest mezzanine program is the ERP-Innovation Program, which was launched in December 2005. This program, which KfW developed in recognition of the importance of innovation for economic growth and employment, is offered in cooperation with the ERP Special Fund and serves to finance market-oriented research and the development of new products as well as their introduction in the market. Interest rates under this program are particularly favorable to the borrower. EUR 1,634 million of the 2006 commitments was attributable to the new ERP-Innovation Program, which was well received by the market. KfW’s other mezzanine programs comprise the Unternehmerkapital (Entrepreneurial Capital) family, which consists of three components: ERP-Kapital für Gründung (ERP-Capital for Start-ups), which addresses start-ups and young companies up to a period of two years after the start of the business; ERP-Kapital für Wachstum (ERP-Capital for Growth) for young companies that have been in business for more than two years but less than five years; and Kapital für Arbeit und Investitionen (Capital for Work and Investments), which addresses established companies that have been operating in the market for more than five years.
     Equity Participation Programs. KfW provides loans to equity investors, typically private equity companies and venture capital companies. These investors, in turn, make equity investments in SMEs. In addition, KfW provides new equity for innovative SMEs by direct investment, provided that a private investor provides at least the same amount in equity. KfW extends these loans for equity participations under various programs.
     In recent years, the programs through which KfW funds equity investments in start-ups and innovative SMEs have been particularly affected by the consolidation in the market for equity financing of early-stage and technology companies. While there are signs that the downward trend has ceased and that early-stage and technology companies are benefiting from strong economic growth in Germany, the financing conditions for early-stage investments remain difficult. In 2006, KfW’s overall commitments in equity participation programs amounted to EUR 281 million compared to EUR 300 million in 2005.
     Under the ERP-Startfonds program, which was launched in 2004, KfW provides new equity for early-stage investments into technology-based companies. Commitments under this program amounted to EUR 43 million in 2006, compared with EUR 35 million in the previous year.
     2006 was also the first complete operational business year of the High-Tech-Gründerfonds, a public/private partnership of the Federal Republic and German industry in which KfW holds a minority stake. This entity, which finances the founding of companies focusing on research and development, had commitments totaling EUR 29 million in 2006, which are not included in KfW’s commitments.
     In December 2006, KfW launched a new program, the KfW-Genussrechtsprogramm (KfW-Equity-Mezzanine Program), which aims at improving the equity ratio of small and medium-sized companies with an annual turnover of up to EUR 150 million by offering hybrid equity financings. The KfW-Equity-Mezzanine Program is offered in cooperation with private equity companies, with which KfW shares the risk.
KfW Förderbank (KfW Promotional Bank)
     Under its KfW Förderbank programs, KfW provides housing-related loans as well as financing for other government policy objectives, such as municipal infrastructure, environmental protection and education. Most of the loans of KfW Förderbank programs are extended to private individuals. In 2006, the commitments under KfW Förderbank programs, including securitizations, amounted to EUR 35.5 billion compared to EUR 38.7 billion in the previous year. This decrease in commitments was due to a substantially lower volume of commitments in securitization transactions, which was only partly offset by a marked increase in loan commitments, especially under the new “Housing, Environment, Growth” initiative.
     The “Housing, Environment, Growth” initiative was launched by the Federal Government and KfW in February 2006 and makes additional federal funds available to subsidize certain of KfW Förderbank’s existing programs. This initiative substantially improves loan conditions for those programs by lowering interest rates and raising maximum loan amounts. As a result, commitments under the relevant programs increased significantly from EUR 2.9 billion in 2005 to EUR 9.5 billion in 2006. At the beginning of 2007, as a second step of the promotional initiative, KfW’s CO2 Building Rehabilitation Program was further developed as described below and special promotional targets were added under the infrastructure-based “KfW Municipal Loan” and “Social Investments” programs.
     Housing. KfW’s housing programs provide funds for the promotion of home ownership, for repairs and modernization, and for the reduction of CO2 emissions.
     In terms of loan commitments, the Home Ownership Promotion Program is KfW’s most important housing program. Under this program, any individual who purchases or builds housing in Germany for his or her own use may obtain a promotional loan. In 2006, KfW committed EUR 4.4 billion under the Home Ownership Promotion Program, compared to EUR 5.6 billion in 2005, supporting an additional 77,753 owner-occupied houses and apartments compared to 97,830 in 2005.

     KfW’s CO2 Building Rehabilitation Program provides long-term financing for coordinated renovation plans designed to reduce energy consumption in residential buildings constructed prior to 1984 through measures such as thermal insulation of exterior walls, roofs and basements, renewal of windows, and heating systems. In 2006, KfW committed EUR 3.5 billion under this program compared to EUR 1.2 billion in 2005. The CO2 Building Rehabilitation Program makes use of federal funds to subsidize interest rates. In 2007, a new form of subsidy was introduced under KfW’s CO2 Building Rehabilitation Program to further promote energy-saving measures by individuals.
     Under the Housing Modernization Program, KfW provides long-term financing for individual energy-saving modernization measures of the same kind financed under the CO2 Building Rehabilitation Program, as well as for standard modernization measures in existing residential buildings (e.g., renewals of floors, updating of bathrooms and extensions of balconies). In 2006, KfW committed EUR 3.9 billion under this Housing Modernization Program compared to 1.3 billion in 2005.
     Under the Ecological Construction Program, KfW supports the construction of highly energy-efficient new buildings (e.g., energy-efficient houses and “passive” houses that have no central heating and use almost no energy) and the use of renewable energies for heating in new buildings.
     In addition, KfW extended global loans to banks for on-lending to private home owners in the amount of EUR 1.2 billion in 2006, compared to 2.0 billion in 2005. As global loans involve a small number of transactions but are large in amount, a slight decrease or increase in the number of transactions can have a relatively high impact on total loan volume under KfW’s housing programs.
     Education. Under its various education programs, KfW supports students and employees in advanced occupational training. In 2006, KfW committed a volume of EUR 1,342 million compared to EUR 875 million in the previous year. Loans under these education programs are guaranteed by the Federal Government.
     In April 2006, KfW launched a new student loan program called “KfW-Studienkredit” (KfW Student Credit) pursuant to which KfW grants loans at its own risk. Under this program, German or other EU citizens and their dependants who study at a state or state-approved university in Germany can draw a monthly amount of between EUR 100 and EUR 650 for a maximum period of ten semesters. KfW-Studienkredit loans are designed as framework agreements, so that the committed volume is the maximum amount, which is not necessarily fully drawn. Students between 18 and 30 years of age are eligible for the program. In 2006, total commitments of EUR 505 million were granted under the new program. KfW expects the KfW-Studienkredit loan volume to reach approximately EUR 550 million in 2007 and to rise moderately in future years.
     New programs also were launched in 2006 on behalf of some Länder governments to finance tuition fees in those Länder whereby KfW cooperates with the Länder governments in the area of loan processing. These programs are guaranteed by the Länder. Additional Länder are expected to follow.
     Infrastructure. Through KfW’s infrastructure programs, municipalities and municipally-owned enterprises have for many years been offered a range of products to finance investments in the municipal and social infrastructure. KfW’s current infrastructure programs focus on three target areas: “Municipal Investment” (loans on-lent through banks to companies that are majority-owned by municipal authorities); “Social Investment” (loans on-lent through banks to non-profit organizations); and the “KfW Municipal Loan” (direct loans to municipalities). In 2006, EUR 3.2 billion in commitments were granted under the KfW infrastructure programs compared with EUR 2.8 billion in 2005.
     Environmental Protection/Renewable Energy. Under its environmental protection programs, KfW finances environmental protection projects, mostly undertaken by private companies. Financing under these programs is provided, in particular, for measures to save energy, to reduce greenhouse gas emissions and to promote the use of renewable energy sources. Under the “Solar Power Generation” program, financing is provided for investments in the installation of small photovoltaic systems. In 2006, KfW commitments under these programs amounted to EUR 4.6 billion compared with EUR 4.2 billion in 2005. A large share of these commitments represents commitments for investments in the sector of renewable energy.
     Global Loans to State Promotional Institutions (Landesförderinstitute). In 2006, KfW extended global loans to promotional institutions owned by the Länder in the amount of EUR 3.6 billion for the funding of their own promotional activities, the same amount as in the prior year.

Securitization Programs
     Synthetic Programs. In 2000, in order to foster the promotion of SMEs through the support of the on-lending German commercial banks, by easing the transfer of credit risk on their SME loans to the capital markets, KfW established a synthetic securitization program known as PROMISE (Program for “Mittelstand”-Loan Securitization). Under its KfW Mittelstandsbank brand, KfW has securitized 23 portfolios of commercial loans of German and other European banks comprising approximately 79,000 SME loans in the aggregate amount of EUR 36 billion from 2000 through 2006. In 2006, due to higher demand from banks, a record loan volume of EUR 9.45 billion was securitized under the PROMISE program and variations of this platform compared to EUR 4.0 billion in 2005. One of the most important transactions in 2006 was “ROOF CEE 2006-1”, the first synthetic multiseller transaction for SME loans in Central and Eastern Europe.
     In 2001, KfW also established PROVIDE, a synthetic securitization program for residential mortgages. Under its KfW Förderbank brand, KfW securitized 38 portfolios of German and other European banks comprising approximately 1.1 million loans in the aggregate amount of EUR 67 billion from 2001 through 2006. In 2006, a loan volume of EUR 7.64 billion was securitized under the PROVIDE program and variations of this platform. The transaction “primus MULTI HAUS 2006” focused for the first time exclusively on loans to residential construction companies in the former GDR. With the transaction “EPIC II”, a multinational portfolio of public/private partnership loans for public infrastructure was securitized. Through PROMISE and PROVIDE, KfW has contributed decisively to the establishment of SME loans and residential mortgages as new asset classes in the German capital markets. KfW plans to increase its focus on transactions with smaller portfolio sizes to reach more regionally bound or smaller banks.
     All securitization transactions to date have followed a standardized basic structure whereby KfW acts as intermediary credit default swap provider between lending commercial banks and mortgage banks and the capital markets. As such, KfW generally enters into a credit-default swap with the originating bank to provide cover for specified credit risks of the assets being securitized. In general, KfW then contractually lays off the risks assumed under the credit-default swap with third parties by (i) entering into further credit-default swaps with highly rated credit institutions (or, upon provision of highly-rated collateral, other financial institutions) and, in most cases, (ii) issuing credit-linked certificates of indebtedness to a special purpose vehicle (SPV) as collateral against the SPV’s obligations under mirroring credit-linked notes (CLNs), issued by the SPV to investors.
     The proceeds from the sale of CLNs are used by the SPV to purchase the certificates of indebtedness from KfW on the issue date of the CLN. KfW uses the cash proceeds to fulfill its payment obligations under its certificates of indebtedness to the SPV, and, to the extent obligations arise in respect of KfW’s credit-default swap with the originating bank (i.e., any realized losses occurred in the reference portfolio), to pay compensation to the originating bank. In this case, the payment obligations of KfW under the certificates of indebtedness are reduced simultaneously in an amount matching the compensation payments under the credit-default swap with the originating bank. KfW’s potential obligation under the credit-default swap with the originating bank is disclosed as a contingent liability in KfW’s financial statements. In transactions securitizing loan portfolios that may be replenished during the life of the transaction, KfW discloses its obligation to increase the credit default swap upon replenishment of the portfolio by the originating bank as an irrevocable loan commitment (other obligation) in its financial statements.
     In 2006, KfW started to selectively retain parts of AAA-rated super senior swap tranches in transactions under the PROMISE and PROVIDE programs. The overall exposure of KfW relating to these tranches amounts to EUR 1.1 billion as of December 31, 2006.
     In a few transactions under the PROMISE and PROVIDE programs, KfW developed for short periods bridge solutions in order to bring portfolios to the market at an appropriate point of time. During such time, KfW’s risk is either hedged by highly rated credit institutions in a private transaction or KfW retains a portfolio risk, which, if classified, would be equivalent to a single A-rated level.
     Since December 2005, KfW has operated a new promotional program called “ABS–Mittelstandsportfolio” (ABS–SME-Portfolio). Under this program, KfW invests in tranches of SME loan-portfolios which were or will be securitized in order to foster the tradability of SME risks and thereby encourage the creation of liquid capital markets for this asset class. By providing this liquidity, the ABS–SME-Portfolio promotes the approval of new loans for SMEs by the originators.

     In addition to three SME securitization transactions in the amount of EUR 448 million in 2005, KfW invested in ten additional SME securitization transactions in the amount of EUR 781 million in 2006. In total, KfW plans to build a EUR 2 billion ABS-SME-Portfolio over the next few years. Under the ABS-SME-Portfolio, KfW also invests selectively in non-rated tranches, including the first loss piece (i.e., the tranche to which losses on the underlying loan portfolio are allocated first) against appropriate market risk premiums. To date, KfW has invested in one first loss piece out of a total of 13 investments.
     In 2006, there was no material change with respect to the level of risk that KfW incurred as a result of changes in the ratings of transactions concluded under the PROMISE and PROVIDE platforms.
     True Sale Initiative. In July 2003, 13 German and international banks, including KfW, joined forces to develop a market for so-called true sale securitization transactions in Germany (the “True Sale Initiative”). KfW’s role in the initiative was to act as a neutral coordinator and to provide the expertise gained in recent years in securitization transactions to strengthen Germany as a financial center.
     The True Sale Initiative sought to establish a legal framework and the necessary infrastructure for true sale securitization transactions. The infrastructure was established in 2004 and consists of two elements. The first element is True Sale International GmbH, a company with limited liability that provides services to the securitization industry in Germany. Its primary task is to promote asset backed securities transactions and to certify them when certain quality standards are met. The second element is a securitization platform that may be used by any interested bank, including banks not participating in the True Sale Initiative or True Sale International GmbH. This securitization platform comprises three non-profit foundations (charitable trusts) whose function is to become the shareholders of separate SPVs in individual securitization transactions.
     KfW is one of 13 stakeholders in True Sale International GmbH, holding a 7.7% stake, and is the founder of the charitable trusts forming part of the securitization platform. KfW does not give any guarantee or similar support to True Sale International GmbH or the charitable trusts.
KfW IPEX-Bank
Business
     KfW IPEX-Bank operates on a worldwide basis, offering project and corporate financing within Germany and abroad, as well as export and trade financing. It offers a full range of financing products with a focus on long-term financing, including structured financing, investment financing, acquisition financing and project financing. Through its 50% stake in Movesta Lease and Finance GmbH (formerly IKB Immobilien Leasing GmbH), KfW IPEX-Bank conducts independent lease finance operations. More recently, KfW IPEX-Bank has increasingly offered short-term instruments, such as performance and payment bonds and non recourse purchase of receivables discounted at market rates.
     KfW IPEX-Bank’s principal customers are large corporations with international operations and larger medium-sized companies in basic and manufacturing industries, as well as in the commerce, health, power and energy, environmental protection, telecommunications, shipping, aviation, rail and road, airport and harbors and other industry sectors. Traditionally, loans extended by KfW IPEX-Bank are used for export and project financings. In recent years, KfW has increasingly extended loans to finance direct investments by German enterprises and other corporate purposes. Loans are also used to acquire sources of raw materials for the German industry and are conditioned upon raw material deliveries into the Federal Republic for the term of the loan. In addition, loans serve to co-finance large-scale infrastructure projects in the European transport sector.
     KfW IPEX-Bank’s loans are generally extended directly to the ultimate borrower, and KfW IPEX-Bank makes a significant portion of its loans at its own risk. KfW IPEX-Bank regularly cooperates with other financial institutions by way of consortia and syndications and intends to expand its syndication activities. In some cases, KfW IPEX-Bank may arrange for commercial banks to assume the risk on portions of loans made by KfW IPEX-Bank through so-called “risk-participations,” for which KfW IPEX-Bank pays a fee to the bank assuming the risk.
     KfW IPEX-Bank also enters from time to time into framework loan agreements with foreign banks, which enable such banks to extend loans to their customers for the purpose of importing equipment from German or other European exporters. Because the amount of individual loans is usually small, the related transaction costs are relatively high. The framework agreements help to reduce these transaction costs.

     Loans extended by KfW IPEX-Bank are generally secured by collateral and often benefit from a payment guarantee or other security arrangement. Loans extended to finance direct investments may benefit from an investment guarantee against political risk from the Federal Government if the host country risk is assessed to be substantial.
     A substantial portion of export finance loans is guaranteed by the Federal Republic through Euler Hermes Kreditversicherungs-AG, the official German export credit insurer (“HERMES”). HERMES insurance covers up to 95% of KfW IPEX-Bank’s risk, with the result that the portion covered becomes the equivalent of German government risk. HERMES also provides coverage for related deliveries from other, mainly European, countries provided that it does not exceed a certain portion of the total delivery for which an export finance loan was extended. In addition to HERMES insurance, KfW IPEX-Bank frequently obtains a guarantee from a foreign export credit agency or a government instrumentality in the buyer’s country.
     In recent years, for borrowers in other European and Organization for Economic Cooperation and Development (the “OECD”) countries where the country risk is not considered high, KfW IPEX-Bank has been increasingly extending loans on the basis of ordinary banking collateral (e.g., mortgages on aircraft or ships) without seeking the benefit of HERMES or similar coverage. In addition, even when HERMES coverage is sought, KfW IPEX-Bank often extends loans on which the insured portion is less than 95%. As of December 31, 2006, KfW IPEX-Bank’s outstanding export finance loans amounted to EUR 18.8 billion, 46% of which was guaranteed by HERMES.
Understanding with the European Commission
     In accordance with the understanding between the Commissioner and the German Federal Ministry of Finance reached in March 2002, KfW is required, by no later than December 31, 2007, to transfer to a legally separate subsidiary that portion of its export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. See “– General – Ownership, Legal Status and Relationship with the Federal Republic – Understanding with the European Commission.”
     In 2003, KfW started to implement this understanding and set up a separate business unit under the brand name KfW IPEX-Bank. KfW IPEX-Bank has been organized as a bank-in-the-bank within KfW and is responsible for all lending activities at purely commercial terms and conditions in competition with other financial institutions. In 2006, KfW continued the institutional structuring of KfW IPEX-Bank’s activities, completing its preparation for independent compliance with applicable banking law and regulation and the organizational and functional separation of various activities, including treasury, controlling, internal accounting and risk management. Establishment of internal auditing has been completed. Applications for a banking license and for registration as IRB (internal rating based)-advanced bank under the Basel II rules have been made in 2006. In April 2007, a banking license was granted to allow for the preparation of the transfer of a part of the current loan portfolio in export and project finance from KfW to KfW IPEX-Bank GmbH and the procedures for approval as IRB bank by the supervisory authorities - the Bundesanstalt für Finanzdienstleistungsaufsicht (Federal Financial Supervisory Authority) and Deutsche Bundesbank (German Federal Bank) - started. The bank is also seeking to obtain an independent rating from international rating agencies, which is expected to occur by year-end 2007. KfW IPEX-Bank expects to receive a rating of AA minus or A plus.
Commitments
     In 2006, total commitments of KfW IPEX-Bank amounted to EUR 15 billion (EUR 12 billion in 2005). This increase was, in part, attributable to large commitments for single projects in the basic industries and rail and road sectors. However, at December 31, 2006, KfW IPEX-Bank’s total outstanding loans declined to EUR 42 billion from EUR 46 billion at December 31, 2005, mainly due to the weaker US dollar and because a portion of the increase in new commitments represented renewals of old commitments.
     Commitments by Sectors. The following table shows the volume of KfW IPEX-Bank’s commitments divided by sectors, for each of the years indicated.

KfW IPEX-Bank(1)

	As of December 31,
	2006	2005
	(EUR in millions)
Basic Industries	2,614	2,267
Manufacturing Industries, Commerce and Health	2,277	1,897
Power, Renewables, Water	2,453	1,225
Telecommunications, Media	704	776
Shipping	2,826	2,513
Rail and Road	2,152	1,555
Aviation	949	741
Airports and Harbors, Construction Industries	1,004	749
Refinancing Facility for AKA(2)	0	261
of which from ERP special fund	0	11
of which from market funds	0	250

Total loan commitments(3)	14,979	11,984
Grants and other commitments	21	164

(1)	Commitments represent the volume of funds committed for loans and other business transactions (including grants and guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not add due to rounding.

(2)	AKA (Ausfuhrkreditgesellschaft mbH) is a consortium of German banks active in export financing.

(3)	Total loan commitments include guarantees of EUR 1,360 million in 2005 and EUR 2,962 million in 2006.
     Commitments by Geographic Area. In 2006, commitments for project and corporate financings within Germany rose to EUR 5.2 billion compared to EUR 4.5 billion in 2005. This increase was primarily due to guarantees extended in connection with participations in corporate financings. Project and corporate financings within Germany included loans to manufacturing and service companies, projects in the shipping, energy sectors and land-based traffic infrastructure, of which the manufacturing industries, commerce, power and energy and shipping accounted for a significant part of new commitments in 2006.
     KfW IPEX-Bank’s commitments to other countries increased from EUR 7.6 billion in 2005 to EUR 9.8 billion in 2006, mainly reflecting improved market conditions in certain sectors, such as shipping, basic industries, and rail and road. KfW IPEX-Bank’s export and project finance business to countries outside Germany includes loans that finance corporate investments in Germany and abroad, loans that finance direct investments by German and other European companies in countries abroad, and loans that finance projects by foreign borrowers which nevertheless serve German or European interests such as projects in natural resources.
     Commitments by Products. The following table shows the volume of KfW IPEX-Bank’s commitments divided by products, for each of the years indicated.

	As of December 31,
	2006	2005
	(EUR in millions)
Structured Finance	4,324	2,570
Direct Loans	2,777	2,530
Guarantees	2,648	1,912
Acquisition Finance	1,314	1,262
Project Finance	1,195	1,147
Credit Lines	1,079	871
ECA Export Finance	815	612
Lease Finance	703	555
Mezzanine and Other Products	145	689

Total loan commitments	15,001	12,148

     In recent years, KfW IPEX-Bank has expanded its product portfolio. In addition to its core products (project finance, structured finance, acquisition finance and corporate finance), it now offers trade finance (including bid and performance bonds and non recourse purchase of receivables discounted at market rates), mezzanine products, lease finance and derivatives as hedging instrument.
Funding
     The funds for KfW IPEX-Bank’s commitments are mainly provided by KfW through borrowings in the capital markets. For export finance loans to developing countries, funds from the ERP Special Fund may also be used. See “– Sources of Funds.” The ERP Special Fund is a revolving fund that, by law, may be used only to promote the German economy. In 2006, EUR 350 million in funding for loans was supported by the ERP Special Fund.
     The terms of export and project finance loans funded in the capital markets are based on the cost of funds to KfW, plus a margin intended to cover the administrative cost of the loan, the credit risk and a return on the bank’s capital. In connection with the sale of ships, KfW IPEX-Bank provides grants for the benefit of German shipyards that are financed from federal budget funds. Because the Federal Republic is a member of the OECD, loans financed with ERP Special Fund funds must comply with OECD regulations, which provide for minimum interest rates and maximum credit periods. Margins on these loans are also generally intended to cover all the risks of such loans as well as administrative costs and a return on capital. In addition, KfW IPEX-Bank charges customary banking fees for reserving and providing financing and for handling. Foreign currency-denominated loans are hedged through matched funding or other mechanisms. See “– Funding and Investment Policy.”
     After KfW IPEX-Bank commences operations as a legally separate subsidiary on January 1, 2008, KfW will continue to fund KfW IPEX-Bank’s international project and export finance business at market rates based on stand-alone ratings for KfW IPEX-Bank. Funds from the ERP Special Fund will be available only in those areas of export finance which the Commissioner has deemed to fall within the scope of the promotional activities of KfW. See “KfW – General – Ownership, Legal Status and Relationship with the Federal Republic – Understanding with the European Commission.”
Financial Cooperation
     In its financial cooperation business, KfW provides, on behalf of the Federal Republic, financial assistance to developing countries and countries in transition, either under its KfW Entwicklungsbank (KfW Development Bank) brand, which promotes mainly public sector development cooperation activities, or through DEG, which promotes private-sector investments in developing countries.
KfW Entwicklungsbank (KfW Development Bank)
     KfW acts as the Federal Republic’s international development bank, extending loans and disbursing grants to foreign public sector borrowers or recipients. To a large extent, these loans and grants are made according to instructions from the Federal Government from federal budget funds provided to KfW. Grants, by their nature, do not appear on KfW’s balance sheet.
KfW extends financial cooperation loans in three ways:

•	Traditional financial cooperation loans that are extended for the account of the Federal Republic;

•	Financial Cooperation Development Loans (FZ-Entwicklungskredite), in which KfW offers its own funds as an additional source of financing. For these loans, federal budget funds at low interest rates or grant funds are combined with funds from KfW that are refinanced in the capital markets. For the majority of these loans, the portion refinanced with KfW funds is usually guaranteed either by a special guarantee facility of the Federal Republic or by export credit agencies. Interest rates and related terms of Financial Cooperation Development Loans are significantly more favorable to the borrower than market terms and, therefore, meet the requirements for recognition as official development assistance; and

•	Financial Cooperation Promotional Loans (FZ-Förderkredite), which are funded solely through funds raised by KfW in the capital markets and do not include interest reduction elements from the federal budget.
     Generally, interested foreign governments submit applications for financial cooperation to the Federal Government, which then asks KfW to appraise the proposed projects. In the case of Financial Cooperation Promotional Loans, project sponsors may submit their proposals directly to KfW. KfW maintains a staff of economists, engineers and other specialists to assist in the appraisal and development of such projects, for which the Federal Government pays fees to KfW, calculated as a percentage of outstanding loans and grants. Based on KfW’s appraisal and its recommendation, the Federal Government decides whether or not to fund a particular project. Upon a favorable decision and upon determination of the terms and conditions of the financing, KfW enters into a loan or grant agreement with the recipient country or, if applicable, the individual agency responsible for the project, in which case the obligations under that agreement would then be fully guaranteed by the respective recipient country.
     Financial cooperation loans and grants are disbursed in accordance with the progress of the relevant project, and KfW monitors the utilization of funds in order to verify compliance with the provisions of the loan or grant agreements.
     The following table shows the volume of KfW’s financial cooperation commitments for each of the years indicated.
Financial Cooperation Commitments

	As of December 31,
	2006	2005
	(EUR in millions)
Total commitments	2,483	1,900
Loan commitments	1,496	1,046
Financial Cooperation Loans	280	307
Financial Cooperation Development Loans	704	492
of which federal funds	198	157
Financial Cooperation Promotional Loans	512	247
Grant commitments	902	770
Mandates(1)	85	84

(1)	Mandates are grants funded by governmental or supranational entities and distributed using KfW’s expertise and channels.
     Total commitments of KfW Development Bank increased by 31% to EUR 2,483 million in 2006 compared with EUR 1,900 million in 2005. This growth was mainly due to an increase of Development Loans and Promotional Loans commitments, which are funded partly or solely from KfW’s own funds.
     Consistent with KfW’s policy to increase its own funding of financial cooperation commitments, the share of commitments that were refinanced in the capital markets increased by 75% from EUR 583 million in 2005 to EUR 1,018 million in 2006. This amount corresponds to 41% of the total commitments of KfW Development Bank (compared with 31% in 2005).
     In 2006, Asia accounted for 41% of financial cooperation financing commitments, Middle East/North Africa for 18%, Europe/Caucasus for 17%, sub-Saharan Africa for 15%, and Latin America for 10%. The most significant commitments in 2006 were for projects for the development of social infrastructure (such as water, sewage, health and education projects) and economic infrastructure (such as power (including renewable energy), transportation and communication projects), and for the financing of small and medium-sized projects in industry and agriculture through local and regional development banks as well as micro-finance institutions. Funds were also allocated to finance projects for environment and resource protection, agency assistance in preparing, executing and initiating projects co-financed by KfW, training of local personnel to implement the projects, and structural assistance to support economic reforms.
     Project-tied commitments to finance development projects and programs amounted to EUR 2,398 million in 2006 compared with EUR 1,852 million in 2005. The greatest share of financial cooperation funds was committed to social infrastructure projects, with commitments totaling EUR 734 million, or 30% of total commitments (2005: 30%) and economic infrastructure projects, with commitments totaling EUR 724 million, or 29% (2005: 29%). Commitments in the financial sector amounted to a volume of EUR 600 million, or 24% (2005: 26%). Commitments for non-project-tied aid, in the form of structural assistance to support economic reforms in developing countries, amounted to EUR 85 million in 2006 compared with EUR 48 million in 2005.
     KfW has also implemented, on behalf of the Federal Government, the Transform Program to support the transition process in Eastern Europe. Under this program, KfW provides economic and legal advice to governments and institutions – now mainly to Ukraine and Russia. The program is complemented by measures designed to stimulate and foster the development of SMEs in Eastern Europe. These measures include providing refinancing for local banks that work with SMEs and the refinancing of loans to SMEs, as well as advisory services.
DEG – Deutsche Investitions– und Entwicklungsgesellschaft mbH
     DEG’s activities extend to various countries in Africa, Asia, Latin America, and Central and Eastern Europe. DEG aims to establish and expand private enterprise structures in these countries to support sustainable growth and lasting improvement in the living conditions of the local population. To this end, DEG provides long-term capital for private enterprises investing in developing countries. In addition, DEG provides both finance and consultancy services in customized packages on a project basis.
     DEG pursues four key economic aims in its private sector development policy:
•	Promoting direct investment, including with DEG’s own venture capital;

•	Providing long-term debt finance to investment projects;

•	Supporting pioneer investors in new countries and regions; and

•	Strengthening local capital markets through financial sector development.
     DEG conducts its activities in cooperation with commercial banks rather than in competition with them. In its activities, DEG acts in accordance with commercial principles: it does not provide subsidized finance, but instead offers finance solely on commercial terms and conditions. DEG also seeks to mobilize other partners to provide additional capital for investment in its projects.
     As an instrumentality serving public policy objectives of the Federal Government, DEG has been granted a favorable tax status under which only part of DEG’s activities are subject to corporate income tax. Like KfW, DEG does not distribute profits but instead re-channels them into new investments.
     DEG’s obligations do not benefit from the Guarantee of the Federal Republic or from Anstaltslast, and while DEG’s indebtedness is reflected in KfW’s consolidated balance sheet, its debt represents obligations of DEG and not of KfW. In June 2001, KfW and DEG entered into a refinancing agreement, under which KfW acts as sole issuer in the capital markets and provides DEG with mid- and long-term capital market funds according to DEG’s capital needs. In addition, agreements have been reached concerning the respective fields of business activities, the mutual use of offices abroad, joint public relations activities and joint information technology management.
     As of December 31, 2006, DEG had total assets of EUR 2,794 million, compared with EUR 2,343 million in 2005, and recorded net income of EUR 110 million, compared with EUR 119 million in 2005. DEG’s new commitments (at own risk) in 2006 amounted to EUR 918 million, compared with EUR 672 million in 2005. In addition, in 2006, commitments in the amount of EUR 12 million were made in connection with risk participations by third parties, compared with EUR 30 million in 2005.

Shareholdings, Treasury and Services
Privatization Initiatives and Other Shareholdings
     Privatization Initiatives. In furtherance of the privatization initiatives of the Federal Government, KfW has acquired and sold shares of both Deutsche Telekom AG and Deutsche Post AG in various transactions since 1997. KfW has sold those shares through, among other transactions, German and international public offerings, private placements, block trades, exchangeable bonds and other transactions. Pursuant to an arms-length agreement with the Federal Government, KfW is protected against the market risk of these transactions. The agreement provides that KfW will receive a percentage of any market value increase in the shares acquired and sold, plus a fee for its services.
     In the case of Deutsche Telekom AG, KfW sold, in the aggregate, approximately 192 million shares in 2006. As of December 31, 2006, KfW held a stake of approximately 17% in Deutsche Telekom AG. To KfW’s knowledge, the Federal Republic continued to hold a direct stake of approximately 15% in Deutsche Telekom AG as of December 31, 2006.
     In the case of Deutsche Post AG, KfW sold, in the aggregate, approximately 73 million shares in 2006 by means of an accelerated bookbuilding. In addition, approximately 14 million shares were delivered to investors of bonds exchangeable for shares in Deutsche Post AG, which had been issued by KfW in 2004 and matured on January 8, 2007. As of December 31, 2006, KfW held a stake of approximately 34% in Deutsche Post AG. Because the exchange of the bonds into Deutsche Post AG shares was only completed in January 2007 when the bonds matured, KfW’s stake has been further reduced to approximately 31%. To KfW’s knowledge, the Federal Republic holds no shares of Deutsche Post AG anymore.
     The Federal Government may sell further stakes in Deutsche Telekom AG to KfW in 2007. However, KfW expects its holdings in Deutsche Telekom AG and Deutsche Post AG shares to be reduced in the medium term.
     Other Shareholdings. KfW holds all its subsidiaries and equity participations that are subject to German taxation through its two investment holding companies: KfW Beteiligungsholding GmbH; and KfW IPEX-Beteiligungsholding GmbH. As of December 31, 2006, the assets of KfW Beteiligungsholding GmbH consisted of a 37.8% stake in IKB Deutsche Industriebank AG (“IKB”), and 100% stakes in Finanzierungs-und Beratungsgesellschaft mbH, ASTRA-Grundstücksgesellschaft mbH and tbg Technologie-Beteiligungs-Gesellschaft mbH (formerly owned by DtA Beteiligungs-Holding AG). KfW IPEX-Beteiligungsholding GmbH was established in 2005 principally to become the holding company for KfW IPEX-Bank’s participations. KfW IPEX-Bank itself will initially be a subsidiary of KfW IPEX-Beteiligungsholding GmbH. KfW IPEX-Bank is scheduled to become a legally separate subsidiary at the end of 2007. KfW IPEX-Beteiligungsholding GmbH holds a 50% share in Movesta Lease and Finance GmbH, which KfW acquired from IKB in 2005.
     IKB. KfW holds 37.8% of the total share capital of IKB. A German foundation that promotes research and industry holds 11.7%, and the remaining shares of IKB are publicly held.
     IKB’s activities include the provision of medium- and long-term loans, equity and real estate financings and structured financings for SMEs, as well as leasing services. IKB is located in Düsseldorf, and its activities are conducted primarily in Germany. IKB’s obligations do not benefit from a guarantee of the Federal Republic or from Anstaltslast. Joint activities of KfW and IKB currently include the promotion of mezzanine-debt and promissory notes, particularly in the area of acquisition financing and the financing of European SMEs. According to the preliminary figures released by IKB on May 16, 2007, the total value of assets on IKB’s balance sheet as of March 31, 2007 amounted to EUR 52.0 billion.
     EADS. On February 9, 2007, KfW IPEX-Beteiligungsholding GmbH, together with 14 other investors, agreed to acquire jointly from DaimlerChrysler group an indirect participation of approximately 7.5% in the issued share capital (the “EADS stake”) of European Aeronautic Defence and Space Company EADS N.V. (“EADS”), a public limited liability company (naamlose vennootschap) organized under the laws of the Netherlands. EADS is a European aerospace and defense company, which holds, among others participations, a majority interest in Airbus S.A.S., the European aircraft manufacturer.
     The economic interest in the EADS stake is held by a partnership limited by shares (Kommanditgesellschaft auf Aktien) organised under German law in which KfW IPEX-Beteiligungsholding GmbH holds an interest of 13%. As a result, KfW is exposed to the economic risk equivalent to holding an equity stake of approximately 0.975% in EADS. The interests of KfW and the 14 other investors in the partnership and the EADS stake are subject to various resale restrictions. KfW and the 14 other investors will benefit from a special dividend distribution. Voting rights in the EADS stake remain with the DaimlerChrysler group, and neither KfW nor any of the other investors are entitled – directly nor indirectly – to exercise any voting rights attached to the EADS stake.
     The investment of KfW IPEX-Beteiligungsholding GmbH, which amounted to approximately EUR 202 million, was made under a special mandate of the Federal Government in accordance with Article 2, paragraph 4 of the KfW Law.
Treasury and Funding
     KfW’s treasury and funding activities in the capital markets comprise all treasury-related activities, including, among others, liquidity management as well as providing short- and long-term funding for KfW Bankengruppe by issuing a variety of different securities and commercial paper. For more information, see “Sources of Funds” and “Funding and Investment Policy.”
Other Services
     KfW provides services for and on behalf of the Federal Government in connection with activities associated with Germany’s reunification. KfW administers certain claims transferred to the Federal Government under the 1990 Unification Treaty between the Federal Republic and the former GDR, assists the Federal Government in privatization initiatives associated with the reunification, and performs other services in connection with the assets and obligations taken over from the former GDR. In 2006, KfW continued to make progress in resolving the remaining open cases, claims and accounts.

Credit Risks
     The following table shows the credit support backing loans and guarantees (including securitization transactions under PROMISE, PROVIDE and variations of these transaction types) extended by the consolidated KfW Bankengruppe at the dates set forth below. Only the portion of each loan or guarantee backed by the relevant credit support is included.
CREDIT SUPPORT(1)

	As of December 31,
	2006			2005
	(EUR in			(EUR in
	billions)		(%)	billions)		(%)
Total loans(2) and guarantees outstanding	344.9	(3)	100.0	328.9	(4)	100.0

Of which:
- Amounts guaranteed by the Federal Republic or insured by HERMES on behalf of the Federal Republic(5)	34.1	(6)	9.9	35.7		10.9

- Amounts that are the primary liability of Länder, municipal governments or local public authorities or that are guaranteed by one of the Länder governments	46.2		13.4	40.2	(13)	12.2

- Trust loans(7)	7.4		2.1	8.3		2.5

- Loan and guarantee amounts mostly to small and medium-sized German companies for which commercial banks assume primary liability to KfW Bankengruppe(8)	144.2		41.8	135.0	(13)	41.0

- Securitization commitments outstanding for which commercial banks assume primary liability to KfW Bankengruppe	70.9		20.6	68.4		20.8

- Loan(2) and guarantee amounts at KfW Bankengruppe’s risk partially secured by collateral or other security arrangements customary in the banking business	42.1		12.2	41.3		12.6
of which:
Risk covered by collateral or other security arrangements(9)	12.5	(11)	3.6	12.0		3.6
Commercial risk to KfW Bankengruppe after valuation of collateral and other security arrangements(9)(10)	29.6	(12)	8.6	29.3		8.9

(1)	Totals may not add due to rounding. All amounts include accrued interest and are net of reserves and provisions.

(2)	Includes loans extended in the private equity business.

(3)	Includes EUR 79.2 billion of guarantees provided by KfW Bankengruppe.

(4)	Includes EUR 74.2 billion of guarantees provided by KfW Bankengruppe.

(5)	Includes amounts guaranteed by other EU or OECD member states or insured by other credit export agencies.

(6)	Of which EUR 1.6 billion are guaranteed by other EU or OECD member states, and EUR 0.5 billion are insured by other credit export agencies.

(7)	Trust loans involve no risk to KfW, as they are made in KfW’s name but on behalf of, at the sole risk of and with funds provided entirely by, the entity for which they are made. Substantially all of these loans are made on behalf of the Federal Government.

(8)	Includes global loans in Western Europe.

(9)	The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral.

(10)	This position includes deductibles and uninsured portions of HERMES-covered loans, portions of loan and guarantee amounts secured by collateral but not covered by the expected safe market value of the collateral, and unsecured loans and guarantees. These figures also include loan amounts to foreign public borrowers/guarantors in countries that are not highly rated.

(11)	Of which EUR 2.6 billion represents risk covered by guarantees and similar non-physical security arrangements, and EUR 10.0 billion represents risk covered by mortgages, pledges of collateral and similar security arrangements.

(12)	Of which: promotional investment financing programs account for 26%; rail and road transport, 12%; shipping, 8%; aviation, 5%; basic industries, 9%; energy and environmental technology, 14%; industry, 9%; airports, seaports construction, 8%; telecommunication/new media, 3%; and others, 6%.

(13)	Reclassified to account for guarantees provided by German Länder to the promotional institutions of the federal states (Landesförderinstitute, or LFI). Before reclassification, an amount of EUR 5.6 billion was included in the commercial banks’ liability (thus amounting to EUR 140.7 billion), which is now included in the line item “Amounts that are the primary liability of Länder, municipal governments or local public authorities or that are guaranteed by one of the Länder governments”. Prior to the reclassification, this line item therefore amounted to EUR 34.6 billion. For more information on the Federal Government’s guarantees to LFIs, see “ – Investment Finance” above.

Loan Loss Provisions
     KfW Bankengruppe enters only into risks that it determines to be acceptable in the context of its current and future earnings. All risks entered into are assessed and provided for according to standards considered by KfW to be conservative. The risk of default is the main component, and it is partially limited due to the structure of KfW Bankengruppe’s business as described below and as shown in the Credit Support table above.
     Generally, the intermediating banks to which KfW lends bear the risk on investment loans. In the case of loans extended by KfW IPEX-Bank, a substantial part of the risks is limited through Federal Government guarantees or through risk participations by commercial banks. For financial cooperation loans, agreements with the Federal Government largely exclude risks to KfW. Accordingly, since the public authorities and banks bear the main liability for loans extended by KfW in each of its main areas of business, only a relatively small portion of the risk remains with KfW in its lending business. This residual risk is largely covered by guarantees of domestic suppliers or foreign companies, or by mortgages and other asset-based collateral. KfW accepts only highly rated guarantees and annually reviews its collateral using conservative valuation principles. After this valuation process, any remaining amount of loans and guarantees at commercial risk is the basis for evaluating identified and latent risks and making appropriate provisions.
     KfW controls the risks of default relating to loans and guarantees for which it has retained risk by means of an internal rating and evaluation process, in which the risks of individual borrowers and country risks are assessed separately.
     For loans and guarantees where KfW identifies a risk of default (so-called “impaired” or “non-performing” loans), it makes an appropriate specific loss provision reflecting the potential amount of loss and taking into account, among other factors, any collateral securing such loans. The identification of impaired loans is based on the relevant current Basel II criteria for non-performing-loans and IAS/IFRS loss events. KfW reviews and adjusts its specific provisions for impaired loans on a quarterly basis. An additional provision is made for the remaining part of the exposure on impaired loans.
     For loans and guarantees in respect of which no specific risk of default is presently identifiable, KfW has general loan loss provisions for latent country risks and latent counterparty or project risks. Part of these general loan loss provisions are made pursuant to Section 340(g) of the German Commercial Code (Handelsgesetzbuch, or HGB), as described below. KfW adjusts its provisions for loan losses for latent risks at the end of each fiscal year as part of the annual loan portfolio rating process and believes its policy in this respect is prudent.
     In accordance with German GAAP, the aggregate amount for loan loss provisions as of year-end is set off against loan balances on the balance sheet and is not included in the reserves disclosed under the “Capital reserves” item in the balance sheet. However, since 1999, Section 340(g) of the German Commercial Code has permitted banks to show general provisions as a reserve, which KfW has done as to a portion of its general provisions for loan losses. See “Management’s Comments on the Financial Statements — The Balance Sheet — Own funds”.
     The annual increases on loan loss provisions are charged to income under the “Write-downs of and value adjustments on loans and certain securities and increases of provisions for possible loan losses” item on the income statement.
     For additional information regarding the group’s risk provisions and valuations, see “Management’s Comments on the Financial Statements — Risk Provisioning and Valuation Result”.
     At December 31, 2006, EUR 3.0 billion of group loans and guarantees were classified as non-performing loans compared to EUR 5.1 billion in 2005. At December 31, 2006, specific allowances for non-performing loans amounted to EUR 1,315 million, compared with EUR 1,387 million in 2005. In addition, specific provisions for DEG’s private equity business amounted to EUR 125 million at December 31, 2006, compared to EUR 122 million at December 31, 2005. Total specific provisions of EUR 1,440 million thus covered 48% of the group’s exposure to non-performing loans at December 31, 2006. Further, KfW had additional provisions relating to the remaining part of the exposure on certain impaired loans amounting to EUR 115 million at year-end 2006 (unchanged from the 2005 level).

     As discussed elsewhere in this document, KfW plans to report under International Financial Reporting Standards (IFRS) beginning with its financial statements for the full-year 2007. Under IFRS, in addition to making specific provisions for non-performing loans, KfW will record provisions for losses on performing loans incurred but not yet reported, which will be calculated on the basis of an internal expected-loss-model.
     Loans and payments made under guarantees are written off when management determines that there is no chance of recovery. The aggregate amount of loans and guarantee payments written off by KfW Bankengruppe during the ten-year period ended December 31, 2006, net of recoveries on such loans and guarantee payments, was EUR 2,735 million, compared with EUR 2,405 million in the ten-year period to 2005. Most of these loans had been fully provided for in years prior to their write-off.
     In 2006, the aggregate amount of loans and guarantee payments written off by the group amounted to EUR 356 million. Of this amount, EUR 319 million related to KfW, mainly investment finance and aircraft finance loans. In 2005, the aggregate amount of loans and guarantee payments written off by the group amounted to EUR 799 million, including EUR 728 million relating to KfW, mainly in the areas of private equity finance and aircraft finance.
Risk Control
     To promote its sustainable long-term development, KfW Bankengruppe continuously seeks to enhance its group-wide risk-management function.
     KfW is not subject to the risk management provisions of the German Banking Act, but applies them on a voluntary basis. The German Banking Act provides for the implementation of appropriate systems for the management, supervision and control of risk, based on the ratio of equity (regulatory capital) to risk as a limitation on business volume and the ability to assume additional risk. KfW voluntarily complies with the Minimum Requirements for Risk Management of banks (MaRisk).
     Ultimate responsibility for risk management and for its transparent presentation to the appropriate oversight bodies rests with the Board of Managing Directors, which reports to the Board of Supervisory Directors. An independent risk management and controlling department is in charge of managing and controlling all categories of risk for the entire group and of establishing a uniform standard of assessing and addressing risks on a group-wide basis. This department is functionally independent from the business units that enter into the risks and reports to group risk management bodies, such as the Risk Management Committee and its sub-committees for market and credit risk. In addition, the department co-operates with operational units that are involved in the process of risk supervision. The Risk Management Committee includes the members of the Board of Managing Directors. In line with the Minimum Requirements for Risk Management of banks (MaRisk), the complete risk profile of the group – including credit, market and operational risks – is reported to the Risk Management Committee and to the Board of Supervisory Directors on a quarterly basis, thus providing for timely and adequate risk reporting.
     The risk management systems in KfW Bankengruppe identify, assess and control the following risk categories: credit and counterparty risks; liquidity risk; foreign exchange and interest rates risks; and operational risks. KfW Bankengruppe is constantly developing and expanding the range of instruments designed to meet its requirements to limit, control and supervise risks. As a general rule, KfW assumes or enters only into those risks that it determines to be acceptable in the context of its risk bearing capacity and current and expected future earnings.
     In 2006, KfW continued to develop further its risk assessment and evaluation systems with a clear focus on validation and improvement of internal rating systems and the exposure at default and loss given default concepts. KfW applies the economic capital concept to determine the economic capital requirements for its credit and market risks based on internal models for portfolio credit risk.
     The risk of loss from a credit risk bearing position is measured by means of two risk parameters: expected; loss and required economic capital.
     The expected loss is the average loss statistically expected to occur over a longer period of time. Expected losses are calculated, among others, for the pricing and are covered by the risk margin. The expected loss is defined as the product of the probability of default of a borrower, the exposure at default and loss given default. The probability of default is estimated for every borrower by means of rating procedures. The central result of the rating procedure is a statement about the probability that a counterparty cannot meet its payment obligations in the next twelve months. The estimation of the loss given default is based in particular on the assessment of collateral value and guarantees. Expected losses are not backed by capital because they are, on average, offset by the risk margins on non-defaulting loans (insurance principle).
     In case the losses incurred in any one year exceed the expected loss, these losses are covered from KfW’s own resources. The risk controlling department quantifies the potential loss to be backed by capital by means of statistical models. For credit risks, the potential loss is calculated using a credit portfolio model and the risk measure ‘credit value at risk’ at a given confidence level. KfW applies a one-year forecast period and a confidence level of 99.99%, which corresponds to AAA standard, for the calculation of ‘credit value at risk’. The difference between the credit value at risk and the expected loss is the required economic capital.
     KfW uses a similar procedure in the area of market price risk calculating the value at risk by means of statistical models. The required economic capital is set equal to the value at risk of a market risk bearing position. The capital required to cover credit and market price risks is aggregated taking into account diversification effects. The capital required to cover operational risks is calculated using the regulatory standard approach of Basel II. The required economic capital is matched against the available financial resources.
     Throughout the business year 2006 the required economic capital was matched at any time by sufficient financial resources. In addition, KfW ensures in the framework of the Group business unit planning that its risk-bearing capacity is maintained in the future, too. KfW covers liquidity and other risks by monitoring suitable key figures and through regular checks on processes in KfW’s operation.
     The main risks KfW faces are credit risk, market risk, liquidity risk and operational risks.
     Credit Risk. KfW bears the credit risk of the end borrower mainly in connection with its export and project financing business and programs for equity participation, start-up finance, and, increasingly, in its financial cooperation business. In particular, in its investment finance business, KfW is exposed to the credit risk of the on-lending banks and monitors this risk on a continuous basis.
     The assessment of credit risk is made using internal rating procedures. All material lending decisions are based on two votes, one by the operational departments (market) and one by the market independent risk management department. Country risks and individual commercial or project-related risks are assessed separately. The rating procedures used by KfW Bankengruppe are based on a consistent model architecture and are designed for relevant homogenous customer segments or type of financing. By regularly evaluating the rating procedures and developing them further, KfW ensures fast response to any changes in the framework conditions.
     The risk profiles of KfW’s loan portfolio are assessed by means of a credit risk portfolio model. On the basis of the concept of economic capital, the risk management and controlling department measures the risk concentrations by individual borrower, industry and country. The results form the basis for managing the loan portfolio and are included in the risk reporting and group unit business planning.
     To control credit risk, KfW also uses a limits framework and a range of hedging instruments that are customary in the banking business. These instruments include credit default swaps, which are concluded with OECD banks and used for risk management of sub-portfolios and individual counterparties. KfW established risk principles that are obligatory on a group-wide level and that set standards for rating procedures and valuation of collateral, among other things. The default risk on securities investments and derivatives are limited by a restrictive choice of counterparties and through collateral agreements.
     For more information on KfW’s credit risk exposures, see “– Loan Loss Provisions” above.
     Market Risk. Due to the nature of its business, KfW’s market risk is limited mainly to foreign currency, stock price and interest rate risks. Currency risks associated with loans outstanding are limited by refinancing these loans in the same currency as the respective loan and through currency hedging instruments when the refinancing takes place in a different currency. Exchange rate risks have mainly an affect on foreign currency margins earned in the lending business. Stock price risks arise from minor capital market investments. Currency and stock price risks are measured and reported on a quarterly basis.

     Interest rate risk is incurred and limited as follows. Depending on its interest rate expectations, KfW may take limited interest rate risk by accepting a certain mismatch in the duration of its assets and liabilities. In addition, KfW is subject to a potential asset liability duration mismatch for structural reasons, since KfW permits prepayment for most of its investment finance loans without compensatory payments. When an increase of prepayments can be expected as a result of interest rate developments, KfW takes into account the possibility of prepayments by entering into transactions on the funding side with short- and medium-term maturities and buying alternative assets, mainly bonds. The Risk Management Committee monitors on a monthly basis KfW’s interest rate risk exposure on the basis of specific instruments for risk control. The risk of changes in interest rates is managed using an internal model that is linked to all the relevant internal and external data. This process enables KfW regularly to undertake up-to-date value-at-risk calculations for changes in interest rates and adjust its funding decisions accordingly. In addition, monthly reports show open positions that are interest rate sensitive.
     Liquidity Risk. KfW’s liquidity risk is monitored by a liquidity control system that evaluates, on a daily, monthly and yearly basis, the liquidity situation of KfW in accordance with the guidelines set forth in the Principle II of the German Banking Act, which governs liquidity. In addition, KfW applies the Basel II principles for the management of liquidity. To ensure liquidity, KfW maintains a portfolio of liquid securities, including a U.S. dollar-denominated liquidity reserve. The use of asset swaps limits the price risk associated with holding bond portfolios as a liquidity reserve. The reserve is assessed on a regular basis in order to fulfill all payment obligations even in a worst case scenario as defined by KfW within its contingency plans. In addition, KfW maintains a balanced medium- and long-term liquidity structure as part of its asset/liability management.
     Operational Risk. The revised German Banking Act addresses the management and control of operational risk. The rules governing the capital adequacy of institutions, groups of institutions and financial holding groups and the Minimum Requirements for Risk Management of banks (MaRisk) set new standards to manage operational risk. KfW decided to manage and control its operational risk according to these rules and to use the standardized approach for capital calculation. On this basis, KfW defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal, regulatory and reputation risk, but excludes strategic risk.
     Operational Risk Control is an independent centralized function within KfW and is responsible for defining the operational risk framework and related policies as well as developing instruments and methodologies. Operational risk managers within the business divisions manage operational risk independently but under the supervision of Operational Risk Control. KfW has developed an appropriate risk management environment which includes methods for the identification, assessment, monitoring and mitigation of operational risk. In 2006, Operational Risk Control completed various projects to meet the requirements under the Basel II criteria. In addition, KfW attempts to limit legal risk by involving KfW’s legal department at an early stage as well as by close cooperation with external legal counsel.
     Business Continuity Management (BCM). In anticipation of the new high-level principles for business continuity from the Basel Committee on Banking Supervision and according to German banking regulations, KfW has established a central business continuity team, which is responsible for setting up a crisis management function, the coordination and implementation of business and IT contingency tests, and the maintenance of a general contingency plan. For unforeseeable events such as outage of technical equipment, KfW has installed and is further developing contingency plans and maintains sufficient insurance coverage. In addition, KfW maintains an in-house back-up system, on which data is stored on a daily basis, and runs an off-site back-up system.
Sources of Funds
     KfW Bankengruppe’s principal sources of funds are the capital markets and public funds. After deduction of EUR 7.5 billion in liabilities on a trust basis (i.e., for which the Federal Government provides the funding and assumes all risks), EUR 450 million in unpaid capital and EUR 27 million in the special loss account maintained in accordance with Article 17(4) of the D-Mark Balance Sheet Law, KfW Bankengruppe’s adjusted balance sheet total at December 31, 2006 was EUR 351.6 billion. EUR 323.5 billion, or 92% of this amount, was financed through borrowings. The following table shows KfW Bankengruppe’s borrowings by source of funds:

Borrowings of KfW Bankengruppe by Source of Funds (1)

	As of December 31, 2006
	(EUR in billions)	(%)
Capital Market Funds
Bonds, notes and commercial paper issued by KfW and KfW Finance	246.0	76.1
of which Funds borrowed from KfW Finance(2)	3.0	0.9
Funds borrowed from banks	21.9	6.8
Funds borrowed from customers	24.6	7.6

Total capital market funds	292.6	90.4
Public Funds
Federal budget	14.1	4.4
ERP Special Fund	16.8	5.2
Total public funds	30.9	9.6

Total funds	323.5	100.0

(1)	Totals may not add due to rounding.

(2)	Represents net proceeds of KfW Finance’s commercial paper issues on-lent to KfW against Schuldscheindarlehen.
     In line with the maturity structure of KfW Bankengruppe’s loan portfolio, 72.2% of the group’s total borrowings outstanding at the end of 2006 had remaining maturities of one year or more.
     Capital Markets. KfW Bankengruppe raises funds in the capital markets through the issuance of bonds and notes and by incurring loans against debt certificates (Schuldscheindarlehen). Capital market funding has gained importance in the last several years as KfW Bankengruppe has increased the volume of its loan portfolio. The proportion of capital market funds in KfW Bankengruppe’s new borrowings with initial maturities of more than one year was 79.8% in 2006 compared with 81.9% in 2005. For information on the range of interest rates paid by KfW Bankengruppe on its capital market liabilities at the end of 2006, see “Supplementary Information on Funded Debt of KfW.”
     The most important source of capital market funds for KfW is bond and note issues in the international capital markets, both directly and indirectly through its wholly-owned finance subsidiary in the United States, KfW International Finance Inc., a Delaware corporation (“KfW Finance”). During 2006, all obligations of KfW Finance under its outstanding bonds were assumed by KfW. At December 31, 2006, the amount of outstanding bonds and notes issued by KfW Bankengruppe (including KfW Finance) totaled EUR 246 billion, representing a EUR 7.1 billion increase from the EUR 238.9 billion outstanding at December 31, 2005. In 2006, KfW Finance issued commercial paper only in the U.S. market. The net proceeds of KfW Finance’s issues are on-lent to KfW in the form of Schuldscheindarlehen. All of KfW Finance’s securities are fully and unconditionally guaranteed by KfW.
     With respect to outstanding borrowings, Schuldscheindarlehen are KfW Bankengruppe’s second most important funding instrument in the capital markets, with EUR 28.8 billion outstanding at December 31, 2006 , of which EUR 11.4 billion are included in funds borrowed from banks and EUR 17.4 billion in funds borrowed from customers (non-bank). Schuldscheindarlehen are a special instrument of the German capital market, whereby the lending entity, generally a bank, insurance company or public pension fund, receives a certificate evidencing its loan to the borrower and the terms of such loan. Maturities on Schuldscheindarlehen range from one to 30 years, thereby providing a high degree of flexibility to both the borrower and the lender. The certificate generally authorizes three assignments, which provides limited liquidity for the Schuldscheindarlehen in the interbank secondary market.
     Public Funds. Consistent with the increasing importance of capital market funding to KfW Bankengruppe, the proportion of public funds in the group’s borrowings remained almost unchanged at 10% in 2006. The most important source of public funds for KfW is the budget of the Federal Republic. Total long-term and short-term borrowings from funds provided by the federal budget (excluding loans on a trust basis) amounted to EUR 14.1 billion at December 31, 2006. Public funds available to KfW Bankengruppe also include amounts borrowed from the ERP Special Fund. The group’s long-term and short-term borrowings from the ERP Special Fund amounted to EUR 16.8 billion at December 31, 2006.
     Use of Funds. The majority of KfW Bankengruppe’s lending in connection with investment finance and export and project finance is financed from funds raised by KfW in the capital markets. Public funds are made available to the group for use in special categories of investment finance and certain export and project finance transactions with developing countries. Loans made within the framework of the Federal Republic’s financial cooperation programs are mainly financed with funds appropriated in the federal budget for loans by KfW Bankengruppe. Grants, the vast majority of which are made in connection with the Federal Republic’s financial cooperation program, are also financed with funds appropriated from the federal budget. Grants, by their nature, do not appear on the group’s balance sheet.
Funding and Investment Policy
     KfW’s funding policy pursues a dual aim: to achieve the most favorable terms possible for funds raised in the capital markets; and to minimize, to the extent practicable, the effects of changes in interest rates by matching funding liabilities with loan assets, mainly through interest rate hedging instruments. In order to achieve favorable terms for funds raised, KfW maintains an active presence in all major capital markets and utilizes a broad range of funding instruments in various currencies, covering a range of maturities.
     KfW’s funding is based on three pillars: its benchmark programs (Euro benchmark program and U.S. dollar program); publicly placed bonds outside the benchmark programs; and private placements. In 2006, benchmark bonds accounted for a funding volume of EUR 21.8 billion, or 40%, of the total funding volume of EUR 54.2 billion. The two other pillars accounted for EUR 23.4 billion, or 43%, and EUR 5.8 billion, or 11%, respectively, with the remaining 6% being mainly funded by issuance of credit-linked certificates of indebtedness in connection with securitization transactions. Under the Euro benchmark program, KfW issued three bonds, two in an amount of EUR 5 billion each (maturities of fifteen and three years) and one in an amount of EUR 3 billion (five-year maturity). Under the U.S. dollar program, KfW issued one ten-year note with an initial aggregate principal amount of USD 1 billion, which was subsequently increased by a further USD 1 billion to an outstanding volume of USD 2 billion, and three notes with an amount of USD 3 billion each (two three-year notes and one five-year note).
     At the end of 2006, KfW held two medium-term portfolios of public sector issues as well as bonds issued by banks and other borrowers, all of high credit quality, in the aggregate amounts of EUR 18.7 billion and USD 1.2 billion, respectively, which are managed by KfW. KfW holds such bonds as a liquidity reserve. The portfolio of bonds denominated in euro enables KfW to enter into repurchase agreements and secured loans under the refinancing operations of the European Central Bank via the Deutsche Bundesbank. More than half of the remaining bonds in KfW’s eurobond portfolio (excluding compensation claims) will mature by 2010.
     In addition, KfW holds short-term securities as well as other money market assets in connection with its liquidity management.
     In order to diversify its sources of liquidity in euro and U.S. dollar, KfW owns two liquidity portfolios of securities denominated in euro and U.S. dollar, both of which are managed by external portfolio managers. As of December 31, 2006, the amounts invested reached EUR 3.8 billion and USD 1.1 billion, respectively. For purposes of investing a portion of its own funds, KfW owns a further portfolio of securities denominated in euro, which is also managed by external portfolio managers. The amount invested in this portfolio was EUR 1.5 billion as of December 31, 2006.

SHORT-TERM INDEBTEDNESS AND CAPITALIZATION
     In accordance with German GAAP applicable to banks, KfW classifies borrowed funds on its balance sheet as (i) debt with remaining maturities of more than five years, (ii) debt with remaining maturities of more than one year up to five years, (iii) debt with remaining maturities of more than three months up to one year, (iv) debt with remaining maturities of up to three months and (v) debt at call. This classification differs from U.S. GAAP, which requires a dual classification into current debt with initial maturities of up to one year and long-term debt with initial maturities in excess of one year.
     The following table has been prepared in accordance with the German GAAP presentation format. Long-term debt consists of borrowings and bonds issued with remaining maturities of one year or more.
Short-term Indebtedness and Capitalization of KfW Bankengruppe as of December 31, 2006(1)

(EUR in millions)
Short-term indebtedness(2)	80,324

Long-term borrowings from
Federal Government	12,375
ERP Special Fund	14,483
Banks	10,915
Other lenders	17,963

Total long-term borrowings	55,736
Bonds	177,775

Total long-term debt	233,511
Equity
Paid-in capital(3)	3,300
Reserves(4)	6,728
Fund for general bank risks	5,300

Total equity	15,328

Total capitalization(5)	329,163

(1)	Totals may not add due to rounding.

(2)	With a remaining term of one year or less.

(3)	KfW’s equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounted to EUR 3,750 million in 2006. EUR 3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)	Consists of capital reserves of EUR 1,604 million, retained earnings of EUR 4,367 million and reserves from the ERP Special Fund of EUR 757 million.

(5)	Excludes accrued interest in the amount of EUR 10.2 billion.

MANAGEMENT
     The executive bodies of KfW are the Board of Managing Directors (Vorstand) and the Board of Supervisory Directors (Verwaltungsrat).
Board of Managing Directors
     The Board of Managing Directors presently consists of six members, which are appointed by the Board of Supervisory Directors. The Board of Managing Directors is responsible for the day-to-day conduct of KfW’s business and the administration of its assets. The names of the members of the Board of Managing Directors and the dates of their appointments to the Board are set forth below:

Name	Date of Initial Appointment
Dr. Günther Bräunig	October 1, 2006
Dr. Peter Fleischer	August 22, 2003
Dr. Norbert Kloppenburg	January 1, 2007
Wolfgang Kroh	December 1, 2000
Detlef Leinberger	October 1, 1999
Ingrid Matthäus-Maier (official spokeswoman)	July 1, 1999
     Members of the Board of Managing Directors are full-time employees of KfW and are generally appointed for five-year terms of office. Reappointment is permitted. Each Managing Director is responsible for certain aspects of KfW’s activities but shares the responsibility for all actions taken by the Board. There is no chief executive officer of KfW. The official spokeswoman of the Board of Managing Directors is Ingrid Matthäus-Maier.
     On December 9, 2005, the Board of Managing Directors elected its member Ingrid Matthäus-Maier to become spokeswoman of the Board of Managing Directors as of October 1, 2006. Ms. Matthäus-Maier replaced Hans W. Reich as official spokesman, who retired as of September 30, 2006. Also on December 9, 2005, the Board of Supervisory Directors appointed Dr. Günther Bräunig, at that time General Manager of KfW, to the Board of Managing Directors as of October 1, 2006. On March 31, 2006, the Board of Supervisory Directors appointed Dr. Norbert Kloppenburg, at that time a director of KfW, to the Board of Managing Directors as of January 1, 2007. Dr. Kloppenburg has replaced Dr. Peter Klaus, who retired as of April 30, 2007.
Board of Supervisory Directors
     The Board of Supervisory Directors currently has 37 members and consists of the Federal Minister of Finance, the Federal Minister of Economics and Technology, the Federal Minister of Foreign Affairs, the Federal Minister of Food, Agriculture and Consumer Protection, the Federal Minister of Transport, Building and Urban Affairs, the Federal Minister for Economic Cooperation and Development, the Federal Minister for the Environment, Nature Conservation and Nuclear Safety, seven members appointed by the Bundesrat, seven members appointed by the Bundestag, five representatives of commercial banks, two representatives of industry, one representative each of the local municipalities, agriculture, crafts, trade and the housing industry and four representatives of the trade unions. The representatives of the commercial banks, industry, the local municipalities, agriculture, crafts, trade, the housing industry and the trade unions are appointed by the Federal Government after consultation with their constituencies.
     The Federal Minister of Finance and the Federal Minister for Economics and Technology are appointed by the Federal Government as Chairman and Deputy Chairman of the Board of Supervisory Directors on a year-by-year rotating basis. The term of office of all Federal Ministers is five years while the other members of the Board of Supervisory Directors are appointed for three years. There are two committees of the Board of Supervisory Directors, the Legal and Administrative Committee and the Credit Committee, which approves all loan commitments to a single borrower of between EUR 50 million and EUR 100 million.
     The Board of Supervisory Directors supervises the overall conduct of KfW’s business and the administration of its assets. It may give the Board of Managing Directors general or special directives. In particular, the Board of Supervisory Directors approves all loan commitments to a single borrower exceeding EUR 100 million and may reserve the right to approve other transactions or types of transactions. It is not, however, authorized to represent KfW or to commit funds on KfW’s behalf.

     The members of the Board of Supervisory Directors are:

Name	Position
Dr. Günter Baumann	Member of the Board of Managing Directors of DIHK Deutscher Industrie- und Handelskammertag; Representative of the industry
Anton F. Börner	President of the Bundesverband des Deutschen Groß- und Außenhandels e.V.; Representative of the wholesale and foreign trade sector
Dr. Uwe Brandl	President of Bayerischer Gemeindetag; Representative of the local municipalities
Frank Bsirske	Chairman of ver.di – Vereinigte Dienstleistungsgewerkschaft; Representative of the trade unions
Prof. Dr. Ingolf Deubel	Minister of Finance of the State of Rhineland-Palatinate; appointed by the Bundesrat
Rüdiger Dorn	President of Haus & Grund Deutschland; Representative of the housing industry
Professor Dr. Kurt Faltlhauser	Minister of Finance of the Free State of Bavaria; appointed by the Bundesrat
Dr. Thomas R. Fischer	Chairman of the Board of Managing Directors of WestLB; Representative of the mortgage banks
Sigmar Gabriel	Federal Minister for the Environment, Nature Conservation and Nuclear Safety
Michael Glos	Federal Minister of Economics and Technology; Deputy Chairman
Heinrich Haasis	President of the Deutscher Sparkassen- und Giroverband ; Representative of the savings banks
Peter Jacoby	Minister of Finance of the State of Saarland; appointed by the Bundesrat
Bartholomäus Kalb	Member of Parliament, appointed by the Bundestag
Roland Koch	Minister President of the State of Hesse; appointed by the Bundesrat
Jürgen Koppelin	Member of Parliament, appointed by the Bundestag
Oskar Lafontaine	Member of Parliament, appointed by the Bundestag
Claus Matecki	Member of the Board of Managing Directors of Deutscher Gewerkschaftsbund; Representative of the trade unions
Dr. Michael Meister	Member of Parliament, appointed by the Bundestag
Franz-Josef Möllenberg	Chairman Trade Union for Food and Restaurants; Representative of the trade unions
Hartmut Möllring	Minister of Finance of the State of Lower Saxony, appointed by the Bundesrat
Klaus-Peter Müller	President of the Bundesverband Deutscher Banken e.V.; Representative of the commercial banks
Stefan Ortseifen	Spokesman of the Board of Managing Directors of IKB Deutsche Industriebank AG; Representative of the industrial loan banks
Matthias Platzeck	Minister President of the State Brandenburg; appointed by the Bundesrat
Dr. Christopher Pleister	President of Bundesverband der Deutschen Volks- und Raiffeisenbanken e.V. (BVR); Representative of the cooperative banks
Christine Scheel	Member of Parliament, appointed by the Bundestag
Hanns-Eberhard Schleyer	Secretary General of the Zentralverband des Deutschen Handwerks; Representative of the crafts
Horst Seehofer	Federal Minister of Food, Agriculture and Consumer Protection
Michael Sommer	Chairman of the Deutscher Gewerkschaftsbund; Representative of the trade unions
Gerhard Sonnleitner	President of the Deutscher Bauernverband e.V.; Representative of the agricultural sector
Jörg-Otto Spiller	Member of Parliament, appointed by the Bundestag
Peer Steinbrück	Federal Minister of Finance; Chairman
Dr. Frank-Walter Steinmeier	Federal Minister of Foreign Affairs
Ludwig Stiegler	Member of Parliament, appointed by the Bundestag
Erwin Teufel	Former Minister President of the State of Baden-Württemberg, appointed by the Bundesrat
Jürgen R. Thumann	President of the Bundesverband der Deutschen Industrie e.V.; Representative of the industry
Wolfgang Tiefensee	Federal Minister of Transport, Building and Urban Development
Heidemarie Wieczorek-Zeul	Federal Minister for Economic Cooperation and Development

     See “Notes to Financial Statements — Other Notes Required — Remuneration, Advances and Loans to Members of the Board of Managing Directors and the Board of Supervisory Directors” for information on the remuneration of the Board of Managing Directors and the Board of Supervisory Directors.
EMPLOYEES
     At December 31, 2006, KfW employed 3,580 persons, compared to 3,452 persons at December 31, 2005. Approximately 36% of KfW’s staff is covered by collective bargaining agreements. KfW provides employee benefits such as pensions to its employees.
     Of KfW’s staff, approximately 29% are engaged in investment finance, 12% in financial cooperation, 11% in export and project finance, and the balance in KfW’s accounting, disbursements, collateral, funding and lending support departments and in general administrative and staff functions.

FINANCIAL SECTION
FINANCIAL STATEMENTS AND AUDITORS
     The financial statements and the consolidated financial statements of KfW have been prepared in accordance with the German Commercial Code and the more specific requirements of the Accounting Regulation for Banks and Financial Service Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute - the “Bank Accounting Regulation”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively, “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors. German GAAP differs in certain significant respects from accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”), and, as a result, KfW’s consolidated financial statements included in this annual report may differ substantially from financial statements prepared in accordance with U.S. GAAP.
     Pursuant to the KfW Law, the annual financial statements of KfW are examined by a Wirtschaftsprüfer (Certified Public Accountant) who is appointed by the Federal Minister of Finance in consultation with the Board of Supervisory Directors and the Federal Court of Auditors. KfW’s external auditors for the fiscal year 2006 are PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”), a member of PricewaterhouseCoopers International.
     The annual audit is conducted in accordance with German Generally Accepted Auditing Standards (“German GAAS”).
     The audit report of PwC for the year ended December 31, 2006, dated March 8, 2007, refers to a combined management report (“Lagebericht”). The examination of, and the audit report upon, this combined management report are required under German GAAS. This examination was not made in accordance with U.S. Generally Accepted Auditing Standards (“U.S. GAAS”) or U.S. attestation standards. Therefore, PwC does not provide any opinion on the aforementioned examination, on the combined management report or on the financial statements included in this Annual Report in accordance with U.S. GAAS or U.S. attestation standards.

MANAGEMENT’S COMMENTS ON THE CONSOLIDATED FINANCIAL STATEMENTS
     KfW Bankengruppe comprises KfW and eight affiliated enterprises. Six of these affiliated enterprises are consolidated into the group. The figures in the financial statements for the group are determined mainly by the financial condition and results of operations of KfW. Significant differences between the results or financial position of KfW Bankengruppe and those of KfW are discussed below.
Composition of KfW Bankengruppe

	Balance Sheet Total
	(EUR in millions)
	December 31,	December 31,
	2006	2005
KfW	358,774	340,316
Finanzierungs- und Beratungsgesellschaft mbH (FuB)	47	48
KfW International Finance Inc. (KfW Finance)	3,008	22,693
DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (DEG)	2,672	2,221
tbg Technologie-Beteiligungs-Gesellschaft mbH (tbg)	600	718
KfW Beteiligungsholding GmbH	1,436	1,490
KfW IPEX-Beteiligungsholding GmbH	33	33
IKB Deutsche Industriebank AG (associated enterprise)	44,788	39,503
Movesta Finance and Lease GmbH (associated enterprise)	1,842	1,902
The Balance Sheet
     The following table shows the development of the group’s main balance sheet items in 2006:
Balance Sheet Trends (1)

	December 31,	December 31,	Increase (Decrease) in 2006
Assets	2006	2005	Compared to 2005
	(EUR in millions)			(%)
Cash reserves	26	26	0	0
Loans and advances to banks(2)	198,056	180,193	17,863	10
Loans and advances to customers(2)(3)	90,959	95,384	(4,425)	(5)
Bonds and other fixed-income securities(2)	38,280	30,244	8,036	27
Shares and other non-fixed income securities	19,511	21,511	(2,000)	(9)
Investments and shares in affiliated enterprises	1,477	1,382	95	7
Assets on a trust basis	7,454	8,372	(918)	(10)
Compensation claims on public authorities(4)	0	0	0	0
Other assets(5)	3,843	4,031	(188)	(5)

Balance Sheet Total	359,606	341,143	18,463	5

(1)	Totals may not add due to rounding.

(2)	Includes accrued interest.

(3)	Includes corporate borrowers such as airlines and shipping companies (export finance) and steel and energy companies (investment finance). See “Business.”

(4)	Credit institutions with head offices in the former GDR were allocated an interest-bearing claim on the Currency Conversion Compensation Fund as from July 1, 1990, to the extent that their assets were not sufficient to cover the liabilities, including reserves, resulting from the introduction of the Deutsche Mark and the conversion of the currency of the former GDR. The level of the claim was determined by the terms of Article 40(2) of the D-Markbilanzgesetz (D-Mark Balance Sheet Law). Following the merger between KfW and the former Staatsbank in 1994, these compensation claims were included in KfW’s balance sheet.

(5)	Includes mainly prepaid expenses and deferred charges.

	December 31,	December 31,	Increase (Decrease) in 2006
Liabilities and Shareholders’ Equity	2006	2005	Compared to 2005
	(EUR in millions)%
Liabilities to banks(1)	21,933	23,025	(1,092)	(5)
Liabilities to customers(1)(2)	55,535	48,136	7,399	15
Bonds	246,025	238,928	7,097	3
Loans on a trust basis	7,454	8,372	(918)	(11)
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law(3)	2	2	0
Capital and reserves(4)	15,328	13,599	1,729	13
Other liabilities(5)	13,329	9,081	4,248	47

Balance Sheet Total	359,606	341,143	18,463	5
Memo Item: Guarantees	79,185	74,170	5,015	7

(1)	Includes accrued interest.

(2)	Includes the Federal Government, the ERP Special Fund and certain non-bank lending institutions, such as insurance companies.

(3)	Credit institutions with head offices in the former GDR were required to include their liabilities towards the Currency Conversion Compensation Fund (“compensation liabilities”) in their opening balance sheets as of July 1, 1990, if their equity exceeded the limits determined by Article 40(2) of the D-Mark Balance Sheet Law. With the merger between KfW and the Staatsbank in 1994, these compensation liabilities accrued to KfW.

(4)	Includes the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code.

(5)	Includes deferred income, other liabilities and accrued estimated liabilities.
     During 2006, the group balance sheet total increased by EUR 18.5 billion, or 5%, to EUR 359.6 billion. Domestic investment loans accounted for most of the growth in the lending business; at EUR 202.9 billion, they were EUR 15.8 billion higher than in the previous year. Moreover, the volume of securities (bonds and shares) rose in the course of the year, especially as a result of the purchase of new fixed-income securities held for liquidity management purposes.
     With the asset securitization transactions conducted in 2006, and the increase in new loan commitments in domestic investment finance, the volume of business (which includes off-balance sheet items) rose by 7 % to EUR 485.3 billion.
     KfW Bankengruppe views 2006 as a successful business year. The positive development of the group’s earnings position was marked by significantly lower risk provisions attributable to the generally improved risk situation, and by an increase in income from current operations. The group’s income from current operations before risk provisions was EUR 1.352 million, exceeding the previous year’s figure by EUR 71 million. Interest income and net commissions received were EUR 81 million higher than in the previous year. Administrative expenses rose moderately by EUR 12 million to EUR 594 million in 2006. The risk provisioning and valuation result improved substantially and totaled EUR 306 million, which was EUR 297 million, or 49%, lower than in the previous year. The group’s overall result was mainly due to the further improvements in the risk situation in the lending business, especially in export and project finance and private equity finance. Overall, as in previous years, careful account was taken of all identifiable risks. As a result of the improved risk situation, net income for the year rose to EUR 974 million, a substantial increase over the previous year’s level of EUR 625 million.
Volume of Lending
     The volume of lending of KfW Bankengruppe (loans and advances, including loans on a trust basis and guarantees) rose to EUR 344.9 billion at December 31, 2006 from EUR 328.9 billion at December 31, 2005.

     The following table shows the volume of lending by business area in 2006:

			Increase (Decrease) in
	December 31,	December 31,	2006
	2006	2005	Compared to 2005
	(EUR in millions)			(%)
Investment finance	203,091	187,135	15,956	9
Export and project finance	42,039	46,114	(4,075)	(9)
Financial cooperation	20,605	21,521	(916)	(4)
Other items:
Guarantees	79,185	74,170	5,015	7

Total loans	344,920	328,940	15,980	5

of which: Loans on a trust basis and other trust business	7,365	8,304	(940)	(11)

     The increase in the volume of lending was mainly the result of the increase of EUR 16.0 billion in investment loans to the German economy (to EUR 203.1 billion), which was mainly due to the high volume of commitments in the context of the promotional “Housing, Environment, Growth” initiative. The share of domestic investment loans in the total lending volume of KfW Bankengruppe rose from 57% in 2005 to 59% in 2006. Another growth factor was guarantees, which rose by EUR 5.0 billion to EUR 79.2 billion. Guarantees, which are mainly related to the securitization activities of KfW, accounted for a share of 23% of KfW’s lending volume.
     Despite a positive development in new commitments, the volume of export and project finance, which accounted for 12% of the lending volume, fell by EUR 4 billion to EUR 42 billion due to the weaker U.S. dollar. Loans to promote developing countries (6% of the volume of lending) remained relatively stable compared to the previous year.
Funding
     As in fiscal year 2005, in 2006 the expansion of KfW’s volume of business was refinanced mainly by the issuance of bonds and notes in the capital markets. In 2006, KfW Bankengruppe raised long-term funds in a total amount of EUR 54.2 billion, and thus was at the upper end of the range of EUR 50 billion to EUR 55 billion announced in the previous year. Bonds and notes were the main source of funds, accounting for EUR 246.0 billion (an increase of EUR 7.1 billion) or 76% (2005: 77%) of borrowed funds. Of these bonds and notes, EUR 3.0 billion was issued by KfW Finance. The share of funds borrowed from banks and customers (excluding federal funds) remained almost unchanged at 14%. The funds provided from the federal budget and the ERP Special Fund amounted to 10% of borrowed funds, as in the previous year.
     The following table shows the sources of funding for KfW Bankengruppe’s loan portfolio for the periods shown.
Funding of the group’s Own Loan Portfolio

	December 31, 2006		December 31, 2005
	(EUR in millions)	(%)	(EUR in millions)	(%)
Funds borrowed from banks	21,933	7	23,025	7
Funds borrowed from customers	55,535	17	48,136	16
of which:
ERP Special Fund	16,832	5	16,179	5
Federal budget funds	14,089	4	14,071	5

	30,921	10	30,250	10
Other lenders	24,614	8	17,886	6
Bonds issued	246,025	76	238,928	77

Total	323,492	100	310,089	100

     The share of bonds issued fell by 1% to 76% over the previous year.

Bonds Issued

	2006		2005
	(EUR in millions)	(%)	(EUR in millions)	(%)
Debt issues	81,847	33	101,854	43
Bearer bonds (including commercial paper)	160,079	65	133,258	56
Accrued interest	4,099	2	3,816	1

Total	246,025	100	238,928	100

Own funds
     In 2006, KfW Bankengruppe substantially increased its own funds (paid-in subscribed capital, reserves and the fund for general bank risks pursuant to § 340(g) of the German Commercial Code). KfW Bankengruppe’s own funds amounted to EUR 15.3 billion at December 31, 2006. The increase of EUR 1.7 billion, or 13%, resulted from the allocation of EUR 55 million to the reserve from the ERP Special Fund, the allocation of KfW’s net income of EUR 822 million to the special reserves and the increase of EUR 152 million in other retained earnings through the inclusion of the subsidiaries and the consolidation of this capital. In addition, in 2006, the amount of EUR 700 million was allocated to the fund for general bank risks, which is disclosed in the balance sheet, mainly through the reallocation of internal reserves set aside for risk provisioning, which did not affect the income position. This reallocation of internal reserves was made in anticipation of the transition of KfW’s financial reporting from German GAAP to International Financial Reporting Standards (IFRS) during 2007. The requirements for equity capital and reserves for banks operating internationally are comfortably fulfilled by KfW and the group.
Capital and Reserves(1)

	Additions/	December 31,
	(Deductions)	2006
	(EUR in millions)
Subscribed capital	0.0	3,750.0
Unpaid capital	0.0	(450.0)
Capital reserves	0.0	1,604
Reserve from the ERP Special Fund	55	758
Retained earnings
In accordance with Art. 10(2) of the KfW Law	487	1,574
In accordance with Art. 10(3) of the KfW Law	334	1,893
In accordance with Art. 17(4) of the D-Mark Balance Sheet Law(2)	0.0	47.6
Other retained earnings	152	851
Fund for general bank risks in accordance with Section 340(g) of the German Commercial Code	700.0	5,300

	1,729	15,328

(1)	Totals may not add due to rounding.

(2)	To be adjusted for the special loss account shown under Assets in KfW’s balance sheet in accordance with Article 17(4) of the D-Mark Balance Sheet Law (EUR 27 million).
Changes in Other Balance Sheet Items
     The value of the portfolio of money market paper, bonds and debentures of other issuers held by KfW increased by EUR 8.2 billion to EUR 33.4 billion at December 31, 2006. The majority of these securities are held by KfW to ensure constant liquidity. These securities are assigned to treasury securities portfolios, which are denominated mainly in euro, but also include U.S. dollar-denominated securities. The euro-denominated portfolios account for 84% of the total portfolios of money market paper, bonds and debentures, and are used as collateral in funding operations with the European Central Bank. In addition to its treasury securities portfolios, KfW holds a portfolio of asset-backed securities in connection with its securitization activities.
     For the purpose of providing secondary market liquidity for the securities issued by it, KfW Bankengruppe held EUR 4,622 million par value of its own bonds at year-end 2006 (EUR 4,821 million at year-end 2005), representing 2% of the bonds and notes issued by KfW Bankengruppe.

     The portfolio of shares and other non-fixed income securities held by KfW Bankengruppe decreased in 2006 by EUR 2.0 billion to EUR 19.5 billion. This decline is mainly due to the sale of shares of Deutsche Telekom AG and Deutsche Post AG in the course of the further privatization of these two companies (EUR 4 billion), which was partly offset by the externally managed special and money market funds held for liquidity purposes, which rose by EUR 2.3 billion to EUR 6.7 billion.
     The major part of the prepaid expenses and deferred charges consists of interest expenditure mainly for leasing obligations in project finance applicable to the following period. This item also includes differences between issue amounts and repayment amounts incurred in the context of borrowing transactions (discounts and placing commissions). The item deferred income shows, in particular, the discounts from lending operations deferred over the loan terms.
     Accrued estimated liabilities increased by EUR 12 million to EUR 949 million. Allocations to accrued estimated liabilities amounted to EUR 159 million, EUR 71 million of which was for staff pensions and EUR 88 million was mainly for unsettled bank operating and payroll expenses, provisions in KfW’s lending and private equity finance business and provisions for tax. EUR 86 million was used, while EUR 61 million was returned to income.
     The assets on a trust basis totaled EUR 7.5 billion at December 31, 2006, a decline by EUR 0.9 billion compared with year-end 2005. This item comprises, in particular, loans on a trust basis extended in the context of the promotion of developing countries.
Earnings Position
     The following table shows the development of the group’s earnings position for 2006:

	Earnings Position(1)
	2006	2005	Change
	(EUR in millions)			(%)
Interest income(2)	13,364	12,299	1,065	9
Interest expense	11,669	10,661	1,008	9

Interest received, net	1,695	1,638	57	3
Commissions received, net	227	203	24	12
Net earnings (expenditure) on financial transactions(3)	(2)	2	(4)	(200)
General administrative expenses(4)	594	582	12	2
Other operating income and expenses	26	20	6	30

Income from current operations before risk provisions and valuations	1,352	1,281	71	6
Risk provisions/valuations, net(5)	(306)	(603)	297	(49)

Income from current operations	1,046	678	368	54
Contractual allocation of interest to reserves from the ERP Special Fund	55	49	6	12
Taxes on income	17	4	13	325

Net income for the year	974	625	349	56

(1)	Totals may not add due to rounding.

(2)	Balance of interest earnings on lending and money market business, fixed-interest securities and debt register claims and current income from shares and other non-fixed income securities and investments.

(3)	Balance of gains and losses on currency conversions.

(4)	Including the depreciation and impairment on intangible and tangible assets.

(5)	Including write-downs on the special loss account and allocation to the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code. Net of the item “Earnings on all allocations of investments, shares in affiliated enterprises and securities treated as fixed assets.”
     The group’s income from current operations before risk provisions and valuations in 2006 was EUR 1,352 million, an increase of EUR 71 million over the previous year. For KfW itself, income from current operations increased by EUR 60 million, or 5%, to EUR 1,222 million in 2006.

     The group’s most important source of income continued to be net interest received, which contributed EUR 1,695 million to net income in 2006. Thus, net interest increased by EUR 57 million, or 3%, over the previous year’s figure of EUR 1,638 million in spite of the US dollar, which was weaker in 2006 than in 2005.
     Net commissions received increased by EUR 24 million, or 12%, to EUR 227 million. This was mostly due to higher income from counter-guarantees and higher handling fees earned on export loans.
     The following table sets forth the group’s administrative expenses for 2006 and 2005:
Administrative Expenses(1)

	2006	2005	Change
	(EUR in millions)			(%)
Salaries and wages	270.3	260.1	10.2	3.9
Social security contributions	40.4	39.3	1.1	2.9
Expenditure on pensions and support	51.7	51.7	0	(0.1)

Total expenditure on personnel	362.4	351.1	11.3	3.2

Other administrative expenses	198.2	194.1	4.1	2.1
Depreciation and value adjustments on intangible and tangible assets	33.1	36.4	(3.3)	(9.3)

Total expenditure on material and equipment	231.3	230.5	0.8	0.3

Total administrative expenses	593.7	581.6	12.1	2.1

(1)	Totals may not add due to rounding.
     In 2006, administrative expenses amounted to EUR 594 million, which was 2% higher than in the previous year. The increase included an increase in personnel expenditure of EUR 11 million, or 3%, to EUR 362 million which was due to the growth in the number of staff and adjustments of collectively agreed and performance-related salaries. Project-related consulting expenses, including those related to the changeover of accounting to IFRS, Basel II, and the separation of KfW IPEX-Bank, as well as one-time expenses related to land and buildings used by KfW, caused an increase of EUR 1 million in the expenditure on material and equipment to EUR 231 million.
Risk Provisioning and Valuation Result
     The risk provisioning and valuation result is composed of the following line items in the statement of income:
•	write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses (including allocation to the fund for general bank risks);

•	write-downs and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets; and

•	write-ups of investments, shares in affiliated enterprises and securities treated as fixed assets.
     In 2006, the risk provisioning and valuation result improved substantially compared with the previous year and declined by almost one half to EUR 306 million compared to EUR 603 million in the prior year.
     This result was mainly due to the improved risk situation in the lending business, especially in export and project finance and private equity finance. The net transfer to specific loan loss provisions, which again decreased against the previous year underscores this positive development. In addition, the successful exit by DEG from various equity investments contributed to the improved valuation result.
     Specific loan loss provisions and allowances for possible loan losses for the group at December 31, 2006 were EUR 1.4 billion, or EUR 0.1 billion lower than the EUR 1.5 billion at year-end 2005. In 2006, as in 2005, most of the provisions were for aircraft and equity finance. Net additions to provisions made for the group fell sharply to EUR 34 million in 2006 compared to EUR 226 million in 2005. Non-performing loans and advances totaling EUR 356 million were written off in 2006 compared to EUR 799 million in 2005. Payments received by KfW on claims that had been written off amounted to EUR 24 million in 2006 compared to EUR 34 million in 2005.
     In light of the transition during 2007 of its financial reporting from German GAAP to International Financial Reporting Standards (IFRS), KfW Bankengruppe largely completed the reallocation of internal reserves to the fund for general bank risks, which was increased by EUR 700 million in the year under review. KfW made adequate provision for all acute and latent risks, while consistently pursuing its conservative risk policy and observing the high requirements on transparency under IFRS. As a result, the fund for general bank risks totaled a volume of EUR 5.3 billion. KfW thereby ensures that it can still fulfill its promotional tasks on a sustainable basis even in potential stress situations.
     After risk provisions and valuations, the group’s income from current operations was EUR 1,046 million, a substantial increase of EUR 368 million, or 54%, over the previous year’s result.
     The group’s net income for the year was EUR 974 million compared with EUR 625 million in the previous year.
     The positive development of the assets, financial situation and earnings is further evidence of the strong overall financial condition of KfW Bankengruppe, which provides it with a solid foundation with which to continue its promotional activities in the future.

FINANCIAL STATEMENTS OF KFW
Balance Sheet(1)

	As of December 31,
	2006		2005
	(EUR in thousands)
Assets
Cash reserves
Cash on hand	191		142
Balance with Deutsche Bundesbank	25,806		25,699
Balance in postal giro accounts		25,997	0	25,841

Loans and advances to banks
At call	883,842		2,749,542
Other	197,773,846	198,657,688	177,610,889	180,360,431

Loans and advances to customers		90,343,916		95,032,476
Bonds and other fixed-income securities
Money market paper(2)	1,471,915		914,752
Bonds and debentures of public and other issuers(3)	31,923,615		25,424,854
KfW’s own bond issues	4,844,319	38,239,849	3,881,174	30,220,780

Shares and other non-fixed income securities		19,141,057		21,318,678
Investments		144,220		61,300
Shares in affiliated enterprises		1,184,312		1,136,236
Loans on a trust basis and other trust business		7,302,362		8,198,919
Intangible assets		7,193		7,431
Fixed assets		747,032		692,664
Other assets		17,397		64,110
Prepaid expenses and deferred charges		2,936,429		3,170,455
Special loss account consisting of provisions under Art. 17(4) of D-Mark Balance Sheet Law		26,737		26,777

Total assets		358,774,189		340,316,098

See also the accompanying Notes to Financial Statements.

	As of December 31,
	2006		2005
	(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	1,662,311		1,315,803
With agreed terms or periods of notice	20,281,669	21,943,980	21,728,145	23,043,948

Liabilities to customers
At call	453,831		427,063
With agreed terms or periods of notice	58,392,067	58,845,898	70,616,032	71,043,095

Bonds		243,017,322		216,234,720
Loans on a trust basis		7,302,362		8,198,919
Other liabilities		6,171,339		1,625,588
Deferred income		5,699,280		5,970,802
Accrued estimated liabilities		815,456		797,023
Compensation liabilities under Art. 41 of D-Mark Balance Sheet Law		1,967		2,281
Subordinated liabilities		500,000		500,000
Fund for general bank risks		5,300,000		4,600,000
Subscribed capital		3,750,000		3,750,000
Unpaid capital		(450,000)		(450,000)
Capital reserves		1,603,764		1,603,764
Reserve from ERP Special Fund		757,453		702,582
Retained earnings		3,515,368		2,693,376

Total liabilities and shareholders’ equity		358,774,189		340,316,098

Contingent liabilities
On bills discounted and charged		0	0
On guarantees	79,210,808		74,235,711
Liability under collateral provided for third party liabilities	0	79,210,808	0	74,235,711
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	46,123,915	46,123,915	38,476,115	38,476,115

(1)	Totals may not add due to rounding.

(2)	In 2006, EUR 0 (2005: EUR 40,047 thousand) were eligible as collateral with the Deutsche Bundesbank.

(3)	In 2006 and 2005, EUR 28,294 million and EUR 17,721 million, respectively, were eligible as collateral under the refinancing operations of the European Central Bank via the Deutsche Bundesbank.
See also the accompanying Notes to Financial Statements.

Statement of Income(1)

	For the year ended December 31,
	2006		2005
	(EUR in thousands)
Income
Interest income
From lending and money market	12,072,015		11,325,411
From fixed-income securities and debt register claims	1,069,090	13,141,105	682,515	12,007,926

Current income
From shares and other non-fixed income securities	15,924		107,198
From investments	1,393		6,352
From shares in affiliated enterprises	0	17,317	0	113,550
Commissions and similar service charges earned		425,534		403,073
Net earnings on financial transactions		—		1,525
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		48,663		18,546
Other operating income		28,133		13,377

Total income		13,660,752		12,557,997

Expenses
Interest expenses		11,646,591		10,657,838
Contractual appropriation of interest to reserve from the ERP Special Fund		54,872		48,713
Commissions and similar service charges payable		215,418		205,099
Net expenditure on financial transactions		186
General administrative expenses
Salaries and wages	239,112		229,654
Social security contributions and expenditure on pensions and support	76,007		73,787
Other administrative expenses	176,339	491,458	172,417	475,858

Depreciation and value adjustments on intangible and tangible assets		31,693		35,442
Other operating expenses		4,488		3,035
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses(2)		394,014		656,732
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		0		0
Losses absorbed under profit and loss transfer agreements		0		0
Write-downs on the special loss account under Art. 17(4) of D-Mark Balance Sheet Law		40		66
Net income for the year		821,992		475,214

Total expenses		13,660,752		12,557,997

(1)	Totals may not add due to rounding.

(2)	Including EUR 700 million allocation to the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code (2005 EUR 1,300 million; 2004 EUR 1,300 million).
See also the accompanying Notes to Financial Statements.

FINANCIAL STATEMENTS OF KFW BANKENGRUPPE
Balance Sheet(1)

	As of December 31,
	2006		2005
	(EUR in thousands)
Assets
Cash reserves
Cash on hand	193		144
Balance with Deutsche Bundesbank	25,806		25,699
Balance in postal giro accounts	0	25,999	0	25,843

Loans and advances to banks
At call	888,313		2,790,824
Other	197,168,010	198,056,323	177,401,962	180,192,786

Loans and advances to customers		90,959,185		95,384,216
Bonds and other fixed-income securities
Money market paper(2)	1,471,914		914,752
Bonds and debentures of public and other issuers(3)	31,963,274		24,252,290
KfW’s own bond issues	4,844,319	38,279,507	5,076,562	30,243,604

Shares and other non-fixed income securities		19,510,624		21,511,295
Investments		810,436		750,195
Investments in affiliated enterprises		652,852		620,194
Shares in affiliated enterprises		14,206		11,844
Loans on a trust basis and other trust business		7,454,256		8,372,010
Intangible assets		8,752		9,068
Fixed assets		769,060		710,654
Other assets		102,003		114,264
Prepaid expenses and deferred charges		2,936,496		3,170,521
Special loss account consisting of provisions under Art. 17(4) of D-Mark Balance Sheet Law		26,737		26,777

Total assets		359,606,436		341,143,271

See also the accompanying Notes to Financial Statements.

	As of December 31,
	2006		2005
	(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	1,628,816		1,295,645
With agreed terms or periods of notice	20,304,372	21,933,188	21,729,032	23,024,677

Liabilities to customers
At call	140,908		159,486
With agreed terms or periods of notice	55,394,582	55,535,490	47,976,645	48,136,131

Bonds		246,024,584		238,928,062
Loans on a trust basis		7,454,256		8,372,010
Other liabilities		6,179,094		1,671,097
Deferred income		5,700,707		5,973,382
Accrued estimated liabilities		949,381		936,745
Compensation liabilities under Art. 41 of D-Mark Balance Sheet Law		1,967		2,281
Subordinated liabilities		500,000		500,000
Fund for general bank risks		5,300,000		4,600,000
Subscribed capital		3,750,000		3,750,000
Unpaid capital		(450,000)		(450,000)
Capital reserves		1,603,764		1,603,764
Reserve from ERP Special Fund		757,453		702,582
Retained earnings		4,366,551		3,392,540

Total liabilities and shareholders’ equity		359,606,436		341,143,271

Contingent liabilities
On bills discounted and charged			0
On guarantees	79,185,211		74,169,511
Liability under collateral provided for third party liabilities	0	79,185,211	0	74,169,511
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	46,525,255	46,525,255	38,888,218	38,888,218

(1)	Totals may not add due to rounding.

(2)	In 2006, EUR 0 (in 2005 EUR 40,047 thousand) were eligible as collateral with the Deutsche Bundesbank.

(3)	In 2006 and 2005, EUR 25,941 million and EUR 17,518 million, respectively, were eligible as collateral with the Deutsche Bundesbank.
See also the accompanying Notes to Financial Statements.

48

Statement of Income(1)

	For the year ended December 31,
	2006		2005
	(EUR in thousands)
Income
Interest income
From lending and money market	12,167,011		11,405,326
From fixed-income securities and debt register claims	1,070,189	13,237,200	683,292	12,088,618

Current income
From shares and other non-fixed income securities	16,706		107,198
From investments	48,822		51,671
From shares in affiliated enterprises	60,904	126,432	50,995	209,864
Commissions and similar service charges earned		443,246		411,485
Net earnings on financial transactions		—		2,035
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		25,345		—
Other operating income		33,995		25,716

Total income		13,866,218		12,737,718

Expenses
Interest expenses		11,668,951		10,661,069
Contractual appropriation of interest to reserve from the ERP Special Fund		54,872		48,713
Commissions and similar service charges payable		216,727		208,591
Net expenditure on financial transactions		1,585
General administrative expenses
Salaries and wages	270,275		260,134
Social security contributions and expenditure on pensions and support	92,087		90,912
Other administrative expenses	198,155	560,517	194,120	545,166

Depreciation and value adjustments on intangible and tangible assets		33,186		36,446
Other operating expenses		7,553		5,704
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses(2)		331,638		584,831
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		—		18,469
Write-downs on the special loss account under Art. 17(4) of D-Mark Balance Sheet Law		40		66
Taxes on income		17,608		3,812

Net income for the year		973,541		624,851

Total expenses		13,866,218		12,737,718

(1)	Totals may not add due to rounding.

(2)	Including EUR 700 million allocation to the fund for general bank risks in accordance with Section 340(g) of the German Commercial Code (2005 EUR 1,300 million; 2004 EUR 1,300 million).
See also the accompanying Notes to Financial Statements.

Cash Flow Statement of KfW Bankengruppe(1)

	For the year ended December 31,
	2006	2005
	(EUR in millions)
Cash flows from operating activities
Net income (before income tax)	991	629
Non-cash positions in net income and adjustments to reconcile net income to net cash provided by (used for) operating activities
Write-downs, depreciation and adjustments	339	640
Changes in accrued estimated liabilities	99	147
Change in other non-cash positions	(28)	(27)
Profit from the sale of financial instruments, investments, property and equipment	30	(33)
Other adjustments (net)	2,975	(10,031)

Sub-total	4,405	(8,675)
Change in assets and liabilities from operating activities after correction for non-cash components
Loans and advances to banks	(17,904)	(3,747)
Loans and advances to customers	4,854	860
Securities available for sale	(4,974)	(7,693)
Funds borrowed from banks	(1,091)	(2,269)
Funds borrowed from customers	7,399	(7,172)
Securitized Liabilities	7,097	28,122
Other asset from operating activities	10	3
Other liabilities from operating activities	(114)	(104)
Interest receipts	13,237	12,089
Interest paid	(11,669)	(10,661)
Income tax paid	(18)	(4)

Net cash provided by (used for) operating activities	1,232	749

Cash flows from investing activities
Proceeds from the sale of investments	902	1,030
Proceeds from the sale of property and equipment	11	74
Payments for the acquisition of investments	(2,128)	(1,819)
Payments for the acquisition of property and equipment	(98)	(116)
Other investing activities (net)	28	27

Net cash provided by (used for) investing activities	(1,285)	(804)

Cash flows from financing activities
Proceeds on equity capital	55	49
Other financing activities (net)	0	0

Net cash provided by (used for) financing activities	55	49

Cash and cash equivalents at the end of previous period	26	27
Net cash provided by (used for) operating activities	1,232	749
Net cash provided by (used for) investing activities	(1,285)	(804)
Net cash provided by (used for) financing activities	55	49
Effect of exchange rate changes on cash and cash equivalents	(2)	5
Cash and cash equivalents at the end of period	26	26

(1)	Totals may not add due to rounding.
See also the accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS
ANNEX AND GROUP ANNEX.
THE CONSOLIDATED ENTERPRISES AND THE PRINCIPLES
OF CONSOLIDATION.
The consolidated financial statements include, besides KfW, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne, KfW Beteiligungsholding GmbH, Bonn, KfW IPEX-Beteiligungsholding GmbH, Frankfurt am Main, tbg Technologie-Beteiligungs-Gesellschaft mbH, Bonn, KfW International Finance Inc., Delaware, USA, and Finanzierungs- und Beratungsgesellschaft mbH, Berlin.
     § 296 (1) No. 3 of the German Commercial Code (HGB) has been utilised with regard to one subsidiary, whose shares were held exclusively for the purpose of resale. In accordance with § 296 (2) HGB four affiliated enterprises are not included in the consolidated financial statements, because their results are of only minor significance for the presentation of the assets, financial situation and earnings of the Group. Equally in accordance with § 311 (2) HGB two enterprises were not included in the at-equity consolidation.
The annual financial statements for the individual enterprises in the Group were drawn up in accordance with the accounting and valuation methods applying to KfW. Loans and advances and liabilities, and income and expenditure between the consolidated enterprises were netted. The first consolidation was made by the book value method with the values stated on the Group’s balance sheet date.
     The capital was consolidated on the basis of the values stated on the date the enterprises were first included in the Group’s accounts. The differences in the liabilities resulting from the capital consolidation total EUR 446 million and are included in the Group’s retained earnings.
     The annual financial statements for KfW International Finance Inc. are drawn up in foreign currency and the amounts were converted at the ECB reference rates quoted on 31 December 2006.
ACCOUNTING AND VALUATION METHODS.
The Financial Statements for 2006 for KfW and for KfW Bankengruppe have been drawn up in accordance with the requirements of the German Commercial Code (HGB), the Ordinance Regarding the Accounting System for Banks (RechKredV) and the Law Concerning KfW. The special provisions of the D-Mark Balance Sheet Law (DM-BilG) have also been observed. In the Financial Statements the reserves from the ERP Special Fund and the contractual allocation of interest earnings to these are shown separately, as is the allocation to the capital reserves, which are shown as a memo item. Statements on individual items in the Balance Sheet, which may be made either in the Balance Sheet or an Annex, are given in the Annex.
     The cash in hand, loans and advances to banks and customers, investments, investments in associated enterprises and shares in affiliated enterprises and the other assets have been shown at cost, par or a lower value. Differences between notional amounts and lower disbursement amounts of loans or advances have been included in the deferred income.

The securities held as a liquidity reserve are valued strictly at the lower of cost or market, where they are not covered by off-balance sheet business. Securities held as fixed assets are shown on a modified application of this principle. In part, securities are aggregated with the derivatives contracts (interest swap contracts) concluded for price hedging to form separately documented valuation units. No allocations of securities to the trading stock have been made. The statutorily required write-ups were made.
     Fixed assets are shown at acquisition or production cost, reduced by straight line depreciation in accordance with the expected useful life of the items. Minor items were fully written off in the year of acquisition.
     Liabilities are shown at repayment value; differences between agreed higher repayment amounts and issue amounts have been included in the item “Prepaid expenses and deferred charges”.
     Accrued pension liabilities and similar obligations were valued in accordance with actuarial principles on the basis of “Richttafeln für die Pensionsversicherung” (Mortality and Disability Tables) of 2005 by Dr Klaus Heubeck. For KfW the part-value method was used, with interest rates for accounting purposes of 3% and 6%, respectively. The other accrued estimated liabilities are shown at their expected recourse value.
     Sufficient allowance has been made for risks, most of which are on loans as a result of the structure of KfW’s business, through provisions and allocations to the Fund for general bank risks in accordance with § 340 g of the German Commercial Code. The allocations are shown in the item “Write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses”. The possibility for netting in the Statement of Income in accordance with § 340 f (3) and § 340 c (2) of the German Commercial Code has been utilised. In the event of non-performing loans interest income is generally calculated on the basis of expected income.

NOTES ON THE ASSETS.
Loans and advances to banks
EUR million

		Remaining term
		Up to 3	More than 3 months	More than 1 year	More than
	At call	months	to 1 year	to 5 years	5 years	Pro rata interest	Total
31 Dec 2006 KfW	884	21,874	11,173	46,103	113,469	5,155	198,658
31 Dec 2006 Group	888	21,840	11,240	46,148	112,772	5,168	198,056
31 Dec 2005 KfW	2,750	17,667	12,283	40,465	103,597	3,599	180,361
31 Dec 2005 Group	2,791	17,681	12,339	40,635	103,129	3,618	180,193

	KfW	Group
of which to:
affiliated enterprises	1,255	0
enterprises, in which KfW holds a stake	4	5,403
without on-lending banks’ liability	1,771	1,771
minor assets	10	10
Loans and advances to customers
EUR million

		Remaining term
		Up to 3	More than 3 months	More than 1 year	More than
	With no fixed maturity	months	to 1 year	to 5 years	5 years	Pro rata interest	Total
31 Dec 2006 KfW	0	3,684	6,699	30,472	47,500	1,989	90,344
31 Dec 2006 Group	0	3,736	6,721	30,870	47,624	2,008	90,959
31 Dec 2005 KfW	0	4,118	6,874	31,730	50,401	1,909	95,032
31 Dec 2005 Group	0	4,172	6,899	32,111	50,279	1,924	95,384

	KfW	Group
of which to:
affiliated enterprises	576	0
enterprises, in which KfW holds a stake	52	101
minor assets	7,058	7,058

BONDS AND OTHER FIXED-INCOME SECURITIES.
Amounts shown under “Bonds and other fixed-income securities” due in the year following the balance sheet date:
Due the following year
EUR million

	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005
Balance sheet date	KfW	KfW	Group	Group
Money market paper, bonds and notes	9,353	6,521	9,353	6,330
Par value	9,231	6,460	9,231	6,269

Own bond issues	726	272	726	463
Par value	719	266	719	457

Total	10,079	6,793	10,079	6,793

Par value	9,950	6,726	9,950	6,726
The item “Bonds and other fixed-income securities” includes:
EUR million

	KfW	Group
Listed enterprises	35,594	35,616
Unlisted securities	1,112	1,112

Marketable securities	36,706	36,728

SECURITIES TRANSACTIONS UNDER REPURCHASE AGREEMENTS.
In the context of genuine repurchase transactions (sell & buy back transactions, repos) securities to the book value of EUR 1,260 million were repurchased.
FIXED ASSETS.
Fixed assets as at 31 December 2006 KfW
EUR thousand

		Residual book	Residual book
	Changes1)	value as at	value as at
	2006	31 Dec 2006	31 Dec 2005
Investments	82,920	144,220	61,300
Shares in affiliated enterprises	48,076	1,184,312	1,136,236
Securities treated as fixed assets	1,205,130	5,031,093	3,825,963

Total	1,336,126	6,359,625	5,023,499

							Write-downs/	Residual book	Residual book
	Acquisition/						adjustments	value as at	value as at
	production costs2)	Inflows	Outflows	Transfers	Allocations	Total	2006	31 Dec 2006	31 Dec 2005
Intangible assets	34,282	3,171	1,397	0	0	28,863	3,074	7,193	7,431
Tangible assets3)	850,740	89,675	9,057	0	0	184,326	28,619	747,032	692,664

Total	885,022	92,846	10,454	0	0	213,189	31,693	754,225	700,095

Sum								7,113,850	5,723.594

1)	Including price changes.

2)	The Relief Facility under § 31 (6) of the EC Commercial Code has been utilised.

3)	Of which as at 31 December 2006: — total value of land and buildings used for the Bank’s activities EUR 710,291,000

— total value of office furniture and equipment EUR 36,741,000

Fixed assets as at 31 December 2006 Group
EUR thousand

		Residual book	Residual book
	Changes1)	value as at	value as at
	2006	31 Dec 2006	31 Dec 2005
Investments	92,899	1,463,288	1,370,389
Shares in affiliated enterprises	2,362	14,206	11,844
Securities treated as fixed assets2)	1,222,428	5,048,391	3,825,963

Total	1,317,689	6,525,885	5,208,196

							Write-downs/	Residual book	Residual book
	Acquisition/						adjustments	value as at	value as at
	production costs2)	Inflows	Outflows	Transfers	Allocations	Total	2006	31 Dec 2006	31 Dec 2005
Intangible assets	39,331	3,747	1,397	0	0	32,929	3,727	8,752	9,068
Tangible assets3)	882,628	94,649	9,284	0	0	198,933	29,458	769,060	710,654

Total	921,959	98,396	10,681	0	0	231,862	33,185	777,812	719,722

Sum								7,303,697	5,927,918

1)	Including price changes.

2)	The Relief Facility under § 31 (6) of the EC Commercial Code has been utilised.

3)	Of which as at 31 December 2006: — total value of land and buildings used for the Bank’s activities EUR 716,261,000

— total value of office furniture and equipment EUR 38,212,000
Bonds and other fixed-income securities, as well as shares and other non-fixed income securities, intended as a permanent part of operations and so usually held until maturity, have been included with the securities treated as fixed assets. They are shown separately in the accounts and valued following the lower of cost or market principle (modified).
     The book value of the marketable bonds not valued at the lower of cost or market and included in the item “Bonds and other fixed-income securities” is EUR 5,048 million. This includes investments in securities, whose book value of EUR 718 million was EUR 1 million higher than the present value of EUR 717 million. Since these securities are to be held until maturity they were not written down. Overall, the securities treated as fixed assets contain hidden reserves of EUR 4 million.

The item “Shares and other non-fixed income securities” includes:
EUR million

	KfW	Group
Listed securities	12,791	12,859
Unlisted securities	6,350	6,349

Marketable securities	19,141	19,209

The total holding is recorded as current assets.
Information on equity investments
EUR thousand and %
The enterprises listed below are included in the consolidated financial statements as subsidiaries.

					Net income
		Share held	Equity capital 1)		for the year 1)
Name and domicile of company		in %	EUR thousand		EUR thousand
1.	DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne	100.0	1,129,247		114,950
2.	Finanzierungs- und Beratungsgesellschaft mbH (FuB), Berlin	100.0	16,812		3,270
3.	KfW International Finance Inc., Delaware, USA	100.0	8	2)	0	2)
4.	KfW Beteiligungsholding AG,Bonn	100.0	847,970		48,077
5.	tbg Technologie-Beteiligungs-Gesellschaft mbh, Bonn	100.0	479,800		0
6.	KfW IPEX-Beteiligungsholding GmbH, Frankfurt	100.0	32,601		57

1)	As of 31 Dec 2006.

2)	Converted at the rate quoted on 31 Dec 2006 (EUR 1 = USD 1.317)
The full list of shareholdings in accordance with § 285 No 11 and § 313 (2) of the German Commercial Code (HGB) is disclosed as part of the Annual Financial Statements in the electronic corporate register and made available as part of the Annual Financial Statements in the Electronic Federal Gazette.

The item “Investments” includes:
EUR thousand

	KfW	Group
Listed securities	0	680,574
Unlisted securities	108,805	108,805

Marketable securities	108,805	789,379

Assets on a trust basis
EUR million

	KfW		Group
Loans and advances to banks
a) At call	212		213
b) Other loans and advances	762	974	860	1,073
Loans and advances to customers		6,277		6,292
Securities		1		1
Investments		50		88

Total		7,302		7,454

PREPAID EXPENSES AND DEFERRED CHARGES.
The difference contained in the item “Prepaid expenses and deferred charges” between the repayment amount and the lower issue amount of liabilities is EUR 646 million.

NOTES ON LIABILITIES.
Maturities structure of borrowed funds
EUR million

		Remaining term
		Up to 3	More than 3 months	More than 1 year	More than
	At call	months	to 1 year	to 5 years	5 years	Pro rata interest	Total
Funds borrowed from banks with agreed term or period of notice
KfW	1,663	2,471	2,053	7,897	3,002	4,858	21,944
Group	1,629	2,471	2,053	7,898	3,017	4,865	21,933
as at 31 Dec 2005 KfW	1,316	1,795	1,637	11,774	2,876	3,646	23,044
as at 31 Dec 2005 Group	1,296	1,753	1,637	11,801	2,891	3,647	23,025

Funds borrowed from customers
- Other borrowed funds with agreed term or period of notice
KfW	454	9,015	3,837	15,326	28,986	1,228	58,846
Group	141	6,757	3,088	15,326	28,995	1,228	55,535
as at 31 Dec 2005 KfW	427	12,128	5,517	30,094	21,522	1,355	71,043
as at 31 Dec 2005 Group	159	7,466	2,856	17,985	18,756	914	48,136
KfW	2,117	11,486	5,890	23,223	31,988	6,086	80,790
Group	1,770	9,228	5,141	23,224	32,012	6,093	77,468

in %
KfW	3	14	7	29	40	7	100
Group	2	12	6	30	42	8	100
Due the following year

	KfW	Group
Securitised liabilities — bonds issued	61,178	61,178
as at 31 December 2005	50,175	57,497

Liabilities to affiliated enterprises and enterprises in which KfW/KfW Bankengruppe holds a stake
EUR million

	Securitised and non-securitised liabilities
			To enterprises in which KfW/
	To affiliated enterprises		KfW Bankengruppe holds a stake
	KfW	Group	KfW	Group
Funds borrowed from banks	49	0	0	0
Funds borrowed from customers	3,338	0	0	0
Securitised liabilities	0	0	0	0	1)

Total	3,387	0	0	0

1)	As far as can be ascertained.
Liabilities on a trust basis
EUR million

	KfW		Group
Funds borrowed from banks
a) At call	0		0
b) With agreed term or period of notice	59	59	59	59
Funds borrowed from customers
a) Savings deposits
b) Other liabilities
ba) At call	595		596
bb) With agreed term or period of notice	6,648	7,243	6,769	7,365

c) Investments			29	29

Total		7,302		7,454

OTHER LIABILITIES.
The “Other liabilities” are mainly the difference on the currency conversion of derivatives used in the context of the management of foreign currency positions.

DEFERRED INCOME.
The item “Deferred income” includes discounts on loans and advances totalling EUR 1,180 million.
SUBORDINATED LIABILITIES.
In connection with the acquisition of shares of Deutsche Telekom AG and Deutsche Post AG for the further privatisation of these corporations the German government granted KfW a subordinated loan of EUR 500 million. The loan bears an agreed interest rate of 3.9475 % and is due for repayment on 11 November 2008. Notice of cancellation was given in due time. KfW is not obligated to repay the subordinate loan ahead of schedule. The terms of subordination of this loan are in line with the requirements of the German Banking Act (KWG).
     Interest expenses for the subordinate loan amounted to EUR 19.7 million. This interest accrued but not yet due in the amount of EUR 2.7 million is reported under the item “Other liabilities”.
EQUITY CAPITAL.
Group equity according to GAS No 7
EUR million

		Group’s
	31 Dec 2005	net income	Other changes	31 Dec 2006
KfW’s subscribed capital	3,750.0	0.0	0.0	3,750.0
Outstanding contributions, not requested	- 450.0	0.0	0.0	- 450.0
Capital reserves	1,603.8	0.0	0.0	1,603.8
Reserve from the ERP Special Fund	702.6	0.0	54.9	757.5
Retained Group earnings
a) Statutory reserve under § 10 (2) of the KfW Law	1,087.0	487.3	0.0	1,574.3
b) Special reserve under § 10 (3) of the KfW Law	1,558.7	334.7	0.0	1,893.4
c) Special reserve under § 17 (4) D-Mark Balance Sheet Law	47.6	0.0	0.0	47.6
d) Other retained earnings	699.7	151.5	0.0	851.2

Group equity	8,999.4	973.5	54.9	10,027.8

Of the Group’s net income for the year of EUR 974 million, an amount corresponding to KfW’s net income for the year of EUR 822 million was allocated to the statutory reserve (EUR 487 million) and to the special reserve (EUR 335 million) in accordance with § 10 (2) and (3) of the KfW Law. The net income for the year of EUR 152 million achieved by the consolidated subsidiaries was allocated to the other retained earnings. KfW’s equity capital is EUR 9,177 million.

OTHER REQUIRED NOTES ON THE LIABILITIES.
CONTINGENT LIABILITIES.
The Group’s liabilities under guarantees total EUR 79,185 million. Of the total amount as at 31 December 2006 EUR 72,403 million was credit default swaps, EUR 6,782 million was credit guarantees (of which guarantees for special loans totalled EUR 1,541 million, guarantees for aircraft finance EUR 793 million, guarantees for energy loans EUR 599 million, guarantees for ship and shipyard financing EUR 510 million and guarantees for housing construction EUR 282 million).
     The new guarantees for third party risks given in 2006 amounted to EUR 19,184 million; they result mainly from the assumption of third party risks of credit default in connection with securitisation transactions of a total of EUR 17,121 million. Altogether EUR 14,138 million was redeemed.
OTHER OBLIGATIONS.
The Group’s irrevocable loan commitments total EUR 46,525 million, of which EUR 14,029 million is export and project finance, EUR 21,055 million is investment finance, EUR 4,313 million is loans to promote the developing countries, EUR 2,835 million is guarantees and EUR 4,293 million is asset securitisation.

NOTES ON THE STATEMENT OF INCOME.
SEGMENT REPORTING.
The segment reporting in accordance with DRS 3-10 follows the structure of the internal control of the business units of KfW Bankengruppe.
The composition of the segments is shown in the following overview:
Segment reporting
Investment Finance Germany/Europe
■	Equity finance (incl. tbg — Technologie-Beteiligungs-Gesellschaft mbH)

■	Corporate finance/industrial pollution control finance

■	Education and social finance

■	Infrastructure and housing finance

■	Global loans

■	Asset securitisation
Export and Project Finance
■	Promotion of German and European exports

■	Financing of direct and other corporate investment
Promotion of the Developing Countries
■	Promotion of the developing and transition countries on behalf of the German federal government (budget funds) and with complementary market funds raised by KfW

■	DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH (promotion of the private sector)
Shareholdings, Treasury and Services
■	Holding arrangements for the federal government

■	Shareholdings

■	Securities investments

■	Other services
A detailed description of the products and services offered by the individual business units is contained elsewhere in this annual report.

The operative business units are measured on the basis of the net operating result and the allocated equity capital. The individual positions are based on the following methods:
■	Net interest income was itemised according to the principle of the market interest rate method1). The position also includes internally calculated return on equity. The itemisation was for the first time based entirely on risk-weighted assets. For reasons of commensurability we refrained from adjusting the previous year’s figures accordingly.

■	The allocation of administrative expenses by cost centres to the individual segments is based on the results of activity-based costing2).

■	Risk provisioning was determined on the basis of the concept of expected losses (standard risk costs) and charged to the individual segments.

■	The segment assets contain the total asset positions. The allocation of the own funds3) to the segments is effected on the basis of the corresponding risk-weighted position (pursuant to Principle I of the German Banking Act).

■	The risk-weighted position was determined as a representative average for 2006 on the basis of the figures as at 30 September 2006.
Contributions to income that accrue outside the segments are allocated to the central segment.
     The transference/consolidation column contains all adjustment measures necessary for transferring the internal accounting measures into the corresponding data in the external financial reporting.
Segment reporting by business unit
EUR million

	Investment		Promotion	Share-		Trans-
	Finance	Project/	of the	holdings/		ference/	KfW
	Germany/	Export	Developing	Treasury	Central	consoli-	Banken-
Primary segments	Europe	Finance	Countries	and Services	segment	dation	gruppe
+ Interest received, net
2006	331	500	192	169	414	88	1.695
2005	316	447	188	219	411	58	1.638

+ Commissions received, net
2006	129	119	100	15	0	– 136	227
2005	102	104	101	28	0	– 132	203

– Administrative expenses
2006	240	121	158	71	0	4	594
2005	260	116	169	33	0	4	582

1)	Under this method the calculation of interest margins is based on the assumption of a refinancing at matching maturities.

2)	The costs incurred in the organisational units are allocated to the individual products by means of business processes.

3)	The own funds include the paid-in subscribed capital, reserves and the Fund for general bank risks pursuant to § 340 g of the German Commercial Code.

(cont)

	Investment		Promotion	Share-		Trans-
	Finance	Project/	of the	holdings/		ference/	KfW
	Germany/	Export	Developing	Treasury	Central	consoli-	Banken-
Primary segments	Europe	Finance	Countries	and Services	segment	dation	gruppe
+ Net result from financial transactions/other operating result
2006	3	0	7	1	29	– 15	25
2005	5	0	4	1	42	– 30	22

– Risk provisions/ valuations, net
2006	107	156	71	23	16	– 67	306
2005	100	163	70	18	361	– 108	603

= Income from current operations
2006	116	342	69	91	428	0	1.046
2005	63	272	53	197	93	0	678

Assets
2006	203,338	42,648	20,281	80,725	12,614	0	359,606
2005	187,628	46,421	21,173	72,943	12,978	0	341,143

Liabilities
2006	197,227	38,924	18,868	75,095	12,391	1,773	344,279
2005	181,892	42,312	20,015	68,881	12,746	1,698	327,544

Risk-weighted positions
2006	59,705	39,479	3,007	48,926	2,366	0	153,483
2005	50,899	39,702	2,900	40,845	2,249	0	136,595

Own funds
2006	6,111	3,724	1,413	5,630	223	– 1,773	15,328
2005	5,736	4,109	1,157	4,062	233	– 1,698	13,599

In %

Return on average allocated own funds1)
2006	2.0	8.7	5.4	1.9			7.2
2005	1.2	7.2	4.9	5.3			5.4

Cost/income ratio2)
2006	51.8	19.6	53.0	38.2			30.5
2005	61.4	21.0	57.7	13.3			31.2

1)	Ratio of income from current operations to average allocated own funds.

2)	Ratio of administrative expenses to net income (net interest received, net commissions received, other operating income).

SEGMENT REPORTING BY REGION.
As KfW Bankengruppe maintains no foreign branch offices the geographic segmentation of the volume of lending is made on the basis of the customers’ country of domicile. The remaining asset positions are allocated to the domestic activities.
Segment reporting by region
EUR million

					Latin			Trans-
		Euroland			America			ference/	KfW
		(without	Other	North	including	Asia/		consoli-	Banken-
Secondary segments	Germany	Germany)	Europe	America	Caribbean	Australia	Africa	dation	gruppe
+ Interest received, net
2006	1,224	16	193	– 38	73	108	31	88	1,695
2005	1,064	49	172	16	82	132	65	58	1,638

+ Commissions received, net
2006	156	29	52	10	23	54	39	– 136	227
2005	165	18	30	8	16	59	38	– 132	203

– Administrative expenses
2006	310	57	89	18	30	62	23	4	594
2005	293	64	64	21	30	69	36	4	582

+ Net result from financial transactions/other operating result
2006	33	0	0	0	4	2	0	– 15	25
2005	48	0	1	0	1	1	1	– 30	22

– Risk provisions/ valuations, net
2006	157	33	68	19	35	52	8	– 67	306
2005	491	34	76	23	30	58	0	– 108	603

= Income from current operations
2006	945	– 46	87	– 66	36	49	40	0	1.046
2005	493	– 30	63	– 20	39	64	68	0	678

Assets
2006	250,830	28,344	35,464	8,885	6,891	23,185	6,007	0	359,606
2005	245,111	30,506	22,673	9,399	6,771	20,871	5,812	0	341,143

Liabilities
2006	240,504	26,726	32,707	8,361	6,301	22,198	5,708	1,773	344,279
2005	235,738	28,681	20,834	8,818	6,235	20,015	5,526	1,698	327,544

(cont)

					Latin			Trans-
		Euroland			America			ference/	KfW
		(without	Other	North	including	Asia/		consoli-	Banken-
Secondary segments	Germany	Germany)	Europe	America	Caribbean	Australia	Africa	dation	gruppe
Risk-weighted positions
2006	93,623	17,157	25,321	5558	3,902	6,469	1,453	0	153,483
2005	87,339	17,628	15,454	5,613	3,660	5,559	1,342	0	136,595

Own funds
2006	10,326	1,618	2,758	524	589	987	299	– 1,773	15,328
2005	9,373	1,824	1,840	581	536	857	286	– 1,698	13,599

In %

Return on average allocated own funds1)
2006	9.6	– 2.7	3.8	– 11.9	6.4	5.4	13.5		7.2
2005	5.6	– 1.9	3.8	– 3.6	7.5	8.3	24.8		5.4

Cost/income ratio2)
2006	22.0	128.6	36.5	n.e.	29.5	37.9	32.9		30.5
2005	22.9	94.2	31.7	87.9	30.5	36.0	34.8		31.2

1)	Ratio of income from current operations to average allocated own funds.

2)	Ratio of administrative expenses to net income (net interest received, net commissions received, other operating income).
OTHER NOTES REQUIRED.
ASSETS AND DEBTS IN FOREIGN CURRENCIES.
The assets and debts in foreign currencies and the cash transactions not completed on the balance sheet date have been converted into euros at the official middle exchange rates quoted on the balance sheet date. Irrevocable loan commitments, for which forward transactions were concluded, were converted at the hedging rate.
     Expenditure and earnings on currency conversion have been included in the “Net earnings on financial transactions”; the imparity principle has been observed.
     Revaluations of provisions for loan losses in foreign currencies were included in the item “Net expenditure on financial transactions”.

Forward transactions in connection with on-balance sheet business were converted with due observance of the regulations on special cover or cover in the same currency.
     As at 31 December 2006 total assets in foreign currencies were EUR 45.2 billion, converted in accordance with § 340 h (1) of the German Commercial Code.
     Total debts in foreign currencies were EUR 143.4 billion.
DERIVATIVES REPORTING.
KfW Bankengruppe uses the following forward transactions/derivative products, mainly to hedge against the risk of changes in interest rates and exchange rates, and other price and credit risks:
1.	Interest-rate related forward transactions/derivative products
■	Interest rate swaps

■	Interest rate options

■	Caps and floors

■	Spreadlocks
2.	Currency-related forward transactions/derivative products
■	Cross-currency swaps

■	FX swaps

■	Spot exchange deals

■	Forward exchange deals
3.	Share price-related and other price risk-related forward transactions/derivative products
■	Share options

■	KfW Carbon Fund forward sales
4.	Credit derivatives
■	Single name credit default swaps
The following presentation of the derivatives business is in accordance with the requirements of § 285 No. 18 of the German Commercial Code. It discloses the positive and negative market values of the derivatives positions as at 31 December 2006.
     As derivatives instruments are used to hedge market risks of on-balance sheet business, these instruments are treated as off-balance sheet items.
     All types of contracts are valued according to the mark-to-market method. In cases where market prices were not available for derivatives instruments, fair values were established by means of market parameters based on generally acknowledged option price models and present value estimates.
     Purchased and written options are classified as other assets or other liabilities in the amounts paid as premiums.

KfW 2006
EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2006
Volumes
Contracts with interest rate risks
Interest swaps	313,105	278,615	6,584	7,484
Interest options
of which: Purchases	0	0	0	0
Sales	1,245	1,230	0	14
Caps and floors1)	573	604	1	1
Spreadlocks	0	169	0	0

Total	314,923	280,618	6,585	7,499

Contracts with currency risks
Cross-currency swaps	119,598	103,624	1,523	7,181
FX swaps	11,350	18,434	50	449
Forward exchange swaps	71	140	3	0
Spot exchange deals	0	17	0	0

Total	131,019	122,215	1,576	7,630

Share and other price risks1)	93	342	1	3

Credit derivatives2)
of which: Purchases	1,885	850	0	4
Sales	0	0	0	0

Total	1,885	850	0	4

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps

Nominal values	Interest risks1)		Currency risks		Other price risks1)		Credit derivatives2)
EUR million	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005
Maturity
Remaining term of
■ up to 3 months	17,868	6,987	17,052	18,827	8	342	0	0
■ > 3 months to 1 year	34,224	38,364	22,480	16,988	0	0	0	0
■ > 1 to 5 years	145,843	135,723	65,110	65,002	85	0	1,685	850
■ > 5 years	116,988	99,544	26,377	21,398	0	0	200	0

Total	314,923	280,618	131,019	122,215	93	342	1,885	850

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps

EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2006
Counterparties
OECD Banks	372,856	329,417	6,585	12,612
Banks outside the OECD	0	0	0	0
Other counterparties	74,459	74,420	1,555	2,514
Public authorities	605	188	22	10

Total	447,920	404,025	8,162	15,136

KfW Group 2006
EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2006
Volumes
Contracts with interest rate risks
Interest swaps	313,664	279,732	6,596	7,487
Forward rate agreements	0	13	0	0
Interest options
of which: Purchases	0	0	0	0
Sales	1,245	1,230	0	14
Caps and floors1)	580	613	1	1
Spreadlocks	0	169	0	0

Total	315,489	281,757	6,597	7,502

Contracts with currency risks
Cross-currency swaps	120,006	104,269	1,565	7,174
FX swaps	11,350	18,434	50	449
Forward exchange swaps	78	140	3	0
Spot exchange deals	0	17	0	0

Total	131,434	122,860	1,618	7,623

Share and other price risks1)	93	342	1	3

Credit derivatives2)
of which: Purchases	1,885	850	0	4
Sales	0	0	0	0

Total	1,885	850	0	4

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps

Nominal values	Interest risks1)		Currency risks		Other price risks1)		Credit derivatives2)
EUR million	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2005
Maturity
Remaining term of
■ up to 3 months	17,895	7,103	17,059	18,851	8	342	0	0
■ > 3 months to 1 year	34,527	38,291	22,524	17,064	0	0	0	0
■ > 1 to 5 years	145,964	136,396	65,330	65,398	85	0	1,685	850
■ > 5 years	117,103	99,967	26,521	21,547	0	0	200	0

Total	315,489	281,757	131,434	122,860	93	342	1,885	850

1)	Derivative financing instruments are shown without embedded derivatives.

2)	here: Single name credit default swaps
EUR million

	Nominal values	Nominal values	Fair values	Fair values
			positive	negative
	31 Dec 2006	31 Dec 2005	31 Dec 2006	31 Dec 2006
Counterparties
OECD Banks	373,836	331,200	6,639	12,608
Banks outside the OECD	1	2	0	0
Other counterparties	74,459	74,420	1,555	2,514
Public authorities	605	187	22	10

Total	448,901	405,809	8,216	15,132

In addition, KfW has taken on the default risks on SME and housing loans and transferred them to the capital market. These risks assumed through credit derivatives in the total amount of EUR 72.4 billion (2005: EUR 68.4 billion) are shown under the item “Contingent liabilities”. The transfer of the risk in the amount of EUR 71.4 billion to the capital market was made through credit default swaps (EUR 61.8 billion) or credit linked notes (EUR 9.6 billion).
LOANS IN THE NAME OF THIRD PARTIES FOR THIRD PARTY ACCOUNT.
The loans outstanding in the name of third parties and for third party account totalled EUR 3,085 million as at 31 December 2006.

PERSONNEL.
The average number of staff, not including the Board of Managing Directors and trainees, but including temporary staff, is calculated from the figures at quarter endings during the year under review.

	2006 KfW	2005 KfW	2006 Group	2005 Group
Female employees	1,635	1,592	1,868	1,828
Male employees	1,763	1,711	1,963	1,912
Staff not covered by collective agreements	2,241	2,140	2,506	2,402
Staff covered by collective agreements	1,157	1,163	1,325	1,338

Total	3,398	3,303	3,831	3,740

REMUNERATIONS AND LOANS TO MEMBERS OF THE BOARD OF
MANAGING DIRECTORS AND THE BOARD OF SUPERVISORY DIRECTORS.
The total remuneration paid to members of the Board of Managing Directors for 2006 in the Group was EUR 2,589 thousand. This includes EUR 84 thousand for non-cash benefits and other remuneration. The current salary components were uniformly fixed at EUR 418 thousand for all members of the Board of Managing Directors.
     The remuneration paid to members of the Board of Supervisory Directors of KfW was EUR 209 thousand. It is composed as follows:
     The remuneration for the Chairman of the Board of Supervisory Directors is EUR 13 thousand annually, for the Deputy Chairman of the Board of Supervisory Directors it is EUR 10 thousand annually, for the members of the Board of Supervisory Directors it is EUR 5 thousand annually, for the members of the Loan Approvals Committee it is EUR 1 thousand annually and for the members of the Legal and Administrative Committee it is EUR 0,3 thousand annually. Remuneration is paid on a pro-rata basis if member join or leave the Board of Supervisory Directors during the current year.
     A liability of EUR 39,106 thousand had been accrued at 31 December 2006 for obligations under pension arrangements for retired members of the Board of Managing Directors and their surviving dependants. Current payments amounted to EUR 3,336 thousand.
     Loans to members of the Board of Managing Directors amounted to EUR 15 thousand on 31 December 2006. The interest rates range from 2 % to 5%.
RELATED PARTY DISCLOSURES.
Related parties or companies in the sense of GAS 11 are natural and legal persons and companies over which the reporting company may exercise an influence or which may exercise an influence over the reporting company. KfW is a public law institution owned 80 % by the Federal Republic of Germany and 20 % by the federal states. Transactions concluded in the year under review with the German government and individual companies in which the German government holds stakes were conducted within the framework set by the KfW Law. The objective of the holdings of the German government is to fulfil the promotional mission laid down in the KfW Law.
     In addition to the members of the Board of Managing Directors and the Board of Supervisory Directors, other management staff may also be related parties in accordance with GAS 11. Related parties, defined in this sense, are shown in the list of mandates and the organisation chart of KfW. Transactions with any of these persons or their close relatives may be entered into at the usual terms and conditions of KfW in the framework of its loan programmes open to the general public. Internal transactions (advances and loans) entered into with Directors of KfW are not reported here for reasons of materiality.
REMUNERATION OF THE AUDITOR OF THE ANNUAL FINANCIAL STATEMENTS.
The expenses contain the following remuneration of the auditor of the financial statements:
EUR thousand

	2006 KfW	2005 KfW	2006 Group	2005 Group
Audit	1,043	1,006	1,516	1,548
Other certifications and valuations	1,779	1,751	1,821	1,770
Tax consultancy services	0	70	2	84
Other services	632	416	632	420

Total	3,454	3,243	3,971	3,822

MANDATES HELD BY STATUTORY REPRESENTATIVES OR OTHER REPRESENTATIVES
ON SUPERVISORY BOARDS OF MAJOR JOINT STOCK COMPANIES IN ACCORDANCE
WITH §267 (3) GERMAN COMMERCIAL CODE

Ingrid Matthäus-Maier
Deutsche Post AG, Bonn
Deutsche Telekom AG, Bonn
RAG AG, Essen
RAG Beteiligungs-AG, Essen
Salzgitter Mannesmann Handel GmbH, Düsseldorf
Dr Peter Fleischer
DEG – Deutsche Investitions-und
Entwicklungsgesellschaft mbH, Cologne
Dr Peter Klaus
Georgsmarienhütte Holding GmbH, Georgsmarienhütte
STEAG AG, Essen
ThyssenKrupp Technologies AG, Essen
Lufthansa Technik AG, Hamburg
Wolfgang Kroh
DEG – Deutsche Investitions- und
Entwicklungsgesellschaft mbH, Cologne
Detlef Leinberger
IKB Deutsche Industriebank AG, Düsseldorf
Heinrich Heims
Arcelor Eisenhüttenstadt GmbH, Eisenhüttenstadt
As at 31 December 2006

BOARD OF SUPERVISORY DIRECTORS.

Michael Glos
Federal Minister of Economics and Technology
Chairman
(Until 31 December 2006)
Deputy Chairman
(From 1 January 2007)
Peer Steinbrück
Federal Minister of Finance
Deputy Chairman
(Until 31 December 2006)
Chairman
(From 1 January 2007)
Dietrich Austermann
Ministry of Science, Economics and Transport of the State of Schleswig-Holstein
Member appointed by the Bundesrat
(Upper House)
(Until 31 December 2006)
Dr Günter Baumann
Member of the Board of Managing Directors of DIHK Deutscher Industrie-und Handelskammertag
Representative of Industry
Anton F Börner
President of the Bundesverband des Deutschen Groß- und Außen- handels e.V.
Representative of Trade
Dr Uwe Brandl
President of the Bayerischer Gemeindetag
Representative of the Municipalities
(From 1 January 2007)
Dr Ulrich Brixner
Chairman of the Board of Managing Directors of DZ BANK AG (ret)
Representative of the Cooperative Banks
(Until 31 December 2006)
Frank Bsirske
Chairman of ver.di — Vereinigte Dienstleistungsgewerkschaft
Representative of the Trade Unions
(From 1 October 2006)
Prof Dr Ingolf Deubel
Minister of Finance of the State of Rhineland-Palatinate
Member appointed by the Bundesrat
(Upper House)
(From 1 January 2007)
Rüdiger Dorn
President Haus & Grund Deutschland
Representative of the Housing Industry
Prof Dr Kurt Faltlhauser
Minister of Finance of the Bavarian State Ministry of Finance
Member appointed by the Bundesrat
Dr Thomas R Fischer
Chairman of the Board of Managing Directors of WestLB
Representative of the Mortgage Banks
Sigmar Gabriel
Federal Minister for the Environment, Nature Conserva and Nuclear Safety
Heinrich Haasis
President of the Deutscher Sparkassen- und Giroverband
Representative of the Savings Banks
(From 1 July 2006)
Prof Dr Hans-Günter Henneke
Managing Director of the Deutscher Landkreistag
Representative of the Municipalities
(Until 31 December 2006)
Dr Dietrich H Hoppenstedt
President of the Deutscher Spar-kassen- und Giroverband e.V. (ret)
Representative of the Savings Banks
(until 30 June 2006)
Peter Jacoby
Ministry of Finance of the Saarland
Member appointed by the Bundesrat
(From 1 January 2007)
Bartholomäus Kalb
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Roland Koch
Minister President of the State of Hessen
Member appointed by the Bundestag
Jürgen Koppelin
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Oskar Lafontaine
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Claus Matecki
Member of the Executive
Board of the Deutscher Gewerkschaftsbund
Representative of the Trade Unions
(From 1 January 2007)
Dr Michael Meister
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
(From 1 January 2007)
Prof Dr Wolfgang Methling
Minister for the Environment of the State of Mecklenburg-West Pomerania
Member appointed by the Bundesrat
(Upper House)
(Until 31 December 2006)
Dr Horst Metz
Minister of Finance of the Free State of Saxony
Member appointed by the Bundestag
(Until 31 December 2006)
Franz-Josef Möllenberg
Chairman of the Gewerkschaft Nahrung-Genuss-Gaststätten
Representative of the Trade Unions
(Upper House)
Hartmut Möllring
Minister of Finance of the State of Lower Saxony
Member appointed by the Bundesrat
Margret Mönig-Raane
Deputy Chairperson of ver.di e.V.
Representative of the Trade Unions
(Until 30 September 2006)
Klaus-Peter Müller
President of the Bundesverband deutscher Banken e.V.
Representative of the Commercial Banks
Stefan Ortseifen
Speaker of the Board of Managing Directors of IKB Deutsche Industriebank AG
Representative of the Industrial Loan Banks
Matthias Platzeck
Minister President of the State of Brandenburg
Member appointed by the Bundestag
(From 1 January 2007)
Dr Christopher Pleister
President of the Bundesverband der Deutschen Volks- und Raiffeisenbanken e.V. (BVR)
Representative of the Cooperative Banks
(From 1 January 2007)
Ronald Pofalla
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
(Until 31 December 2006)
Heinz Putzhammer
Member of the Executive Board of the Deutscher Gewerkschaftsbund
Representative of the Trade Unions
(Until 27 June 2006, passed away)
Christine Scheel
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Hanns-Eberhard Schleyer
Secretary-General of the Zentral- verband des Deutschen Handwerks
Representative of the Crafts
Horst Seehofer
Federal Minister of Food, Agriculture and Consumer Protection
Michael Sommer
Chairman of the Deutscher Gewerkschaftsbund
Representative of the Trade Unions
Gerhard Sonnleitner
President of the Deutscher Bauernverband e.V.
Representative of Agriculture
Jörg-Otto Spiller
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Dr Frank-Walter Steinmeier
Federal Minister of Foreign Affairs
Ludwig Stiegler
Member of the German Bundestag
(Federal Parliament)
Member appointed by the Bundestag
Erwin Teufel
Minister President (ret) of the State of Baden-Württemberg
Member appointed by the Bundesrat
(Upper House)
Jürgen R Thumann
President of the Bundesverband der Deutschen Industrie e.V.
Representative of Industry
Wolfgang Tiefensee
Federal Minister of Transport, Building and Urban Affairs
Heidemarie Wieczorek-Zeul
Federal Minister for Economic Cooperation and Development

THE BOARD OF MANAGING DIRECTORS.

Dr Günther Bräunig	Dr Peter Fleischer	Dr Peter Klaus	Dr Norbert Kloppenburg
Wolfgang Kroh	Detlef Leinberger	Ingrid Matthäus-Maier (Spokeswoman)

Dr Günther Bräunig	Dr Peter Fleischer	Dr Peter Klaus	Dr Norbert Kloppenburg

Wolfgang Kroh	Detlef Leinberger	Ingrid Matthäus-Maier (Spokeswoman)
Frankfurt am Main, 23 January 2007
KfW

Auditor’s Report.
AUDITOR’S REPORT REPRINT.
After concluding our audit we gave the following unqualified report:
AUDITOR’S REPORT.
We have audited the annual financial statements, comprising the balance sheet, the income statement and the notes to the financial statements, which are combined with the notes to the consolidated financial statements, together with the bookkeeping system of KfW, Frankfurt am Main, and the consolidated financial statements, comprising the balance sheet, the income statement, statement of changes in equity, cash flow statement, the segment report and the notes to the consolidated financial statements, which are combined with the notes to the financial statements as well as the combined management report of KfW and the Group for the business year from January 1 to December 31, 2006. The bookkeeping system and the preparation of these documents in accordance with German commercial law and the regulations in the Law on the KfW and its ByLaws are the responsibility of the Board of Managing Directors of KfW. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the combined management report of KfW and the Group based on our audit.
     We conducted our audit of the annual and consolidated financial statements in accordance with § (Article) 317 HGB (“Handelsgesetzbuch”: “German Commercial Code”) and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (Institute of Public Auditors in Germany) (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual und consolidated financial statements in accordance with (German) principles of proper accounting and in the combined management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of KfW and the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the combined management report are examined primarily on a test basis within the framework of the audit. The audit includes for the annual financial statements assessing the accounting principles used and for the consolidated financial statements assessing the annual financial statements of the companies included in consolidation, the determination of the companies to be included in consolidation, the accounting and consolidation principles used as well as for both statements the evaluation of significant estimates made by the Board of Managing Directors of KfW, and evaluating the overall presentation of the annual and consolidated financial statements and the combined management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.
     In our opinion based on the results of our audit, the annual financial statements and the consolidated financial statements comply with the legal requirements and the regulations in the Law on the KfW and its By-Laws and give a true and fair view of the net assets, financial position and results of operations of KfW and the Group, respectively, in accordance with (German) principles of proper accounting. The combined management report is consistent with the annual financial statements and the consolidated financial statements and as a whole provides a suitable view of KfW’s and the Group’s position and suitably presents the opportunities and risks of future development.
Frankfurt am Main, 8 March 2007
PricewaterhouseCoopers
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

/s/ Struwe	/s/ Theobald

Struwe	Theobald
Wirtschaftsprüfer	Wirtschaftsprüfer

SUPPLEMENTARY INFORMATION ON FUNDED DEBT OF KFW BANKENGRUPPE(1)(2)
Funded Debt Outstanding

					Principal
					Amount
					Outstanding at
			Year of		December 31,
	Interest Rate (%)		Incurrence	Maturity	2006
					(EUR in
	nominal(8)	effective(8)			millions)
1. Borrowed Funds
Schuldscheindarlehen(3)	0.50-23.57	2.00-24.09	1980-2006	2007-2056	23,469
Loans from
Federal Republic(4)	0.00-5.82	0.00-5.82	various(5)	various(5)	12,154
ERP Special Fund	0.00-8.00	0.00-8.00	various(5)	various(5)	16,460
Other lenders	2.32-6.51	2.32-6.49	1996-2006	2007-2026	5,809
Securities account(6)	2.01-7.37	2.01-7.37	various	various	3,116

					61,008
2. Bonds and Notes Issued
Bonds and Notes	0.01-20.10	0.07-20.64	1992-2006	2007-2045	234,298

Total funded debt(7)					295,306

(1)	Issues of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH are included in the item Schuldscheindarlehen.

(2)	Includes all debt with initial maturities of more than 1 year. The presentation in this table follows neither German GAAP applicable to KfW nor the U.S. GAAP classification of debt according to maturities as described under “KfW — Capitalization.” All funded debt of KfW is unsecured.

(3)	Including credit-linked Schuldscheindarlehen with their legal maturity. Interest rates of credit-linked Schuldscheine include a risk premium in accordance with the probability of default of the underlying loan portfolio.

(4)	The item “Federal Republic” includes a subordinated loan extended by the Federal Republic in the context of the purchase of shares of Deutsche Telekom AG and Deutsche Post AG by KfW from the Federal Republic in 2003.

(5)	Dates of incurrence and maturities of loans from the Federal Republic or the ERP Special Fund match the dates of incurrence and maturities of loans made with such funds.

(6)	Debt in connection with export finance loans and other security deposits.

(7)	Includes the following debt in currencies.

(8)	The interest rates indicated always represent an interval giving the maximum and minimum interest rate of the liabilities outstanding.

Principal
Amount
Outstanding at
December 31,
Currency	2006
(in millions)
Australian Dollar	6,770.45
Brasilian Real	550.97
Canadian Dollar	3,262.83
Czech Koruna	11,000.00
Egypt Pound	200.00
Euro	171,338.58
Hong Kong Dollar	1,661.95
Hungarian Forint	51,500.00
Icelandic Korona	86,500.00
Japanese Yen	2,046,500.00
Malaysian Ringgit	500.00
Mexican Pesos	4,956.60
New Zealand Dollar	4,941.00
Norwegian Kroner	19,300.00
Polish Zloty	52.02
Pounds Sterling	24,014.30
Romanian Leu	400.00
Singapore Dollar	370.00
South African Rand	7,288.12
Swedish Krona	2,500.00
Swiss Franc	3,550.00
Turkish Lira	1,495.00
U.S. Dollar	75,365.04

     Repayment Schedule for Funded Debt (1)(2)(3)(4)(5)

											After
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2016	Total
	(EUR in millions)
1. Borrowed Funds:
Schuldscheindarlehen:
Principal	2,812	3,039	2,769	2,303	1,014	521	251	609	634	490	9,026	23,469
Interest	1,144	1,036	871	723	636	611	588	580	560	513	12,547	19,809
Loans from ERP
Special Fund:
Principal	1,610	1,607	1,557	1,485	1,423	1,391	1,332	1,250	1,169	982	2,654	16,460
Interest	542	458	375	302	241	189	140	90	53	22	27	2,437
Other lenders:
Principal	691	899	1,034	792	553	754	521	331	36	31	165	5,809
Interest	101	112	124	109	120	136	154	90	9	7	22	985
2. Bonds and Notes
issued:
Principal	40,026	40,325	34,901	20,546	17,480	9,246	9,960	8,757	9,018	4,469	39,572	234,298
Interest	9,948	8,253	6,773	5,350	4,463	3,754	3,277	2,841	2,449	2,013	24,602	73,722

Total Borrowed
Funds and Bonds
and Notes issued:
Principal	45,139	45,871	40,261	25,125	20,470	11,912	12,065	10,947	10,857	5,972	51,417	280,036
Interest	11,735	9,858	8,143	6,484	5,460	4,689	4,159	3,601	3,071	2,555	37,198	96,954

Total	56,875	55,729	48,404	31,609	25,930	16,602	16,224	14,548	13,928	8,526	88,615	376,990

(1)	No repayment schedule for loans from the Federal Republic has been provided, since the terms of such loans provide for repayment by KfW at the time and solely to the extent that KfW has been repaid by the ultimate recipient of such loans.

(2)	Floating rate interest for each loan is calculated on the basis of the most recent interest rate adjustment made before December 31, 2006.

(3)	Contracts with embedded early redemption options which are not exercised until December 31, 2006 are considered with their initial final maturities.

(4)	Totals may not add due to rounding.

(5)	Includes all debt with initial maturities of more than 1 year.

THE FEDERAL REPUBLIC OF GERMANY
GENERAL
Area, Location and Population
     The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.4 million in 2005. Approximately 14% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Stuttgart, Dortmund, Essen, Dusseldorf and Bremen.
(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2006, Tables 2, 2.5, 2.6)
Government
     The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 federal states (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.
     The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 614 members, and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.
     General elections for the Bundestag are generally held every four years. The last general election was held on September 18, 2005.
     A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag.
Political Parties
     The political parties currently represented in the Bundestag are the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Social Democrats (SPD), the Free Democrats (FDP), the Left-Wing Party of Democratic Socialism (Linkspartei.PDS, formerly PDS) together with members of the party Labor and Social Justice – The Election Alternative (WASG) as the left-wing fraction (Die Linke.), and the Greens (Bündnis 90/Grüne).
     Since 1949, the Federal Republic has been governed by eight Chancellors over 16 electoral periods. The last general elections took place in September 2005 and resulted in a so-called ”grand coalition” between the two largest political blocs, the Christian Democrats (CDU/CSU) and the Social Democrats (SPD), led by Chancellor Angela Merkel (CDU).
     The following table shows the results of the five most recent general elections to the Bundestag.

	2005		2002		1998		1994		1990
	Elections		Elections		Elections		Elections		Elections(1)
	% of		% of		% of		% of		% of
	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats

CDU/CSU	35.2	226	38.5	248	35.1	245	41.4	294	43.8	319
SPD	34.2	222	38.5	251	40.9	298	36.4	252	33.5	239
FDP	9.8	61	7.4	47	6.2	43	6.9	47	11.0	79
Die Linke.(2)	8.7	54	4.0	2	5.1	36	4.4	30	2.4	17
Bündnis 90/Grüne(3)	8.1	51	8.6	55	6.7	47	7.3	49	5.0	8
Others	3.9	—	3.0	—	5.9	—	3.6	—	4.2	—

Total		614		603		669		672		662

(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Länder.

(2)	Results of the PDS for all elections prior to 2005.

(3)	Includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne) for 1990; includes the results of the combined Bündnis 90/Grüne for 1994 and all subsequent periods.
(Sources: Statistisches Bundesamt, Statistisches Jahrbuch 2005, Tables 4.3 and 4.6; Statistisches Bundesamt, Statistisches Jahrbuch 2006, Tables 4.3 and 4.6 )
International Organizations
     In addition to the European Union (“EU”), the Federal Republic is a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Development Association (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, the Federal Republic is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). It is also a shareholder of, among others, the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community.
The European Union and European Integration
     The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union. Today, the Federal Republic is one of 27 member states of the EU (the “Member States”). On May 1, 2004, ten new countries, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia became part of the EU, joining its previous members Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom. On January 1, 2007, two new countries, Bulgaria and Romania, joined the EU. The aggregate population of the Member States is now approximately 493 million. Accession negotiations with Turkey and Croatia started in October 2005. Furthermore, in December 2005 the European Council decided to grant candidate status to the Former Yugoslavian Republic of Macedonia.
(Sources: http://www.europa.eu.int/comm/enlargement/countries/index_en.htm#acceding; http://www.europa.eu.int/abc/history/index_en.htm;
http://europa.eu/abc/history/2000_today/index_en.htm; Eurostat news release 167/2006,”The new EU of 27 and euro area of 13”, December 19, 2006: http://epp.eurostat.ec.europa.eu/pls/portal/docs/PAGE/PGP_PRD_CAT_PREREL/PGE_CAT_PREREL_YEAR_2006/PG E_CAT_PREREL_YEAR_2006_MONTH_12/1-19122006-EN-AP.PDF;
http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ec/87642.pdf, page 7)
Economic Integration
     From its inception, a fundamental objective of the EU and its predecessors has been the economic integration of its Member States. Culminating a long process, an internal market that provides for the free movement of goods and services, persons and capital among the Member States was established as of January 1, 1993. The integration of the Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level playing field for Member States’ companies and promoting economic efficiency. In addition, various liberalization and harmonization measures are being implemented, for example in the telecommunications and the energy sector. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the so-called “European Passport”, which enables financial institutions to provide financial services throughout the common market based on a single license obtained in one Member State. Another important policy area for the EU has been agriculture. Subsidies to this sector make up more than 40% of the EU’s budget. A further tool with which the EU promotes economic integration is regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU.
     The financial framework for the enlarged EU for the period from 2007 until 2013 was formally adopted on May 17, 2006, with an Inter-institutional Agreement (“IIA”) signed by the European Parliament (the “Parliament”), the Council of the European Union (the “Council”) and the European Commission (the

“Commission”). Among other things, the IIA defines maximum amounts for commitment appropriations, which cover legal commitments made to spend funds over one or more years in certain expenditure categories. Additionally, the IIA defines an annual average maximum amount for payment appropriations (1.0% of EU gross national income), which cover payments made to honor the legal commitments entered into during the current financial year and/or earlier financial years. The 2007 EU budget, which was adopted by the Parliament on December 14, 2006, is the first yearly EU budget adopted within this financial framework. The adopted 2007 budget amounts to EUR 126.5 billion in commitment appropriations and EUR 115.5 billion in payment appropriations. The amount of commitment appropriations corresponds to 1.08% of the EU gross national income, while the amount of payment appropriations corresponds to 0.99% of the EU gross natural income.
(Sources: EUROPA – Bulletin for the European Union – 12-2006:
http://europa.eu/cgi-bin/printbu.cgi?lng=en&no=200612&pt=p134001.htm&lv=1;
http://ec.europa.eu/budget/prior_future/fin_framework_en.htm;
Interinstitutional Agreement between the European Parliament, the Council and the Commission on budgetary discipline and sound financial management (2006/C 139/01):
http://eur-lex.europa.eu/LexUriServ/site/en/oj/2006/c_139/c_13920060614en00010017.pdf;
http://ec.europa.eu/budget/budget_detail/current_year_en.htm;
http://europa.eu/rapid/pressReleasesAction.do?reference=IP/06/1810&format=HTML&aged=1&language=EN&gu iLanguage=en;
http://europa.eu.int/abc/index_en.htm; European Commission, Europe in 12 lessons:
http://europa.eu/abc/12lessons/index_en.htm;
http://europa.eu/abc/12lessons/lesson_5/index_en.htm)
Monetary Integration
     The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union (“EMU”). The EMU led, in turn, to the adoption of irrevocable conversion rates between the euro and the national currencies of the initial participating Member States on December 31, 1998 and the introduction of the euro as the single European currency in the euro area on January 1, 1999. On January 1, 2002, banknotes and coins denominated in euro were introduced as legal tender to replace the national currencies in the 12 Member States forming the euro area at that time (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain). Slovenia joined the euro area as the thirteenth Member State on January 1, 2007.
     The European Central Bank (“ECB”) was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”). According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. Without prejudice to the objective of price stability, the ESCB supports the general economic policies of the EU. See “Monetary and Financial System” for more information on the ECB and ESCB. The Eurosystem, consisting of the ECB and the national central banks of those Member States whose currency is the euro, assumed sole responsibility for the monetary policy in the euro area on January 1, 1999.
(Sources: European Commission, press release IP/00/422 dated May 3, 2000; “The History of the European Union: 2001”: http://europa.eu/abc/history/2000_today/2002/index_en.htm;
http://europa.eu/abc/history/2000_today/2001/index_en.htm;
http://europa.eu/abc/history/1990-1999/1998/index_en.htm;
http://europa.eu/abc/history/1990-1999/1999/index_en.htm;
http://www.ecb.eu/ecb/history/emu/html/index.en.html)
     To ensure continuous budgetary discipline in the EMU, the Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. According to the Pact, Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations.
     Under the Maastricht Treaty, implementing regulations and the Pact, a Member State whose general government deficit exceeds the reference value of 3% of its gross domestic product (“GDP”) becomes subject to the “excessive deficit procedure”. The procedure provides that the Council, meeting in the composition of Economics and Finance Ministers of the Member States (commonly known as the “Ecofin Council”), decides whether an excessive deficit has been incurred. If it so concludes, the Ecofin Council, based on recommendations by the Commission, suggests corrective measures aiming at a deficit reduction and then reviews the corrective measures taken by a Member State. If it determines that such corrective measures are not adequate, the Maastricht Treaty and the Pact provide for a wide range of remedies. For those Member States whose currency is the euro, this process could ultimately lead to the imposition of annual financial penalties of as much as 0.5% of a Member State’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. Furthermore, the Pact provides that the 3% limit may be exceeded without triggering an excessive deficit procedure provided that the deficit is considered to be exceptional and temporary. This would be the case in the event of a severe economic downturn (i.e., a recession) or an unusual event outside the control of the Member State concerned (e.g., a significant natural disaster or a war having an impact on that Member State).
     Since 2002, the Commission has initiated excessive deficit procedures against various Member States, including Germany. For further information on the excessive deficit procedure against Germany, see below under “The Economy — Germany’s General Government Deficit, the Stability Program and the Excessive Deficit Procedure”.
     Since the EMU came into force, some of the Member States have had recurring problems complying with the 3% limit and a discussion about how the Pact could be improved evolved. This discussion led to the decisions of the Council in March 2005 to modify the Pact. A Member State’s deficit may now exceed 3% of GDP not only in case of a severe economic downturn, as was previously the case, but also in case of a longer period of weak growth. Furthermore, in judging whether a deficit is too high and whether a Member State must implement corrective measures, an indicative list of relevant factors has been agreed, including, among others, the costs of implementing policies according to the Lisbon agenda, which was adopted in March 2000 and outlines the EU’s strategy for economic, social and environmental renewal until 2010, high financial contributions aiming at fostering international solidarity and achieving European policy goals, notably European unification, and the costs of pension reform.
(Sources: European Commission, press releases dated October 16, 2002, April 2, 2003, April 28, 2004 and May 12, 2004; Ecofin Council, press release dated May 11, 2004; Deutsche Bundesbank, Monthly Report February 2003, page 55; Eurostat, Euro indicators news release dated March 17, 2003; European Commission, SPEECH/04/387; European Commission, press release IP/05/153 dated February 9, 2005; Presidency Conclusions of the European Council, March 2005 (press release 7619/05 of the European Council))
Political Integration
     The EU’s three main institutions are the Council (representing the governments of the Member States), the Parliament (elected by and representing the citizens of the Member States) and the Commission (the executive body of the EU). In order to ensure that the decision-making process within the EU’s institutions continues to work effectively, the European Convention was formed in 2001. Its goal was to draft a European Constitution which sets out the powers and responsibilities of the institutions and the decision-making process, thus enabling the EU to cope with its main challenges in the mid-term future, the enlargement of the EU and the increased involvement of EU citizens by introducing more democracy and transparency into the governance of the EU. The draft Constitution was presented in July 2003, and in October 2004, the Council finally agreed on the Constitution, which must be ratified by all Member States in order to take effect. To date, 18 Member States have ratified the Constitution. However, in separate referendums held at the end of May and the beginning of June 2005, respectively, the people of France and the Netherlands voted against the ratification of the Constitution. The project of constitutional reform has not, however, been abandoned, and in March 2007, the Heads of State and Government of the Member States adopted the “Berlin Declaration”, which sets forth the goal of placing the EU on a renewed common basis before the Parliament elections in 2009.
(Sources: http://europa.eu.int/futurum/constitution/index_en.htm; European Commission, Europe in 12 lessons, 2004; http://ue.eu.int/cms3_fo/showPage.asp?id=735&lang=EN&mode=g; http://europa.eu.int/constitution/ratification_en.htm; http://europa.eu/constitution/citizens_ask_en.htm#q9;
http://europa.eu.int/constitution/referendum_en.htm;
http://www.eu2007.de/en/News/Press_Releases/March/0325BPAFestakt.html;
http://www.eu2007.de/de/News/download_docs/Maerz/0324-RAA/English.pdf)
Statistical Disclosure Standards of the International Monetary Fund
     The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

THE ECONOMY
Overview
     Since 1945, the Federal Republic’s economic system has developed into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.
Key Economic Figures
     The German economy is one of the world’s largest economies. In 2006, its GDP expressed at current prices was EUR 2,307.2 billion compared to EUR 2,241.0 billion in 2005, which corresponds to an increase of 3.0%. Real GDP rose by 2.7% compared to 2005, and by 24.2% compared to 1991. This growth in GDP since 1991 has been largely driven by gains in productivity, as real GDP per employee has risen by 22.7% since 1991. In calculating real GDP growth, the Federal Statistical Office uses a chain index based on previous years’ prices. In 2006, GDP per capita at current prices was EUR 28,012, while GDP per employee at current prices was EUR 58,999.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Tables 2.1.1, 2.1.4, 2.2.13)
     As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2006, financial, renting and business activities accounted for 29.0%, (1991: 23.3%) and other public and private service activities accounted for 21.9% (1991: 20.8%) of gross value added, measured at current prices, while the share of trade and transport services, including hotel and restaurant services as well as communication services, remained fairly constant at 18.3% (1991: 17.9%). The production sector (excluding construction) generated 26.0% of gross value added compared to 30.6% in 1991. Construction contributed 4.0% (1991: 6.0%) to gross value added, and agriculture, forestry and fishing accounted for 1.0% of gross value added (1991: 1.4%).
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 2.2.1)
     In 2006, private consumption totaled 58.5% of GDP, gross fixed capital formation amounted to 17.8%, and government consumption equaled 18.5%. Exports and imports of goods and services accounted for 44.9% and 39.6% of GDP at current prices, respectively, for the year. The trade balance thus showed a surplus equal to 5.3% of GDP in 2006.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 2.3.1)
     Overall, the German economy grew strongly in 2006. The 2.7% increase in real GDP compared to 2005 represented the highest rate of economic growth since 2000 and the second highest increase since German reunification in 1990. Economic growth was attributable to both domestic and foreign demand, with domestic demand contributing more to GDP growth than net exports. The growth in domestic demand by 1.6% was mainly due to gross fixed capital formation, which increased by 5.6%, representing the highest growth rate since 1990. Increases in private consumption by 0.8% and in public consumption by 1.8% also contributed to domestic demand. In addition, foreign trade continued its dynamic trend in 2006 with the growth rates of imports and exports nearly doubling compared to 2005.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 2.3.2)
     Exports of the Federal Republic totaled EUR 1,035.7 billion in 2006, or 44.9% of GDP at current prices. This corresponds to an increase of 13.5% compared to 2005. At constant prices, exports increased by 12.5% from 2005 to 2006. The unemployment rate (as computed under the “national definition” of the Federal Employment Agency) decreased from 11.7% in 2005 to 10.8% in 2006. Based on the internationally comparable method of calculation promulgated by the International Labor Organization (ILO), which is referred to as the “ILO definition”, the unemployment rate decreased from 9.1% in 2005 to 8.1% in 2006. For an explanation of the differences between the national definition and the ILO definition, see “Employment and Labor”. The inflation rate as measured by the percentage increase in the national consumer price index (CPI) decreased from 2.0% in 2005 to 1.7% in 2006. This decrease was mainly due to a more moderate rise in energy prices in 2006 compared to 2005. General government debt totaled EUR 1,521.6 billion at year-end 2005 and EUR 1,567.0 billion at year-end 2006.
(Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2006 (February 2007), Table 1.10; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Tables 2.3.1 and 2.3.2; Bundesagentur für Arbeit, Monatsbericht Dezember und Jahr 2006, Table Arbeitsmarktzahlen 2002 bis 2006; Deutsche Bundesbank Monatsbericht März 2007, Tables IX.1, X.7; Deutsche Bundesbank Monatsbericht Januar 2007, page 8)
     In its spring projection published in April 2007, the Federal Government forecast that real GDP growth in Germany will be 2.3% in 2007, which constitutes an upward revision compared to its previous official forecast of 1.7% made in January 2007. The Federal Government expects that worldwide GDP growth will be slightly lower in 2007 compared to 2006, but that it will remain dynamic, and, when taken together with the high competitiveness of German businesses, should continue to benefit German exports. In addition to the expansive external economic environment, the recovery of domestic demand is increasingly contributing to economic growth, i.e. enterprises continue to increase investments at high rates and private consumption expenditures recover further. After an increase of 5.6% in 2006, gross fixed capital formation is expected to grow by an even stronger 6.2% in 2007. Although financing conditions worsened somewhat last year due to, among other factors, increases in ECB’s key interest rates, German companies are believed to have large amounts of resources at their disposal to finance investment as a result of higher levels of corporate profits. Additionally, investment is expected to increase as a result of favorable sales perspectives and a rise in capacity utilization to levels not seen since German reunification. Thus, the upswing of gross fixed capital formation in machinery and equipment is expected to continue with the real growth rate declining only marginally from 7.3% in 2006 to 7.0% in 2007. Moreover, the recovery of construction, which started last year after a decade of decline, is expected to continue. Following its rise of 4.2% in 2006, real gross fixed capital formation in construction is projected to grow even faster by 5.4% in 2007. The real growth rate of private consumption is expected to remain stable at 0.8% despite the increase in the standard rate of value-added tax (“VAT”) from 16% to 19% as of January 2007. The dampening effect of the VAT hike is compensated by a rise in disposable income resulting from increased earnings and strong employment growth. The Federal Government expects employment to rise by 1.2% or 470,000 persons in 2007, while registered unemployment is expected to fall even more strongly by 750,000 persons. Government consumption is projected to grow only moderately by 0.5% in 2007.
(Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.2–4. Vierteljahr 2006 (February 2007); Bundesministerium für Wirtschaft und Technologie, Jahreswirtschaftsbericht 2007 der Bundesregierung, pages 55-64; Bundesministerium für Wirtschaft und Technologie, Annual Economic Report 2007: Utilising the Upswing for Reforms – Summary –; Bundesministerium für Wirtschaft, Konjunktureller Aufschwung verfestigt sich – Frühjahrsprognose der Bundesregierung, Press release 25 April 2007 (http://www.bmwi.de/BMWi/Navigation/Presse/pressemitteilungen,did=200642.html))
     The following table shows selected key economic figures for the Federal Republic for the past five years.

Key Economic Figures

	2006	2005	2004	2003	2002
		(EUR in billions)
GDP — at current prices	2,307.2	2,241.0	2,207.2	2,161.5	2,143.2
(change from previous year in %)	3.0	1.5	2.1	0.9	1.4
GDP — price-adjusted, chain-linked index (2000=100), not adjusted for calendar effects	106.0	103.2	102.3	101.1	101.2
(change from previous year in %)	2.7	0.9	1.2	(0.2)	0.0
GDP — price-adjusted, chain-linked index (2000=100), adjusted for calendar effects	106.1	103.1	102.0	101.2	101.4
(change from previous year in %)	2.9	1.1	0.8	(0.2)	0.0
Unemployment rate (ILO definition) (in %) (2)	8.1	9.1	9.2	8.7	7.6
Rate of inflation (year-to-year change in consumer price index (CPI) in %)	1.7	2.0	1.6	1.1	1.4
Balance of payments — current account	116.6	103.1	94.9	40.9	43.0
General government debt (1)	1,567.0	1,521.6	1,451.1	1,381.0	1,293.0

(1)	Definition according to Maastricht Treaty.

(2)	Unemployed persons, available and seeking work.
(Sources: Deutsche Bundesbank, Monatsbericht März 2007, Table IX.1, X.7 and XI.2; Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2006 (February 2007), Table 1.1 and 1.10)
Germany’s General Government Deficit, the Stability Program and the Excessive Deficit Procedure
     The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 generally apply.
The Federal Republic’s Fiscal Maastricht Criteria

	2006(1)	2005	2004	2003	2002

General government deficit as % of GDP(2)(3)	1.7	3.2	3.7	4.0	3.7
General government debt as % of GDP(2)	67.9	67.9	65.7	63.9	60.3

(1)	Provisional figures, partly estimated.

(2)	GDP including financial intermediation services indirectly measured (FISIM).

(3)	Unlike the net lending/net borrowing balance as shown in the national accounts, the deficit ratio as defined in the Maastricht Treaty includes interest payments arising from the swap transactions and forward rate agreements.
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table IX.1)
     Lower than expected total public sector receipts and higher labor market and social security expenditures due to sluggish economic growth resulted in general government deficits above the limit of 3% of GDP permitted under the Maastricht Treaty for the Federal Republic for the years 2002 to 2005. The Federal Republic’s gross debt had also been exceeding the threshold of a debt-to-GDP ratio of no more than 60% with an increasing tendency from 2002 up until 2005. The debt-to-GDP ratio is one of the “Maastricht criteria” for accession to the EMU and, while exceeding the 60% threshold as such does not trigger an excessive deficit procedure, the development of the ratio is considered in the evaluation of a Member State’s public finances.
     In November 2002, the Commission initiated an excessive deficit procedure against the Federal Republic based on the general government deficit exceeding the limit of 3%. In January 2003, as contemplated by the Maastricht Treaty, the Ecofin Council issued recommendations for corrective action, in response to which the Federal Republic implemented various measures. In November 2003, the Ecofin Council decided not to pursue the Commission’s recommendation to proceed with the excessive deficit procedure against the Federal Republic. Following that decision, the situation was provisionally resolved in December 2004, when the Commission accepted the Federal Government’s stability program and decided that it would not proceed further with the excessive deficit procedure against the Federal Republic at that point. However, due to the continuing violation of the deficit and debt criteria – in 2005 the deficit and the debt-to-GDP-ratio were 3.2% and 67.9%, respectively – and in light of the Federal Government’s stability program of February 2006, which again projected a deficit in excess of 3% in 2006, the Ecofin Council decided to resume the excessive deficit procedure against the Federal Republic. The Ecofin Council’s decision required the Federal Government to lower its deficit below 3% of GDP by 2007 at the latest and to periodically report on the measures taken to this effect.
     Over the past months the economic situation of the Federal Republic has developed better than expected, leading to an unexpected increase in tax revenues. Accordingly, the general government deficit decreased to 1.7% of GDP in 2006, which is substantially below the threshold set by the Maastricht Treaty, while the general government debt to GDP ratio remained stable at 67.9% compared to 2005, which is still above the threshold set by the Maastricht Treaty. In October 2006, the Ecofin Council decided not to take any further steps in the excessive deficit procedure in respect of Germany in light of data contained in the so-called “Maastricht-Notification” submitted to the Commission by the Minister of Finance at the end of September 2006. In 2007, the deficit ratio is expected to decline to 1.2% and the debt ratio is expected to decline to 66.7%, according to the Maastricht-Notification submitted by the Minister of Finance to the Commission in late March 2007, thus being even lower than projected in the December 2006 update of the German stability program (1 1/2 % for the deficit and 67% for the debt ratio). This development is expected to be accompanied by a reduction of the structural deficit (i.e., the general government deficit adjusted for cyclical effects) of approximately half a percentage point. This expectation was confirmed by the Commission’s spring forecast, which was published on May 7, 2007. According to the forecast, the Commission estimates that the German deficit in 2007 will be as low as 0.6% and, hence, even lower than predicted by the Federal Government in its most recent Maastricht-Notification. The Commission also projects that the structural deficit will be reduced by approximately three-quarters of a percentage point, which would represent an even stronger reduction than expected by the Federal Government. On this basis, the Commission made a recommendation to the Ecofin Council on May 16, 2007, to dismiss the excessive deficit procedure against Germany.
     In addition to the continuing economic recovery, the increase of the standard VAT rate from January 1, 2007 by 3 percentage points will contribute to further reducing general government deficit and general government debt, since two-thirds of the additional VAT revenues will be used for budget consolidation purposes, while the remainder will be used to lower unemployment insurance contributions (i.e., non-wage labor cost). The Federal Government also cut expenditures (e.g., by abolishing subsidies for homeowners and reducing the tax allowance for commuters). According to the December 2006 update of the German stability program, overall public expenditures are expected to increase by only 1% on average until 2010, leading to estimated expenditures of 45% and 43% of GDP in 2007 and 2010, respectively, compared to 45.7% in 2006.
(Sources: Deutsche Bundesbank, Monatsbericht März 2007, Table IX.1; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/03/259|0|RAPID&lg=EN;
http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/03/1560|0|AGED&lg=EN&typ e=PDF;
http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=PRES/03/320|0|AGED&lg=EN&ty pe=PDF;
http://europa.eu.int/rapid/pressReleasesAction.do?reference=IP/04/1471&format=HTML&aged=0&language=E N&guiLanguage=en; Press release of the European Commission IP/06/246, dated March 1, 2005
http://europa.eu.int/rapid/pressReleasesAction.do?reference=IP/06/246&format=HTML&aged=0&language=EN &guiLanguage=en); Press release of the Council of the European Union 6917/06 (Presse 64)
(http://ue.eu.int/ueDocs/cms_Data/docs/pressData/en/ecofin/88797.pdf); Germany’s October 2006 Excessive Deficit Procedure notification table, “Reporting of Government Deficits and Debt Levels,” submitted September 28, 2006
(http://epp.eurostat.ec.europa.eu/pls/portal/docs/PAGE/PGP_DS_GFS/PGE_DS_GFS_3/DE_OCT06_1.PDF); Council of the European Union, 2753rd Council meeting, Economic and Financial Affairs, Luxembourg, 10 October 2006, Press Release
(http://www.consilium.europa.eu/ueDocs/cms_Data/docs/pressData/en/ecofin/91272.pdf); Bundesregierung, Erfolg für deutsche Finanzpolitik: Haushalt 2006 erfüllt Maastricht-Kriterien, Press release 28 September 2006

(http://www.bundesregierung.de/Content/DE/Pressemitteilungen/BMF/2006/09/2006-09-28-erfolg-fuer-deutsche-finanzpolitik,layoutVariant=Druckansicht.html); Bundesregierung, EU setzt Defizitverfahren gegen Deutschland aus, Press release 10 October 2006
(http://www.bundesregierung.de/Content/DE/Artikel/2006/10/2006-10-10-eu-stellt-defizitverfahren-ein, layoutVariant=Druckansicht.html); Bundesministerium der Finanzen, Kurs halten in Deutschland und Europa – Stabilitätsprogramm belegt erfolgreichen Konsolidierungs- und Wachstumskurs der Bundesregierung, Press release, 29 November 2006
(http://www.bundesfinanzministerium.de/DE/Aktuelles/Pressemitteilungen/2006/11/20063011___PM141.html); Federal Ministry of Finance, German Stability Programme, December 2006 Update
(http://www.bundesfinanzministerium.de/lang_de/DE/Service/Downloads/Abt___I/0611301a1005,templateId=r aw,property=publicationFile.pdf); Statistisches Bundesamt, Maastricht deficit ratio for 2006 amounts to 1.7%, Press release, 22 February 2007
(http://www.destatis.de/presse/englisch/pm2007/p0700121.htm); Deutsche Bundesbank, Maastricht-Schuldenstand 2006 deutlich gestiegen, Schuldenquote unverändert, Press release, 12 March 2007
(http://www.bundesbank.de/download/presse/pressenotizen/2007/20070312.schuldenstand.php); Bundesministerium der Finanzen, Maastricht-Defizit 2007: -1.2% des BIP, Press release 30 March 2007
(http://www.bundesfinanzministerium.de/cln_02/nn_82/DE/Aktuelles/Pressemitteilungen/2007/03/20073003 ___PM034.html); EU Commission, Directorate General for Economic and Financial Affairs, Spring Economic Forecasts 2007-2008
(http://ec.europa.eu/economy_finance/publications/european_economy/2007/ee207en.pdf), pp. 54-56; Press release of the European Commission IP/07/672, dated May 16, 2007 (http://europa.eu/rapid/pressReleasesAction.do?reference=IP/07/672&format=HTML&aged=0&language=EN&guiLanguage=en))
Economic Policy
     The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government believes that achieving these objectives is also necessary to further improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment.
     To achieve these goals, the previous Federal Government adopted several major economic policy initiatives, including measures providing for consolidation of the budget, reform of the social security system, improved flexibility of the labor market, a further opening up of product markets and an income tax reform. In addition, steps to facilitate raising venture capital and to improve the efficiency of the German capital markets were taken.
     In order to continue and reinforce the course of reform, especially with respect to the social security system, the previous Federal Government announced and implemented a bundle of measures designated as “Agenda 2010” which comprised, among others, measures to make the labor markets more flexible, to reform the system of unemployment and welfare benefits, to reform labor, social and tax laws, to promote employment and economic growth, and to strengthen the financial position of the municipalities.
     The current Federal Government is continuing this reform policy and is engaging in additional reforms designed to further strengthen the competitiveness of the German economy, especially for businesses that operate internationally. Some of these reform measures are already in effect, others have only just received, or are currently awaiting, legislative approval, and a third group is still in the planning phase. The measures include major reforms of the health insurance, the pension system, corporate and other general business taxation as well as various measures aiming at a consolidation of the budget, further labor market reforms and the reform of the federal system. For more information on the planned reform of the health insurance and the pension system, see “Social Security Legislation and Social Policy”. For more information on the measures planned to reform corporate and other general business taxation as well as various other tax-related measures implemented with a view to consolidating the budget, see “Public Finance — Tax Structure —Recent and Pending Tax Reform Measures”.

     A major reform of the federal system, the so-called federalism reform (Föderalismusreform), was implemented in 2006 in order to provide a clear-cut allocation of responsibilities between the federal level (Bund) and the state level (Länder). The tasks that are allocated exclusively to either the federal level or the state level has been increased. In a second step of the reform, measures relating to fiscal relations are also planned, but this part of the reform is still at an early stage.
     The Federal Government also intends to reduce costs to the economy related to unnecessary bureaucracy. For these purposes, an independent council was founded to examine each new legislative proposal with respect to its anticipated associated administrative and information costs for citizens and businesses. The aim is to reduce the administrative burden by 25% as measured by the so-called standard cost model (Standardkostenmodell) over the period through year-end 2011.
     Further, to foster economic growth, the Federal Government has implemented a program to bolster the framework for investment and employment, which comprises additional measures involving expenditures amounting to EUR 25 billion through 2009 at the federal level. In addition, the Länder and municipalities will spend a further EUR 12 billion. These measures are designed to promote innovation and private investment, but also aim at supporting families. They include special tax allowances for depreciation expenses and employment in private households, increased spending for research, development and public infrastructure.
(Sources: http://www.bundesregierung.de/Webs/Breg/DE/Bundesregierung/Koalitionsvertrag/koalitionsvertrag.html;
http://www.bundesregierung.de/Webs/Breg/DE/Reformprojekte/reformprojekte.html;
http://www.bundesregierung.de/Webs/Breg/DE/Reformprojekte/Foederalismusreform/foederalismusreform.htm;
http://www.bundesregierung.de/Webs/Breg/DE/Reformprojekte/Buerokratieabbau/buerokratieabbau.html;
http://www.bundesregierung.de/nn_65600/Content/DE/StatischeSeiten/Breg/Reformprojekte/solide-finanze n-2006-08-18-weniger-steuerverguenstigungen-mehr-investitionen-1.html; Bundesministerium der Finanzen, Deutsches Stabilitätsprogramm, Aktualisierung Februar 2006, pages 10-12; Bundesministerium der Finanzen, Deutsches Stabilitätsprogramm, Aktualisierung Dezember 2006, ch. 2;
http://www.bundesregierung.de/nn_66140/Content/DE/StatischeSeiten/Breg/Reformprojekte/wachstum-und-b eschaeftigung-2006-08-18-das-25-milliarden-euro-programm-1.html;
http://www.bundesregierung.de/nn_65566/Webs/Breg/DE/Reformprojekte/Buerokratieabbau/buerokratieabbau ..html;
http://www.bundesregierung.de/nn_151820/Content/DE/StatischeSeiten/Breg/Reformprojekte/buerokratieab bau-2007-01-12-wie-werden-buerokratiekosten-gemessen.html; http://www.destatis.de/skm/handbuch_skm.pdf)
Federal Budget 2006
     In 2006, expenditures amounted to EUR 261.0 billion, while revenues only amounted to EUR 232.8 billion, leading to a deficit of EUR 28.2 billion. Current allocations and grants to authorities and others, mainly social insurance funds, were the largest item among the expenditures, accounting for 59.1% (EUR 154.3 billion) of total expenditures in 2006. Other major items included interest expense (14.4%), and personnel expenses (10.0%). Expenditures for social welfare programs represented 51.6% of total expenditures, while investment spending accounted for 8.7%.
(Source: Bundesministerium der Finanzen, Monatsbericht Februar 2007, pages 50-66)
Federal Budget 2007
     Following legislative approval in December 2006, the Federal Budget (Bundeshaushalt) 2007 became effective on January 1, 2007. The budget provides for estimated expenditures totaling EUR 270.5 billion, which is an increase of 3.6% compared to 2006. Revenues are projected to total EUR 250.7 billion, resulting in a deficit of EUR 19.8 billion. The deficit amounts to less than public investment spending (EUR 23.2 billion), and thus complies with the deficit ceiling provided for by the German constitution (Grundgesetz). Expenditures for social security are expected to total EUR 138.0 billion (corresponding to 51.0% of total expenditures), including EUR 78.3 billion in grants to the compulsory pension system as well as EUR 42.9 billion in unemployment benefits. Interest expense will amount to approximately EUR 39.3 billion, and personnel expenditures to EUR 26.2 billion.
(Sources: Bundesministerium der Finanzen, Monatsbericht März 2007, pages 49-74;
http://www.bundesfinanzministerium.de/bundeshaushalt2007/pdf/vorsp/zubs2007.pdf)
Tax Revenues and Other Federal Income
     The 2007 federal budget is based on projected tax revenues of EUR 220.5 billion, which would represent an increase of EUR 16.6 billion, or 8.2%, compared to 2006. This increase would be mainly due to the VAT hike of three percentage points as of January 1, 2007. Other federal income included in the budget is estimated to amount to EUR 30.2 billion in 2007, an increase of EUR 1.3 billion compared to 2006. It includes, among other items, revenues from the freight vehicle toll as well as the profit of the Deutsche Bundesbank. Unlike in previous years, in 2006 privatizations did not contribute significantly to the Federal Republic’s total revenues.
(Sources: Bundesministerium der Finanzen, Monatsbericht März 2007, pages 49-74;
http://www.bundesfinanzministerium.de/bundeshaushalt2007/pdf/vorsp/zubs2007.pdf; Bundesministerium der Finanzen, Beteiligungsbericht 2007, pages 5-15)
Gross Domestic Product
     The following tables show the structure of the Federal Republic’s real GDP at current prices by use and origin for each of the years indicated along with changes over the respective preceding period.
Structure of GDP — Use

	2006	2005	2004	2003	2002	2006	2005	2004	2003
		(EUR in billions)					(change in %)
Domestic uses	2,184.5	2,125.0	2,096.3	2,076.0	2,045.5	2.8	1.4	1.0	1.5
Final private consumption	1,348.7	1,321.1	1,302.9	1,281.8	1,263.5	2.1	1.4	1.7	1.4
Final government consumption	426.6	419.6	415.1	417.2	411.8	1.7	1.1	(0.5)	1.3
Gross fixed capital formation	411.5	386.9	384.4	384.7	393.0	6.3	0.7	(0.1)	(2.1)
Machinery and equipment	169.6	159.4	151.9	147.3	151.9	6.4	5.0	3.1	(3.0)
Construction	215.9	202.3	207.9	213.1	216.6	6.7	(2.7)	(2.5)	(1.6)
Other products	25.9	25.2	24.7	24.3	24.5	3.0	2.1	1.5	(0.9)
Changes in inventories(1)	(2.2)	(2.6)	(6.1)	(7.7)	(22.8)	—	—	—	—
Net exports(1)	122.7	116.0	110.9	85.5	97.7	—	—	—	—
Exports	1,035.7	912.3	844.1	770.7	765.7	13.5	8.1	9.5	0.7
Imports	913.0	796.3	733.2	685.2	668.0	14.7	8.6	7.0	2.6
Gross domestic product	2,307.2	2,241.0	2,207.2	2,161.5	2,143.2	3.0	1.5	2.1	0.9

(1)	Percentage changes are not presented due to the potentially changing signs of these net positions.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2006 (February 2007), Tables 3.1 and 3.9)

Structure of GDP — Origin

	2006	2005	2004	2003	2002	2006	2005	2004	2003
		(EUR in billions)					(change in %)
Gross value added of all economic sectors	2,079.0	2,022.5	1,994.2	1,947.1	1,933.2	2.8	1.4	2.4	0.7
Agriculture, forestry and fishing	20.1	19.9	24.3	21.0	22.2	0.9	(18.0)	15.7	(5.3)
Production sector (excluding construction)	539.7	514.7	493.2	475.9	474.7	4.9	4.4	3.6	0.2
Construction	82.3	78.7	82.8	85.5	88.8	4.6	(4.9)	(3.2)	(3.8)
Trade and transport(1)	380.4	365.6	357.8	345.3	347.6	4.0	2.2	3.6	(0.7)
Financial, renting and business activities	602.0	591.3	582.6	569.4	553.4	1.8	1.5	2.3	2.9
Other public and private service activities	454.5	452.2	453.6	450.1	446.5	0.5	(0.3)	0.8	0.8
Taxes on products offset against subsidies on products	228.2	218.5	213.0	214.4	210.0	4.4	2.6	(0.7)	2.1
Gross domestic product	2,307.2	2,241.0	2,207.2	2,161.5	2,143.2	3.0	1.5	2.1	0.9

(1)	Including hotel and restaurant services as well as communication services.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2006 (February 2007), Tables 1.13 and 2.1)
Sectors of the Economy
Production Sector
     The production sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, industry in the eastern Länder has undergone a restructuring process. Today, the German production sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the production sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2006, the sector’s aggregate contribution to gross value added at current prices was 26.0% (excluding construction) and 30.0% (including construction).
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 2.2.1)
     The following table shows the output of the production sector in index form using 2000 as the base year for each of the years indicated.
Output in the Production Sector(1)
(2000 = 100)

	2006(2)	2005	2004	2003	2002
Production sector, total	109.5	103.7	100.8	98.4	98.3
Industry(3)	112.9	106.3	102.5	99.5	99.3
of which:
Intermediate goods(4)	114.9	106.5	103.3	99.5	98.9
Capital goods(5)	118.5	111.0	105.7	101.9	101.1
Durable goods(6)	94.0	87.8	87.4	87.2	92.0
Nondurable goods(7)	101.8	101.0	98.0	97.4	98.2
Energy(8)	102.8	102.8	102.7	99.8	97.4
Construction(9)	81.0	76.1	80.7	84.9	88.6

(1)	Adjusted for working-day variations.

(2)	Provisional figures.

(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.

(4)	Including mining and quarrying except energy-producing goods.

(5)	Including manufacture of motor vehicles and components.

(6)	Consumption goods that have a long-term use, such as furniture.

(7)	Consumption goods that have a short-term use, such as food. Including printing and service activities related to printing.

(8)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(9)	Comprises the economic classifications “Site preparation” and “Building of complete constructions or parts thereof; civil engineering.”
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table X.2)
Services Sector
     As in most other industrialized countries, the services sector, which comprises trade and transport services (including hotel and restaurant services as well as communications services), financial, renting and business activities as well as other public and private service activities, has expanded rapidly in recent years and is currently the largest contributor to gross value added. In 2006, however, the sector’s aggregate contribution to gross value added at current prices declined slightly to 69.1%, which was mainly due to the strong growth in the industrial sector. Within the services sector, the segment of financial, renting and business activities represents the largest segment in terms of contribution to total gross value added, contributing 29.0% in 2006.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2007), Table 2.2.1)
Employment and Labor
     Following German re-unification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition of the Federal Employment Agency, rose from 7.7% in 1992, reaching a peak of 11.4% in 1997. Under the internationally comparable ILO definition, which considers only those persons as unemployed who are available and seeking work, the unemployment rate rose from 6.0% in 1992 to 8.6% in 1997. In the period 1998 to 2001, the rate decreased slightly to 9.4% under the national definition or to 6.9% under the ILO definition. In the period from 2002 to 2004, however, the unemployment rate rose again to 10.5% under the national definition or to 9.2% under the ILO definition in the wake of sluggish economic growth.
     Effective January 2005, as a result of legislative measures implemented in connection with the so-called Hartz IV labor market reform, former recipients of social assistance who are able to work now receive a new form of unemployment benefits known as Arbeitslosengeld II, which is also paid to those registered as unemployed for more than a year, and, accordingly, are also registered as unemployed. This change accounts for most of the significant increase in the (seasonally adjusted) unemployment rate according to the national definition from 10.8% (December 2004) to 12.1% (March 2005). Over the same time period the unemployment rate according to the ILO definition increased only modestly from 9.2% to 9.5%. In 2006, the average unemployment rate according to the national definition was 10.8%, compared to 11.7% in 2005. Under the ILO definition, the average unemployment rate was 8.1% in 2006 compared to 9.1% in 2005.
     The number of persons resident in Germany who were either employed or self-employed in 2006 was approximately 39.0 million, which is 0.7% more compared to 2005.
(Sources: Deutsche Bundesbank, Monatsbericht März 2007, Table X.6; Statistisches Bundesamt, Fachserie 18, Reihe 1.4. – 2006 (March 2007), Table 2.1.11)
     The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons who are participating in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder, are not included, since they are not treated as unemployed.

Employment and Unemployment

	2006	2005	2004	2003	2002

Employed (in thousands)–ILO definition	39,016	38,726	38,792	38,631	38,994
Unemployed (in thousands)–ILO definition(1)	3,432	3,893	3,931	3,703	3,229
Unemployment rate (in %)–ILO definition	8.1	9.1	9.2	8.7	7.6
Unemployed (in thousands)–national definition(2)	4,487	4,861	4,381	4,377	4,061
Unemployment rate (in %)–national definition(3)	10.8	11.7	10.5	10.5	9.8

(1)	Unemployed persons, available and seeking work.

(2)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week). From 2005, unemployed persons include former recipients of social assistance who are able to work.

(3)	As a percentage of the total work force (excluding armed forces).
(Sources: Bundesagentur für Arbeit, Der Arbeits- und Ausbildungsmarkt in Deutschland: Monatsbericht Dezember und Jahr 2006, Table Arbeitsmarktzahlen 2002 bis 2006 – Bundesrepublik Deutschland; Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2006 (February 2007), Table 1.10)
     Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former German Democratic Republic (“GDR”) resulted in an accelerated growth of the workforce and contributed, in part, to a subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following re-unification, a significant number of employees in the eastern Länder lost their jobs. In 2006, under the national definition, the unemployment rate in the eastern Länder was 17.3%, wheras the unemployment rate in the western Länder was 9.1%.
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table X.6)
     In the past few years, gross wages and salaries per employee in Germany have experienced only moderate increases, partly as a consequence of high unemployment rates. Unit labor costs, which take into account changes in labor productivity, have even declined slightly since 2003. The following table shows changes in the wage level and unit labor costs per hour worked for each of the years indicated by reference to 2000 figures as reflected in various economic indices.
(Sources: Deutsche Bundesbank, Monatsbericht März 2007, Table X.9; Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2006 (February 2007), Tables 2.17 and 2.20; Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2005 (March 2007), Table 2.2.13)
Wage Trends and Labor Costs

	2006	2005	2004	2003	2002

Gross wages and salaries per employee
EUR	26,657	26,460	26,394	26,227	25,904
Change from previous year in %	0.7	0.3	0.6	1.2	1.3
Unit labor costs per hour worked
Index (2000=100)	99.3	100.5	101.4	102.0	101.2
Change from previous year in %	(1.2)	(0.9)	(0.5)	0.7	0.6
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2 – 4. Vierteljahr 2006 (February 2007), Tables 2.17 and 2.20)
     Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (the so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector.

     The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both unions and employers. Despite their binding character, however, there is a wide range of deviations from these agreements that allow for individually adjusted agreements between employer and employee, particularly in the eastern Länder. Many employers in the eastern Länder are no longer members of employers’ associations, in which case wages are individually negotiated, which often results in wage levels that are lower than those provided for by the Tarifverträge.
     Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, and also due to a comparatively high level of social security, there are relatively few strikes in the Federal Republic compared to other countries.
Social Security Legislation and Social Policy
     The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, nursing care insurance, retirement and disability pensions, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory statutory retirement pension and health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions.
     Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.
     The Federal Republic’s statutory retirement insurance system operates on a pay-as-you-go basis, with the contributions from current employers and employees funding payments to current retired persons. Certain persons, including members of certain professions, and civil servants, may either apply for exemption or are automatically exempted from mandatory participation in the statutory retirement pension insurance system. They may instead contribute to private pension schemes or, in the case of civil servants, benefit from special pension schemes for civil servants. The Retirement Funds Act (Altersvermögensgesetz) aims to ensure the long-term viability of the statutory retirement pension insurance system by encouraging insurees to also sign-up for designated private funded or corporate pension schemes, for which certain bonus payments and tax incentives are provided, with a view to offsetting the expected decline of payments from the statutory retirement pension insurance.
     Statutory health insurance coverage must be made available to all persons fulfilling the applicable eligibility criteria. Within the statutory health insurance system, insurees may choose between a large number of statutory health insurance providers that have developed historically. Persons whose gross income exceeds certain thresholds as well as civil servants, self-employed persons and members of certain professions may opt out of the statutory system and choose private health insurance coverage. Contributions to the statutory health insurance system are based solely on the insuree’s income situation and are independent of the insuree’s gender, age and medical risk. By contrast, contributions towards private health insurance coverage until very recently were calculated solely based on the insuree’s gender, age, medical risk and the desired level of coverage.
     In 2006, social security revenues amounted to EUR 473.1 billion, and expenditures were EUR 469.1 billion. The social security budget thus incurred a surplus of EUR 3.9 billion in 2006, the first surplus after six years of deficits. By contrast, in 2005, the social security funds received revenues in an aggregate amount of EUR 468.0 billion as shown in the national accounts, thus incurring a deficit of EUR 3.4 billion.

(Sources: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 3.4.3.7; Bundesministerium der Finanzen, Monatsbericht Februar 2007; Bundesministerium der Finanzen, Monatsbericht März 2007)
     In light of globalization, which leads to increased cost competition, and a changing population structure, the Federal Government is aware that further structural reforms must be implemented in order to safeguard the sustainability of the social security system in the long term. The restructuring and renewal of the welfare state was part of the previous government’s “Agenda 2010”. The current Federal Government is continuing this reform policy. Among the more important reforms are the reforms of the health insurance and retirement pension systems as well as the introduction of a special income benefit for young parents (described below). There are also early stage plans for a reform of the statutory nursing care insurance.
     The health care reform has already been approved by the legislature, and the various measures will be implemented between April 2007 and January 2009. The reforms aim at increasing competition within the statutory health insurance system as well as among private health insurance providers. In the future, all persons resident in Germany will be required to obtain health insurance and every private health insurance provider will be required to offer a basic tariff that is comparable to the basic tariff offered by the statutory health insurance providers without a prior risk screening. Statutory health insurance providers will also be able to offer a wider range of tariffs. In addition, further measures will be introduced to contain the increasing costs of pharmaceuticals. At the heart of the reform, however, is the so-called “health fund” (Gesundheitsfonds). Within the statutory health insurance system, the fund will collect the contributions and distribute them – adjusted for varying risk structures of the insuree pools – in equal amounts per capita among the statutory health insurance providers. If an insurance provider requires additional funds, it will be required to collect additional contributions from the insurees.
     The most recent reform to the statutory retirement pension insurance system was legislation adopted at the end of March 2007 to gradually increase the regular retirement age by two years to the age of 67 between 2012 and 2029. This is an important step in meeting the growing financing needs of the statutory retirement pension insurance system in light of the aging of the German population. With this measure the Federal Government hopes to be able to keep the rate of contribution to the system at below 20% of gross salaries in the long run. In addition, the Federal Government continues to promote private as well as corporate pension schemes.
     Starting in 2007, new rules on the so-called Elterngeld (parental money) have entered into effect. Under the new rules, the state pays up to two-thirds of the last net income (capped at a payment of EUR 1,800 per month) to the parent who temporarily leaves his or her job to take care of a new-born child for a period of up to 14 months. This measure is intended to induce more working couples to have children and, in so doing, to partially counter the adverse demographic trend. Estimated costs of the Elterngeld are expected to amount to EUR 1.6 billion in 2007.
(Sources: http://www.die-gesundheitsreform.de/gesundheitspolitik/gesundheitsreform_2007/index.htm; http://www.bundesregierung.de/nn_66132/Content/DE/StatischeSeiten/Breg/Reformprojekte/gesundheit-und -rente-2006-08-16-rente-2.html; Bundesministerium der Finanzen, Monatsbericht März 2007, page 51; http://www.die-gesundheitsreform.de/glossar/gesetzliche_krankenversicherung.html;
http://www.die-gesundheitsreform.de/glossar/krankenkasse.html;
http://www.die-gesundheitsreform.de/glossar/private_krankenversicherung.html;
http://www.bundesregierung.de/nn_66124/Content/DE/StatischeSeiten/Breg/Reformprojekte/familienpoliti k-2006-08-21-elterngeld-1.htm;
http://www.bundesrat.de/cln_050/nn_8538/DE/presse/pm/2007/034-2007.html?_nnn=true)
International Economic Relations
     International economic relations are of major importance to the German economy. In 2006, exports and imports of goods and services amounted to 44.9% and 39.6% of GDP at current prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe1.4-2006 (March 2007), Table 2.3.13)
     Because the Federal Republic’s economy depends on exports, it is particularly vulnerable to trade barriers,

such as protective tariffs. The Federal Government supports, therefore, efforts to reduce trade barriers, such as through the current negotiations by the World Trade Organization under the Doha Development Agenda.
(Source: http://www.bmwi.de/BMWi/Navigation/Aussenwirtschaft/handelspolitik-eu-wto.html)
Balance of Payments
     The Federal Republic typically achieves a surplus in the trading of goods. Traditionally, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remittances by foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. During the period from 1991 to 2000, factors such as increases in expenditures for services and in transfer payments, a rise in oil prices as well as structural readjustments of the capital markets in connection with the introduction of the euro outweighed the trade surplus and resulted in persistent current account deficits. Since 2001, however, the Federal Republic has again returned to current account surpluses. In 2006, the current account surplus totaled EUR 116.6 billion.
(Sources: Deutsche Bundesbank, Monthly Report March 2001, pages 63, 67 and Table X.2; Deutsche Bundesbank, Monthly Report March 2007, Table XI.2)
     Between July 2001 and March 2007, the euro appreciated by approximately 46% against the US dollar and, at times, by even more than 55%. Appreciation of the euro raised concerns that Germany’s export growth could weaken. The negative impact of the euro’s increasing external value on the German economy was, however, mitigated by the fact that other EMU countries accounted for 43% of German exports in 2006. Accordingly, a major part of German exports was not directly affected by depreciation of the dollar and, according to data of the Deutsche Bundesbank, based on consumer prices, Germany’s price competitiveness with respect to 19 industrial countries has only decreased by 8.9% since 2001. A stronger currency may also have a positive impact on the domestic economy as lower import prices mitigate consumer price inflation and the increase of oil prices.
(Sources: Deutsche Bundesbank, Monatsbericht Dezember 2002, Tables X.11 and X.13; Deutsche Bundesbank, Monatsbericht März 2007, Tables XI.3, XI.11 and XI.13)
     The following table shows the Federal Republic’s balance of payments for each of the years indicated.
Balance of Payments (Balances)(1)

	2006	2005	2004	2003	2002
	(EUR in millions)
Current account(2)
Foreign trade(3)	162,156	158,179	156,096	129,921	132,788
Supplementary trade items	(18,640)	(18,501)	(16,990)	(11,142)	(8,552)
Services(4)	(23,132)	(28,880)	(29,419)	(34,497)	(35,728)
Factor income	22,973	20,779	13,091	(15,067)	(18,019)
Current transfers	(26,795)	(28,524)	(27,879)	(28,283)	(27,514)

Total current account	116,563	103,054	94,899	40,931	42,976
Capital transfers and purchases/sales of intangible non-produced assets	(192)	(1,270)	430	311	(212)
Capital account
Total net capital (capital export)(5)	(146,343)	(119,385)	(117,968)	(61,770)	(38,448)
of which:
Total net German investment abroad (increase/capital exports—negative figure)	(435,682)	(377,791)	(263,926)	(207,409)	(256,437)
Total net foreign investment in Germany (increase/capital imports—positive figure)	289,339	258,406	145,958	145,638	217,989
Balance of unclassifiable transactions	29,972	17,601	22,639	20,528	(4,316)

(1)	Figures are subject to considerable uncertainty owing to changes in the method of data collection in foreign trade.

(2)	Foreign trade and services are recorded on the basis of exports (f.o.b.)/imports (c.i.f.), i.e., including the freight and insurance costs of imports.

(3)	Special trade according to the official foreign trade statistics. Special trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on exports (f.o.b.) and imports (c.i.f.). (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2006, page 461).

(4)	Excluding the freight and insurance costs included in the c.i.f. import value.

(5)	Including change of currency reserves.
(Source: Deutsche Bundesbank, Balance of payments statistics, March 2007, Tables I.1 and I.9.a)
Balance of Trade
     The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:
Foreign Trade Of Goods

	2006	2005	2004	2003	2002
	(EUR in millions)
Exports of goods (f.o.b.)	893,635	786,266	731,544	664,455	651,320
Imports of goods (c.i.f.)	731,479	628,087	575,448	534,534	518,532

Trade surplus	162,156	158,179	156,096	129,921	132,788
(Source: Deutsche Bundesbank, Balance of payments statistics, March 2007, Table I.1)
     The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, and electrical engineering and chemical products.
     The principal import goods are chemical products, motor vehicles, crude petroleum and natural gas, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. As a result, it largely depends on imports to satisfy its demand for raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.
Composition of Exported and Imported Goods

	2006(1)
	Exports	Imports
	(EUR in billions)
Total	896.0	731.5
of which:
Coal and lignite	0.2	2.6
Crude petroleum and natural gas	3.3	67.8
Food products and beverages	30.5	31.3
Textiles	11.5	12.4
Wearing apparel, products of dressing and dyeing of fur	8.9	17.4
Pulp, paper and paper products	17.1	12.8
Coke, refined petroleum products and nuclear fuel	14.8	18.0
Chemicals and chemical products	117.4	80.8
Basic metals	54.3	53.2
Fabricated metal products, except machinery and equipment	28.6	16.0
Machinery and equipment	126.2	49.4
Office machinery and computers	23.9	31.5
Electrical machinery and apparatus	44.5	29.0
Radio, television and communication equipment, electronic components	37.8	45.1
Medical, precision and optical instruments, watches and clocks	37.8	20.5
Motor vehicles, trailers and semi-trailers	165.8	70.5

(1)	Preliminary data.
(Source: http://www.destatis.de/basis/e/aussh/aushtab2.htm, last update March 8, 2007)

Foreign Trade (Special Trade) by Groups of Countries and Countries(1)

	2006	2005	2004
	(EUR in millions)
Exports to:
Total	893,635	786,266	731,544
France	86,093	79,039	74,360
United States	78,011	69,299	64,860
United Kingdom	65,341	60,394	59,986
Italy	59,971	53,855	51,479
The Netherlands	55,877	49,033	46,730
Belgium/Luxembourg	53,571	47,512	43,992
Austria	48,921	43,305	40,244
Spain	42,159	40,018	36,249
Southeast Asia(2)	31,584	27,538	26,838
China(3)	27,521	21,235	20,992
Japan	13,861	13,338	12,719

Imports from:
Total	731,479	628,087	575,448
France	63,490	53,700	51,535
The Netherlands	60,519	51,823	46,204
China(3)	48,751	40,845	32,791
United States	48,517	41,798	40,709
United Kingdom	42,829	39,069	34,466
Italy	40,326	36,348	35,676
Belgium/Luxembourg	38,704	31,426	28,818
Southeast Asia(2)	33,956	31,520	30,012
Austria	29,895	26,048	24,020
Japan	23,720	21,772	21,583
Spain	19,520	18,070	17,426

(1)	Exports (f.o.b.) by country of destination, imports (c.i.f.) by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2006, page 461).

(2)	Includes Brunei Darussalam, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan and Thailand.

(3)	Excludes Hong Kong.
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table XI.3)

MONETARY AND FINANCIAL SYSTEM
Background of the European System of Central Banks
     The European System of Central Banks (“ESCB”) comprises the European Central Bank (“ECB”) and the national central banks of the 27 Member States of the EU, while the Eurosystem consists of the ECB and the national central banks of the 13 Member States that have adopted the euro as their legal currency, being Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain and Slovenia.
     The Eurosystem is responsible for the single monetary policy for the euro area. Its decision-making bodies are the Governing Council and the Executive Board of the ECB. The national central banks of the Member States that are not part of the Eurosystem are represented in the Governing Council, but have no voting right in the decision-making process. The Eurosystem’s primary objective is to maintain price stability. It supports the general economic policies of the EU.
     The Deutsche Bundesbank – Germany’s national central bank within the ESCB – has the responsibility of implementing the single monetary policy in Germany and continues to perform various other tasks, including acting as the Federal Government’s fiscal agent and playing an important role in banking and financial market supervision, as further described below under the caption “– Financial System.”
(Sources: European Central Bank, Annual Report 2004, pages 162-168; http://www.ecb.int/press/pr/date/2007/html/pr070102.en.html;
www.bundesbank.de/aufgaben/aufgaben.en.php)
Monetary Policy Instruments of the ESCB
     To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB. Open market operations play an important role in the ESCB’s monetary policy because they steer interest rates and manage the liquidity situation in the market. Available open market operations are reverse transactions, outright transactions, the issuance of debt certificates or foreign exchange swaps, and the collection of fixed-term deposits. Standing facilities are designed to provide or absorb overnight liquidity and the imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion.
(Sources: European Central Bank, Annual Report 1999, pages 48-54; http://www.ecb.int/pub/pdf/other/gendoc2006en.pdf)
Money Supply and Prices
     The ECB’s primary goal is to maintain medium-term price stability, which is defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. However, the ECB has clarified that, within this definition, it aims at an inflation rate close to 2%. This goal indicates the commitment to provide an adequate margin to avoid the risk of deflation. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) analysis and assessment of short- to medium-term risks to price stability (economic analysis); and (ii) assessment of medium- to long-term monetary developments (monetary analysis), including a “natural” benchmark (reference value for the euro area money supply M3). The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units, money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council has set the reference value for M3 at 4.5% growth per annum. In January 2007, the annual growth rate of euro area money supply M3 was 9.8%, thereby markedly exceeding the reference value. The latest monetary data support the view that the high level of annual M3 growth stems from the low level of interest rates in the euro area and, as is evidenced by the continuing robust loan growth, the high level of economic activity.
(Sources: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, March 2007, page 15; http://www.ecb.int/pub/pdf/other/monetarypolicy2004en.pdf, pages 50 ff.)

     The following table shows price trends in Germany for the periods indicated.
Price Trends

	2006	2005	2004	2003	2002
		(change from previous year in %)
Harmonized Index of Consumer Prices (HICP)	1.8	1.9	1.8	1.0	1.4
Consumer price index (CPI)	1.7	2.0	1.6	1.1	1.4
Index of producer prices of industrial products sold on the domestic market(1)	5.5	4.6	1.6	1.7	(0.6)

(1)	Excluding value-added tax.
(Sources: Deutsche Bundesbank, Monthly Report February 2007, Table X.7;
http://www.destatis.de/indicators/d/vpi120jd.htm, last update January 17, 2007)
     The following table shows the principal indicators relating to money supply for each of the years indicated.
Main Monetary Indicators

	At December 31,(1)
	2006	2005	2004	2003	2002
			(EUR in billions)
Currency in circulation(2)	578.3	520.4	456.4	388.7	331.9
Money Stock M1	3,677.3	3,424.9	2,909.5	2,678.5	2,444.9
Money Stock M2	6,631.3	6,075.5	5,570.0	5,232.4	4,915.7
Money Stock M3	7,719.6	7,069.1	6,534.6	6,141.6	5,767.5

Annual change based on year-end comparison in % (3)

Money Stock M1	7.5	11.4	8.9	10.6	9.9
Money Stock M2	9.4	8.5	6.7	7.6	6.7
Money Stock M3	9.8	7.3	6.6	7.1	7.0

(1)	Monetary aggregates comprise monetary liabilities of Monetary Financial Institutions (“MFIs”) and central government (post office, treasury) vis-à-vis non-MFI euro area residents excluding central government. M1 is the sum of currency in circulation and overnight deposits; M2 is the sum of M1, deposits with an agreed maturity of up to two years and deposits redeemable at notice of up to three months; and M3 is the sum of M2, repos, money market fund shares/units and debt securities with a term of up to two years.

(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.

(3)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.
(Sources: European Central Bank, Monthly Bulletin, March 2007, Tables 2.3.1, 2.3.2; European Central Bank, Monthly Bulletin, May 2006, Tables 2.3.1, 2.3.2; European Central Bank, Monthly Bulletin May 2005, Tables 2.3.1, 2.3.2)

Official Foreign Exchange Reserves
     The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves of the Federal Republic(1)

	As of December 31,
	2006	2005	2004	2003	2002
	(EUR in millions)
Gold	53,114	47,924	35,495	36,533	36,208
Foreign currency balances	28,640	33,708	29,292	32,538	40,522
International Monetary Fund Reserve position and special drawing rights	3,011	4,549	6,548	7,609	8,272
Total	84,765	86,181	71,335	76,680	85,002

(1)	External position of the Deutsche Bundesbank in the EMU. Assets and liabilities vis-à-vis all EMU member countries and non-EMU member countries.
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table XI.9)
     The Federal Republic’s foreign reserve assets are currently managed by the Deutsche Bundesbank. The 13 Member States participating in the EMU have transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 40.0 billion to the ECB, consisting of foreign currency reserves and gold. The ECB manages the foreign reserve assets transferred to it. The foreign reserve assets not transferred to the ECB continue to be held and managed by the national central banks of the 13 participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of the EMU, the ECB monitors and coordinates market transactions conducted with those assets.
(Sources: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Accounts 2006, page 4 and page 26, http://www.ecb.int/pub/annual/html/index.en.html)
External Positions of Banks
     The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.
Foreign Financial Assets and Liabilities by Sector

	2006	2005	2004	2003	2002
	(EUR in billions)
Deutsche Bundesbank
Assets	104.4	130.3	93.1	95.4	103.9
Liabilities	4.8	6.3	7.9	10.4	9.0
Net position	99.6	124.0	85.2	85.0	94.9
Banks
Loans to foreign banks	1,266.9	1,038.8	889.4	769.6	690.6
Loans to foreign non-banks	777.0	712.0	629.5	576.3	558.8
Loans from foreign banks	689.7	651.7	603.3	590.7	614.2
Loans from foreign non-banks	310.1	316.4	311.2	307.3	319.2
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Tables IV.4 and XI.9)
Foreign Exchange Rates and Controls
     The euro is a freely convertible currency. Since its introduction, the euro has become the second most widely used currency internationally. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

     The following table shows the exchange rates for selected currencies in relation to the euro for the past five years.
Annual Average Exchange Rates of the euro(1)

	2006	2005	2004	2003	2002

U.S. dollars per euro	1.2556	1.2441	1.2439	1.1312	0.9456
Pound sterling per euro	0.68173	0.68380	0.67866	0.69199	0.62883
Japanese yen per euro	146.02	136.85	134.44	130.97	118.06
Swiss franc per euro	1.5729	1.5483	1.5438	1.5212	1.4670

(1)	Calculated from daily values.
(Source: Deutsche Bundesbank, Monthly Report February 2007, Table XI.11)
Financial System
     As of January 31, 2007, 2,038 financial institutions in Germany reported an aggregate balance sheet total of EUR 7,226.6 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s classification, these institutions included 254 commercial banks with an aggregate balance sheet total of EUR 2,077.3 billion and 138 subsidiaries and branches of foreign banks located in the Federal Republic with an aggregate balance sheet total of EUR 802.3 billion.
     In addition to the commercial banks, there were 449 savings banks and their 12 regional institutions, and 16 special purpose credit institutions. As of January 31, 2007, the aggregate balance sheet total of the savings banks was EUR 1,009.5 billion, and the aggregate balance sheet total of their 12 regional institutions was EUR 1,454.5 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 773.4 billion.
     The Federal Republic’s banking system also includes 1,257 credit cooperatives (with an aggregate balance sheet total of EUR 603.6 billion as of January 31, 2007) and their two central institutions (with an aggregate balance sheet total of EUR 242.4 billion), 22 mortgage banks (with an aggregate balance sheet total of EUR 871.9 billion) and 26 building and loan associations (with an aggregate balance sheet total of EUR 194.1 billion).
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table IV.2)
     All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.
     The Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) is responsible for integrated financial services supervision, which aims to address the needs of the capital markets for the protection of investors and insured persons, to enable financial services providers to install more adequate cross-sector risk-management tools and to strengthen the competitiveness of the German financial markets, especially in respect of competition with other European countries. The Deutsche Bundesbank is closely involved in the ongoing supervision of the banking sector by the Financial Supervisory Authority.
(Sources: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002; Deutsche Bundesbank and Bundesanstalt für Finanzdienstleistungsaufsicht, joint press release dated November 4, 2002)
Securities Market
     The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.
     Highly developed secondary markets, combined with the distribution capabilities of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions. The official securities markets of Berlin-Bremen, Dusseldorf, Frankfurt am Main, Hamburg, Hannover, Munich and Stuttgart and the futures and options exchange Eurex Deutschland are recognized as regulated markets of the EU according to Article 16 of the Investment Services Directive 93/22/EEC (starting from November 1, 2007, Art. 47 of Directive 2004/39/EC on Markets in Financial Instruments) and comply with worldwide accepted regulation standards.
     In 2006, sales of debt securities and shares amounted to EUR 243.7 billion and EUR 24.0 billion, respectively. The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG. The Frankfurt Stock Exchange had a total turnover of EUR 4,349.2 billion in 2006, accounting for 86.9% of the total turnover on German securities exchanges.
(Sources: Deutsche Bundesbank, Monatsbericht März 2007, Table VII.1; Deutsche Börse, Cash Market: Monthly Statistics – February 2007, page 3)

PUBLIC FINANCE
Receipts and Expenditures
     The Federal Government, each of the Länder governments and each of the municipalities (Gemeinden) have separate budgets. The federal budget is the largest single public budget.
     The fiscal year of the Federal Republic is the calendar year. The annual federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee of the Bundestag and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.
     In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.
     In 2006, total consolidated public sector receipts as shown in the national accounts amounted to EUR 1,015.0 billion, with tax receipts of EUR 530.2 billion and social security contributions of EUR 401.0 billion.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 3.4.3.2)
     In 2006, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 146.7 billion and EUR 182.6 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.
(Source: Deutsche Bundesbank, Monatsbericht März 2007, Table IX.6)
     Consolidated public sector expenditures in 2006, as shown in the national accounts, amounted to a total of EUR 1,054.6 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 600.9 billion) and employee compensation (EUR 167.5 billion). Other significant consolidated public sector expenditures included intermediate consumption, which totaled EUR 98.3 billion, interest on public debt (EUR 64.9 billion), and gross capital formation (EUR 32.5 billion).
(Source: Statistisches Bundesamt, Fachserie 18, Reihe1.4-2006 (March 2007), Table 3.4.3.2)
     The general government deficit shown in the national accounts decreased from EUR 72.6 billion in 2005 to EUR 39.5 billion in 2006. In 2006, the general government deficit was 1.7% of GDP. See “The Economy — Germany’s General Government Deficit, the Stability Program and the Excessive Deficit Procedure” above.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4–2006 (March 2007), Table 2.1.10)

Public Sector Accounts(1)

	2006	2005	2004	2003	2002
	(EUR in billions)
Federal Government, Länder governments and municipalities Receipts	633.4	598.3	579.7	584.0	580.0
of which: Taxes(2)	530.2	493.0	481.2	481.8	477.5
Expenditures	676.9	667.4	660.7	663.3	651.5
Balance	(43.5)	(69.2)	(81.1)	(79.3)	(71.5)
Social security
Receipts	473.1	468.0	467.3	467.7	458.9
Expenditures	469.2	471.5	468.6	475.4	465.7
Balance	3.9	(3.4)	(1.4)	(7.7)	(6.8)
Consolidated public sector
Receipts	1,015.0	975.9	957.1	961.2	952.5
Expenditures	1,054.6	1,048.5	1,039.6	1,048.2	1,030.8
Balance	(39.5)	(72.6)	(82.5)	(87.0)	(78.3)

(1)	Definition according to the national accounts.

(2)	Excluding taxes of domestic sectors to EU.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2006 (March 2007), Tables 3.4.3.2, 3.4.3.3, 3.4.3.7)
Federal Government Accounts(1)

	2006	2005	2004	2003	2002
	(EUR in billions)
Receipts	292.9	276.9	261.7	276.6	270.0
of which: Taxes(2)	262.9	248.1	240.2	245.8	241.2
Expenditures	327.8	324.7	313.9	316.3	306.0
Total balance	(34.9)	(47.7)	(52.2)	(39.7)	(36.0)

(1)	Definition according to the national accounts.

(2)	Excluding taxes of domestic sectors to EU.
(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.4 – 2006 (March 2007), Table 3.4.3.4)

Federal Government Expenditures(1)

	2008(2)	2007(3)	2006	2005	2004
	(EUR in billions)
Expenditures total	274.3	270.5	261.0	259.8	251.6
Selected categories:
Education, science, research, cultural affairs	13.0	13.2	12.0	11.4	11.0
Social security(4)	133.4	138.0	134.5	133.0	120.6
Defense	28.5	28.2	27.8	27.8	27.7
Transportation and communication	10.6	11.0	11.0	11.1	10.1
General financing	43.3	40.0	38.4	38.5	39.6
of which: Debt service	41.5	39.3	37.5	37.4	36.3
Other expenditures Foreign affairs	6.7	6.5	6.0	5.9	5.6
Health, environment and sport and recreation	0.9	0.9	0.9	0.9	0.9
Housing, regional planning and municipal community services	1.9	2.0	1.5	1.8	1.8
Food, agriculture and forestry	1.0	1.0	0.9	1.0	1.0

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” because the information is derived from different sources and results from different methods of data compilation.

(2)	Target figures according to the Medium Term Financing Plan (Status: August 2006).

(3)	Target figures according to the Federal Budget Plan 2007 (Status: January 2007).

(4)	Predominantly subsidies to the pension insurance and the unemployment insurance system.
(Sources: Bundesministerium der Finanzen, Finanzbericht 2007, Table 2, page 223; Bundesministerium der Finanzen, Monatsbericht Februar 2006, Tabelle 5, pp. 120-123; http://www.bundesfinanzministerium.de/bundeshaushalt2007/pdf/vorsp/vsp_m.pdf)
Tax Structure
Income Tax
     The Federal Government’s largest sources of revenue are the various kinds of income taxes (e.g., wage tax, corporate income tax, capital gains tax and solidarity surcharge). Employees pay taxes on their income from employment in the form of wage taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. By contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return.
     The income tax payable with respect to taxable income generated during the 2007 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,664 for single persons/EUR 15,328 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 15% to 42%, (iii) a flat rate of 42% for income of EUR 52,152 or more for single persons/EUR 104,304 or more for married couples, and (iv) with effect from January 1, 2007, a new maximum tax bracket of 45% for income of EUR 250,000 or more for single persons/EUR 500,000 or more for married couples resulting from all types of income (except commercial earnings). In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate – with certain allowances – to finance the restructuring processes in the eastern Länder.
     Capital income received by domestic taxpayers is subject to capital gains tax (Kapitalertragsteuer) at a rate of 30% for interest payments (over-the-counter 35%) and 20% for dividend payments, subject to an allowance (Sparerfreibetrag) in the amount of EUR 750 (EUR 1,500 for married couples). The tax withheld is credited against a taxpayer’s income tax liability. In the case of dividend payments, only half of the distributed profits of a corporation are included in the shareholders’ personal income for withholding tax purposes (“half income system”). Private shareholders’ gains from sales of shares in corporations are tax-exempt if the shares have been held for a minimum period of one year (unless the share represents a “substantial interest” defined as 1% or more of the share capital) or if the gain from the sale does not exceed the tax-free allowance in the amount of EUR 512. If the shares are sold during the one-year holding period or represent a substantial interest and the gain exceeds the tax-free allowance and the sale is, therefore, subject to tax, the half-income system applies.
     On January 1, 2005, the Old Age Income Act (Alterseinkünftegesetz) entered into force. This act incorporates provisions on the income tax treatment of pension payments and contributions to pension schemes which will result in the gradual transition to a system of deferred taxation of pensions, with the share of the pension payments that is subject to income tax increasing from 50% in the year 2005 to 100% by the year 2040. In exchange, pension insurance contributions, beginning at 60% in the year 2005 and increasing gradually until 2025 up to 100 % with a maximum limit of EUR 20,000 per year (EUR 40,000 per year for married couples), will become fully exempt from tax. Since tax exemption for pension insurance contributions will be fully implemented by the year 2025, whereas the deferred taxation of pension benefits will not reach 100% until the year 2040, German taxpayers will, in effect, receive considerable tax relief.
     Income generated by corporations is subject to corporate income tax (Körperschaftsteuer) at a flat rate of 25%. Capital gains from the sale of shareholdings from one corporation to another are generally exempt from tax. Income generated by partnerships is not subject to tax at the level of the company, but at the level of the partners. The partners pay tax on this income according to their individual income tax brackets. Partnerships may – without paying taxes – transfer profits from the sale of shares in corporations, up to a maximum of EUR 500,000, to new purchases of shares, but also to purchases of plant and depreciable movable assets.
     Loss carry-forwards for both enterprises (corporations and partnerships) and private individuals are limited to an amount of up to EUR 1 million (EUR 2 million for married couples). Above this threshold, losses may only be carried forward, if they do not exceed 60% of the taxable income (Gesamtbetrag der Einkünfte) in excess of EUR 1 million (EUR 2 million for married couples). There is no time limit for carrying losses forward.
     Income generated in connection with the sale or closure of businesses by retiring entrepreneurs is also subject to income tax. The calculation of tax on such income is subject to special rules which reduce the tax burden by limiting the impact of progressive tax rates.
(Sources: http://bundesrecht.juris.de/estg/index.html; http://www.bundesfinanzministerium.de/cln_02/nn_4148/DE/Service/Lexikon___A___Z/E/001.html;
http://www.bundesfinanzministerium.de/cln_04/nn_3486/DE/Service/Lexikon___A___Z/K/003.html;
http://www.bundesfinanzministerium.de/cln_04/nn_3486/DE/Service/Lexikon___A___Z/K/001.html;
http://www.bundesfinanzministerium.de/lang_de/DE/Service/Downloads/IP/Broschueren/Brosch_C3_BCre_20
Alterseink_C3_BCnfte,templateId=raw,property=publicationFile.pdf)
Value-Added Tax
     VAT is a general consumption tax that is imposed on the value of most goods and services. With effect from January 1, 2007, the standard rate applicable to most goods and services was increased from 16% to 19%. Certain items that are classified as basic necessities, such as food (except beverages and all turnover in restaurants) and books, are subject to a reduced rate of 7%. In addition to the VAT, there are some specific consumption taxes. The most significant specific consumption taxes relate to petroleum and tobacco.
(Sources: http://bundesrecht.juris.de/ustg_1980/index.html; http://www.bundesfinanzministerium.de/cln_04/nn_3506/DE/Service/Lexikon___A___Z/U/001.html)
Environmental Tax
     The environmental tax regime aims to encourage energy conservation and to lower employers’ and employees contributions to the public pension system at the same time, thereby allocating the burden of taxes and contributions more equally among labor, capital and natural resources. Key points of the environmental tax regime are a tax on the consumption of electricity, the electricity tax, and the energy tax on mineral oil and coal. The electricity tax rate is EUR 0.0205 per kilowatt hour. The rates of the petroleum tax are scaled in accordance with certain environmental criteria.
(Sources: http://bundesrecht.juris.de/stromstg/index.html;
http://www.bundesfinanzministerium.de/cln_02/nn_3502/DE/Service/Lexikon___A___Z/S/010.html)
Trade Tax
     Trade tax (Gewerbesteuer) is levied at municipal level and is imposed on the businesses and their objective earning power. The trade tax rate varies and depends on a number of factors, including the nature of the business as well as the municipality that levies the tax. The base for the trade tax is the trade earning of the business. To calculate a business’s trade earning, the gain from the professional undertaking as the starting point is increased by certain additions (e.g., half of the interest paid for long-term debt) and also reduced by certain discounts (e.g., one-half of the rental or leasing income). Trade tax liability is calculated by multiplying a business’s trade earnings by the tax assessment rate (Steuermesszahl) of a maximum of 5% to achieve the base value for trade tax (Steuermessbetrag), which is then multiplied with the municipal collection rate (Hebesatz). Beyond a required minimum level, the municipalities have the discretion to fix the municipal tax collection rate, so that rates may vary. Trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. In addition, the income tax applicable to unincorporated companies is reduced by an amount equal to 1.8 times the base value for trade tax, so that most of these companies, in effect, enjoy full relief from trade tax.
(Sources: http://bundesrecht.juris.de/gewstg/index.html;
http://www.bundesfinanzministerium.de/cln_06/nn_3478/DE/Service/Lexikon___A___Z/G/001.html)
Recent and Pending Tax Reform Measures
     In connection with the pending reform of corporate and other general business taxation and as part of a growth package, some temporary measures that relate to the depreciation of movable assets and permit depreciation on a declining basis with a rate of up to 30%, entered into effect on January 1, 2006 and will remain in force until December 31, 2007. In addition, effective January 1, 2006, the annual turnover limit for those enterprises wishing to benefit from the cash based method of accounting for value-added taxation was raised from EUR 125,000 to EUR 250,000 in the western Länder, while the corresponding arrangement for the eastern Länder (with a limit of EUR 500,000) was extended until 2009.
     On January 1, 2007, the Investment Subsidy Act (Investitionszulagengesetz) entered into force. The act extends the provisions of the corresponding predecessor law until 2009. The act seeks to promote investments of new movable assets by companies operating in the manufacturing sector and – to some extent – the service sector. Investment subsidies are only paid to companies in the eastern Länder.
     In addition, with effect from January 1, 2007, three major changes to the tax system were implemented: First, the standard rate of VAT was increased by 3 percentage points to 19%. The reduced rate of 7% for basic necessities was not affected by this measure. The receipts from this tax increase will be partly used to reduce unemployment insurance contributions. Second, the tax-free allowance for investment income (Sparerfreibetrag) was reduced from EUR 1,370 to EUR 750 for single persons (from EUR 2,740 to EUR 1,500 for married couples). Third, the deductibility of commuting expenses (Pendlerpauschale) has been limited to expenses arising in connection with the part of any commute to and from work that exceeds 20 kilometers.
     There are plans to amend the inheritance tax regime in 2007. It is proposed to exempt the inheritance and the endowment of small and medium-sized enterprises from tax, provided that the respective heirs or donees continue to conduct such enterprises’ business operations in substantially the same manner for a minimum period of ten years.
     In order to address deficiencies in the taxation of enterprises, in particular the comparatively high nominal tax rates, the Federal Government has adopted a proposal for a reform of corporate and other general business taxation and has submitted it to the Parliament for adoption, with a view to implementing a new tax system in 2008. Key points of the proposed new tax regime include a reduction of the corporate income tax rate, a reduction of the maximum income tax bracket relating to accumulated earnings of partnerships, and various changes regarding the trade tax. The reform aims to lower the total tax rate on enterprises (i.e. the consolidated tax rate imposed on enterprises’ taxable income resulting from the combined impact of corporate income tax, trade tax and solidarity surcharge) from currently approximately 40% to less than 30%. The option to depreciate on a declining basis will be abolished. In addition to the reform of corporate and other general business taxation, changes relating the capital gains tax also have been proposed, including a proposal that, with effect from January 2009, all types of income from capital as well as private shareholders’ net gains from sales of shares in corporations will be subject to a final uniform tax rate of 25% (Abgeltungssteuer).
(Sources: http://bundesrecht.juris.de/ustg_1980/___20.html;
http://217.160.60.235/BGBL/bgbl1f/bgbl106s1614.pdf;
http://bundesrecht.juris.de/estg/BJNR010050934.html#BJNR010050934BJNG001607301;
http://bundesrecht.juris.de/estg/___9.html;
http://www.bundesfinanzministerium.de/lang_de/DE/Aktuelles/Aktuelle___Gesetze/Gesetzentwuerfe___Arbeit sfassungen/045___a, templateId=raw, property=publicationFile.pdf;
http://www.bmwi.de/BMWi/Redaktion/PDF/Publikationen/jahreswirtschaftsbericht___2007, property=pdf, bereich=bmwi, sprache=de, rwb=true.pdf;
http://www.bundesfinanzministerium.de/cln_05/nn_82/DE/Aktuelles/Pressemitteilungen/2007/03/20071403___PM026.html;
http://www.bundesfinanzministerium.de/lang_de/DE/Aktuelles/Monatsbericht___des___BMF/2007/03/070321agm b010, templateId=raw, property=publicationFile.pdf)

     The following table provides an overview of annual tax revenues of the Federal Republic, Länder and municipalities divided by categories since 2003.
Tax Revenues of the Federal Republic, Länder and municipalities(1)

	2007(2)	2006	2005	2004	2003
	(EUR in millions)
Federal taxes(3)	86,982	84,215	83,509	84,554	86,609
Share of the Federal Republic in(4):
Wage tax and assessed income tax	65,238	59,576	54,691	54,948	58,504
Capital gains tax and corporate tax	18,095	17,401	13,142	11,521	8,638
Interest withholding tax	4,066	3,359	3,076	2,980	3,358
Value added tax and excise tax on imports	90,068	74,056	70,888	67,049	67,426
Trade tax	1,555	1,614	1,549	1,461	2,306
Total federal taxes(5)	230,528	203,893	190,145	186,950	191,935

Länder taxes(6)	22,007	21,729	20,579	19,774	18,713
Share of the Länder in(4):
Wage tax and assessed income tax	65,238	59,576	54,691	54,948	58,504
Capital gains tax and corporate tax	18,095	17,401	13,142	11,521	8,638
Interest withholding tax	4,066	3,359	3,076	2,980	3,358
Value added tax and excise tax on imports	75,170	65,911	62,666	64,480	61,517
Trade tax	5,108	5,399	4,668	4,199	4,779
Total Länder taxes(7)	211,110	195,116	180,457	179,869	177,577

Municipal taxes(8)	11,090	10,949	10,813	10,608	10,339
Share of the municipalities in:
Wage tax, assessed income tax and interest withholding tax	24,134	21,943	20,142	20,206	21,565
Value added tax and excise tax on imports(9)	3,462	3,045	2,901	2,852	2,844
Trade tax	31,836	31,356	25,911	22,712	17,053
Total municipal authorities taxes	70,522	67,294	59,765	56,379	51,801

Revenues of EU(10):
Customs duties	4,200	3,880	3,378	3,059	2,877
Value added tax	3,900	3,676	3,258	2,985	5,209
Tax based on nominal GNP	14,050	14,586	15,075	13,596	12,840
Total tax revenues	534,309	488,444	452,079	442,838	442,238

(1)	The information presented in this table concerning federal tax receipts is not comparable to the information concerning tax receipts in the tables “Public Sector Accounts” and “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.

(2)	Figures estimated by the Working Party on Tax Revenue Forecasts (“Arbeitskreis Steuerschätzungen”) in May 2007, based on the Federal Government’s growth rate forecast for nominal GDP of 4.0% in 2007.

(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.

(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipalities) and distributed among the Federal Republic, the Länder and the municipalities according to specific distribution schedules.

(5)	Net of federal grants to certain Länder and of EU contributions.

(6)	Includes, among others, taxes on property, motor vehicles and beer as well as inheritance tax.

(7)	Including federal grants to certain Länder.

(8)	Includes, among others, taxes on land and buildings.

(9)	Municipalities’ share in value added tax and excise tax on imports.

(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Sources: Bundesministerium der Finanzen, Finanzbericht 2007, Table 12, page 299; Bundesministerium der Finanzen, Ergebnis der 129. Sitzung des Arbeitskreises Steuerschätzung vom 8. bis 11. Mai 2007 in Görlitz (http://www.bundesfinanzministerium.de/cln_07/nn_4156/DE/Steuern/Steuerschaetzung___einnahmen/Ergebnis ___der___Steuerschaetzung/0705111a6002,templateId=raw,property=publicationFile.pdf))
Government Participations
     As of October 2006, the Federal Republic held direct participations in 94 public or private enterprises, and various special funds held participations in 20 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 18.4 billion as of December 31, 2005, thus remaining unchanged compared to December 31, 2004.
(Sources: Bundesministerium der Finanzen, Beteiligungsbericht 2005, page 2; Bundesministerium der Finanzen, Beteiligungsbericht 2006, pages 1 and 2)
     The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) as of October 2006.

	Nominal Capital of	Participation of the
	Enterprise as of	Federal Republic as
Enterprises	October 2006	of October 2006
	(EUR in millions)	(%)
Significant majority participations:

Deutsche Bahn AG	2,150	100.0
KfW	3,750	80.0

Significant minority participations exceeding 25%

Flughafen München GmbH	307	26.0
(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2006, Chapters B and C, pages 17-101)

Debt of the Federal Government
     As of December 31, 2006, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 916.6 billion, compared to EUR 888.1 billion as of December 31, 2005. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities); the Federal Railway Fund (Bundeseisenbahnvermögen); and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). In addition, the Federal Government has assumed joint liability for the debt of the Equalisation Fund pursuant to the Act Governing the Equalisation of Burdens (Ausgleichsfonds nach dem Lastenausgleichsgesetz) and the German Unity Fund (Fonds “Deutscher Einheit”) since January 1, 2005. The aforementioned special funds are allocated to the Federal Government as of July 1999 and January 2005, respectively.
(Sources: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2006, Bundesanzeiger Nr. 47 of March 8, 2007, page 2458 and Bundesanzeiger Nr. 63 of March 30, 2007, page 3437)
     The Federal Government raises funds primarily through the issuance of bonds and notes. Euro-denominated bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued.
     In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 229.1 billion as of December 31, 2005. Of this amount, EUR 104.9 billion was outstanding in the form of export credit insurance, which is handled by EULER HERMES on behalf of and for the account of the Federal Government.
(Source: Bundesministerium der Finanzen, Finanzbericht 2007, Overview 4, page 355)
     For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.
     For information on the Federal Government’s liability as of December 31, 2006 for capital subscriptions to various international financial organizations, see the table entitled “Tables and Supplementary Information — III. Liabilities to International Financial Organizations“ below.

TABLES AND SUPPLEMENTARY INFORMATION
I. DIRECT DEBT OF THE FEDERAL GOVERNMENT
Summary

Principal Amount
Outstanding as of
December 31, 2006
(EUR in millions)
Federal Bonds	580,718
Five-year Federal Notes	186,000
Federal Treasury Notes	110,000
Federal Savings Notes	10,198
Treasury Discount Paper	35,603
Federal Treasury Financing Paper	3,046
Borrowers’ note loans of which:	24,576
— From residents	24,155
— From non-residents	421
Old debt(1) of which:	4,479
Equalization claims	4,118
Other	40
Repurchased debt	52,858
Medium-term notes of Treuhandanstalt	205

Total	902,007

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.
(Sources: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2006 , Bundesanzeiger Nr. 47 of March 8, 2007, page 2458 and Bundesanzeiger Nr. 63 of March 30, 2007, page 3437)

Debt Tables
1. Federal Bonds(1)

				Principal Amount
	Interest	Year of		Outstanding as of
Title	Rate	Issue	Maturity	December 31, 2006
	(% per			(EUR in millions)
	annum)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,750
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	750
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,250
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,500
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,500
6.5% Bonds of the Federal Republic of 1997	6.5	1997	2027	11,250
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,500
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,500
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,750
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,250
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	14,000
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,250
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,250
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,250
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,250
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,250
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,250
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,250
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000
4.5% Bonds of the Federal Republic of 2003	4.5	2003	2013	24,000
3.75% Bonds of the Federal Republic of 2003	3.75	2003	2013	22,000
4.25% Bonds of the Federal Republic of 2003	4.25	2003	2014	24,000
4.75% Bonds of the Federal Republic of 2003	4.75	2003	2034	20,000
4.25% Bonds of the Federal Republic of 2004	4.25	2004	2014	25,000
3.75% Bonds of the Federal Republic of 2004	3.75	2004	2015	23,000
4% Bonds of the Federal Republic of 2005	4	2005	2037	23,000
3.25% Bonds of the Federal Republic of 2005	3.25	2005	2015	21,000
3.5% Bonds of the Federal Republic of 2005	3.5	2005	2016	23,000
3.875% USD-Bonds of the Federal Republic of 2005	3.875	2005	2010	3,968
4% Bonds of the Federal Republic of 2006	4	2006	2016	23,000
3.75% Bonds of the Federal Republic of 2006	3.75	2006	2017	7,000
1.5% Inflations-Bonds of the Federal Republic of 2006	1.5	2006	2016	9,000

Total Federal Bonds				580,718

(1)	Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

2. Five-Year Federal Notes(1)

				Principal Amount
				Outstanding as of
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2006
	(% per			(EUR in millions)
	annum)
4% Bonds of 2001-Series 139	4	2001	2007	18,000
4.5% Bonds of 2002-Series 140	4.5	2002	2007	20,000
4.25% Bonds of 2002-Series 141	4.25	2002	2008	14,000
3% Bonds of 2003-Series 142	3	2003	2008	14,000
3.5% Bonds of 2003-Series 143	3.5	2003	2008	14,000
3.25% Bonds of 2004-Series 144	3.25	2004	2009	18,000
3.5% Bonds of 2004-Series 145	3.5	2004	2009	18,000
3.25% Bonds of 2005-Series 146	3.25	2005	2010	17,000
2.5% Bonds of 2005-Series 147	2.5	2005	2010	17,000
3.5% Bonds of 2006-Series 148	3.5	2006	2011	19,000
3.5% Bonds of 2006-Series 149	3.5	2006	2011	17,000

Total Five-Year Federal Notes				186,000

(1)	Five-Year Federal Notes are evidenced by book entry, and no certificates are issued. Maturities are approximately five years. No redemption prior to maturity.
3. Federal Treasury Notes(1)

				Principal Amount
				Outstanding as of
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2006
	(% per			(EUR in millions)
	annum)
2.5% Notes of 2005	2.5	2005	2007	15,000
2% Notes of 2005	2	2005	2007	13,000
2.25% Notes of 2005	2.25	2005	2007	15,000
2.75% Notes of 2005	2.75	2005	2007	15,000
3% Notes of 2006	3	2006	2008	16,000
3.25% Notes of 2006	3.25	2006	2008	14,000
3.5% Notes of 2006	3.5	2006	2008	15,000
3.75 Notes of 2006	3.75	2006	2008	7,000

Total Federal Treasury Notes				110,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are two years. No redemption prior to maturity.
4. Federal Savings Notes(1)

				Principal Amount
				Outstanding as of
	Interest Rate	Year of Issue	Maturity	December 31, 2006
				(EUR in millions)
Federal Savings Notes	1% to 6.5%	1999 to 2006	2007 to 2013	10,198
5. Treasury Discount Paper(2)

				Principal Amount
				Outstanding as of
	Interest Rate(3)	Year of Issue	Maturity	December 31, 2006
				(EUR in millions)
Treasury Discount Paper	2.01% to 3.6%	2005	2007	35,603

6. Federal Treasury Financing Paper(4)

				Principal Amount
				Outstanding as of
	Interest Rate(3)	Year of Issue	Maturity	December 31, 2006
				(EUR in millions)
Federal Treasury Financing Paper	1.8% to 3.5%	2005 to 2006	2007 to 2008	3,046
7. Borrowers’ note loans(5)

				Principal Amount
		Year of		Outstanding as of
	Interest Rate	Incurrence	Maturity	December 31, 2006
				(EUR in millions)
Borrowers’ note loans	2.41% to 7.01%	1954 to 2006	2007 to 2037	24,576

(1)	Federal Savings Notes are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders in installments of EUR 5,113 per holder and month. The terms of the Federal Savings Notes provide for interest rates that increase during the term of the bonds. In addition, the seven-year Federal Savings Notes provide for payment of compounded interest at maturity or upon redemption prior to maturity.

(2)	Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.

(4)	Federal Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(5)	Borrowers’ note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments.
No redemption is permitted prior to maturity.
8. Other Liabilities

				Principal Amount
		Year of		Outstanding as of
Title	Interest Rate	Incurrence	Maturity	December 31, 2006
				(EUR in millions)
Old debt (1)	0% to 4%	Various	Various	4,479
Other debt (2)	Various	Various	Various	40

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(2)	Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.
(Sources for Tables 1 through 3: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2006, Bundesanzeiger Nr. 47 of March 8, 2007, page 2458 and Bundesanzeiger Nr. 63 of March 30, 2007, page 3437; internal documents of the Federal Ministry of Finance)

II. GUARANTEES BY THE FEDERAL GOVERNMENT

	Principal Amount Outstanding
	As of	As of
	December 31,	December 31,
Purpose of Guarantees	2004	2005
	(EUR in millions)
Export finance loans (including rescheduled loans)	103,160	104,863
Untied loans; direct foreign investments by German companies; Loans of the European Investment Bank to non-EU borrowers	28,445	28,685
Loans in connection with EU agricultural policy measures	6,650	6,650
Loans to domestic corporations and for projects in areas of Agriculture, fishing and housing construction	48,998	46,452
Contributions to international financing institutions	40,256	40,256
Co-financing of bilateral projects of German financial co-operation	770	963
Successor agencies to Treuhandanstalt	1,375	1,239

Total guarantees	229,654	229,108

(Sources: Bundesministerium der Finanzen, Finanzbericht 2007, Overview 4, page 355; Finanzbericht 2006, Overview 4, page 349)

III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS
     The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. From 1981 to 2000, the exchange rate between world currencies and the SDR was determined on the basis of a basket of five currencies, including the U.S. dollar. The currencies that determine the value of the SDR, the proportion of each of these currencies in the basket, and the financial instruments used in determining the interest rate on the SDR, are reviewed every five years. The adoption of the euro as the common currency for the initial 11 Member States of the European Union called for a change in the composition of the SDR basket. With effect from January 1, 2001, the SDR basket consists of four currencies: U.S. dollar, euro, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket initially was 45%, changing on a daily basis as a result of exchange rate fluctuations. On December 29, 2006, SDR 1 equalled EUR 1.142290.
SUBSCRIPTIONS OR COMMITMENTS BY THE FEDERAL REPUBLIC
TO INTERNATIONAL FINANCIAL ORGANIZATIONS
AS OF DECEMBER 31, 2006

	Subscription or
	Commitment by the	Amount
Name of Organization	Federal Republic(1)	Paid In
	(U.S.$ millions)
International Monetary Fund(2)	19,569.5	19,569.5
International Bank for Reconstruction and Development(3)	8,734.0	542.9
International Development Association (IDA)(3)(6)	15,936.6	15,936.6
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	35,097.4	1,756.2
African Development Bank(3)	1,081.3	108.3
African Development Fund(3)	1,798.8	1,708.3
Asian Development Bank(3)	2,302.8	161.3
Asian Development Fund(3)	1,908.3	1,761.6
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	12.5
Fund for Special Operations(3)	241.9	241.9
International Fund for Agricultural Development (IFAD)(3)	322.5	282.5
Caribbean Development Bank(3)	37.6	8.2
Special Development Fund of the Caribbean Development Bank(3)	63.0	50.9
European Bank for Reconstruction and Development (EBRD)(3)(5)	2,248.1	590.0
Council of Europe Development Bank (CEB)(3)(5)	725.4	80.1

(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 = $ 1.42927.

(2)	Source: computation provided by Ministry of Finance on the basis of data by the International Monetary Fund.

(3)	Source: computation provided by Ministry of Finance, Ministry for Economic Cooperation and Development.

(4)	Source: computation provided by Ministry of Finance: Euro exchange rate of the European Central Bank at year-end 2006, which was EUR 1 per $ 1.3170.

(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 29, 2006, which was EUR 1 per $ 1.3197.

(6)	Source: Worldbank Annual Report 2005. The amount does not differentiate between amount subscribed and paid-in.